Filed Pursuant to Rule 424(b)(3)
Registration No. 333-179148
PROSPECTUS

XSTELOS HOLDINGS, INC.
630 FIFTH AVENUE, SUITE 2260
NEW YORK, NY 10020
(201) 934-2000
April 26, 2012
Dear Footstar, Inc. Stockholders:

On January 19, 2012, the board of directors of Footstar, Inc., or Footstar, approved a Plan of Reorganization pursuant to which Footstar contributed all of its assets to a newly formed company, Xstelos Holdings, Inc., or Xstelos. In exchange for the contribution of all of its assets, Xstelos assumed all of Footstar’s liabilities and issued all of its shares to Footstar. Upon the effectiveness of Xstelos’s registration statement, of which the enclosed prospectus forms a part, Footstar will make a pro rata distribution of Xstelos’s shares to Footstar stockholders. As a result of the distribution, Footstar stockholders will receive one share of Xstelos common stock for each one share of Footstar common stock held at the close on business on the distribution record date, April 23, 2012.

After the distribution is completed, stockholders of Footstar will own all of the outstanding shares of common stock of Xstelos, which will be proportionate to their percentage ownership of Footstar shares on the distribution record date, April 23, 2012. Footstar will continue to dissolve in accordance with its plan of dissolution and cease to exist on May 5, 2012. Xstelos will continue to operate the Footstar business as a going concern following the distribution.

As a result of the contribution by Footstar of all of its assets in connection with the Plan of Reorganization, all of Footstar’s subsidiaries became subsidiaries of Xstelos, including Footstar Corporation, which became a wholly owned subsidiary of Xstelos.

No action is required on your part to receive your Xstelos shares. Footstar stockholders will not be required to pay anything to Footstar or Xstelos for the new stock or to surrender any certificates representing shares of Footstar stock. The distribution of Xstelos shares will generally not result in a taxable event for U.S. federal income tax purposes.

The enclosed prospectus describes the distribution of shares of Xstelos and contains important information about Xstelos and its business. If you have any questions regarding the distribution, please contact Jonathan M. Couchman at 630 Fifth Avenue, Suite 2260, New York, NY 10020 or by telephone at (201) 934-2000.

Sincerely,

/s/ Jonathan M. Couchman
Jonathan M. Couchman President and Chief Executive Officer

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-179148
PROSPECTUS

Shares of Common Stock of

XSTELOS HOLDINGS, INC.

______________________

Xstelos Holdings, Inc., or Xstelos, is currently a wholly-owned subsidiary of Footstar, Inc., or Footstar. In the distribution described in this prospectus, Footstar will distribute all of the shares of Xstelos common stock, par value $0.001 per share, to Footstar stockholders as of April 23, 2012 on a pro rata basis. Immediately after the distribution is completed, Footstar stockholders will own all of the outstanding shares of common stock of Xstelos, which will be proportionate to their percentage ownership of Footstar shares as of April 23, 2012.

Immediately following this distribution, we will be an independent public company. Prior to this distribution, there has been no public market for our common stock.  We are currently in the process of seeking quotation of our common stock on the OTC Bulletin Board quotation system, or the OTCBB.

We are sending you this prospectus to describe the distribution. We expect the distribution to occur on or about April 26, 2012. You will receive your proportionate number of shares of Xstelos common stock through our transfer agent’s book entry registration system.

No stockholder action is necessary for you to receive your shares of Xstelos. This means that you (1) do not need to pay anything to Xstelos or Footstar and (2) you do not need to surrender any of your shares of Footstar to receive your shares of Xstelos. In addition, a stockholder vote is not required for the distribution to occur.

As you review this prospectus, you should carefully consider the matters described in “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is April 26, 2012

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Through and including May 21, 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This obligation is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

For Investors Outside the United States:  We have not done anything that would permit this distribution or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this distribution and the distribution of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. We believe that the statistical data, industry data and forecasts and market research are reliable.

PROSPECTUS SUMMARY

This summary highlights material information contained elsewhere in this prospectus and does not contain all of the information that you should consider with respect to the distribution. We urge you to read this entire prospectus carefully, including the “Risk Factors” section and consolidated financial statements and related notes appearing elsewhere in this prospectus. Unless the context provides otherwise, all references in this prospectus to “Xstelos,” “we,” “us,” “our,” or similar terms, refer to Xstelos Holdings, Inc., all references to “Footstar” refer to Footstar, Inc., and all references to “CPEX” refer to CPEX Pharmaceuticals, Inc.

Overview

We are a wholly owned subsidiary of Footstar, a Delaware corporation, which is a holding company that is currently winding down pursuant to the Amended Plan of Complete Dissolution and Liquidation of Footstar, Inc., referred to herein as the Plan of Dissolution, which was adopted by Footstar’s stockholders on May 5, 2009. On January 19, 2012, the board of directors of Footstar approved a Plan of Reorganization pursuant to which Footstar contributed all of its assets to Xstelos, including its cash, real estate and an 80.5% interest in CPEX, a pharmaceutical company. In exchange for the contribution of all of its assets, Xstelos assumed all of Footstar’s liabilities and issued all of its shares of common stock to Footstar. These shares constitute all of the outstanding shares of Xstelos capital stock.

In the distribution described in this prospectus, Footstar will distribute all of the Xstelos shares to holders of Footstar common stock as of April 23, 2012, the record date for the distribution, on a pro rata basis. Immediately after the distribution is completed, Footstar stockholders will own all of the outstanding shares of common stock of Xstelos, which shall be proportionate to their percentage ownership of Footstar shares as of the record date. Footstar will continue to dissolve in accordance with the Plan of Dissolution and cease to exist on May 5, 2012. Xstelos will continue to operate the business of Footstar and CPEX as a going concern following the distribution. No stockholder vote is required in connection with the distribution.

Corporate History

Footstar, the predecessor of Xstelos, is a holding company that is currently winding down pursuant to the Plan of Dissolution, which was adopted by Footstar’s stockholders on May 5, 2009.

Until the time it discontinued regular business operations in December 2008, Footstar had operated its business since 1961 through its subsidiaries principally as a retailer selling family footwear through licensed footwear departments in discount chains and wholesale arrangements. Commencing March 2, 2004, Footstar and most of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court. On February 7, 2006, Footstar successfully emerged from bankruptcy. As part of its emergence from bankruptcy, substantially all of Footstar’s business operations were related to the agreement pursuant to which it operated the licensed footwear departments in Kmart stores.

Following its emergence from bankruptcy, Footstar’s board of directors, with the assistance of investment bankers, evaluated a number of possible alternatives to enhance stockholder value, including acquisition opportunities, changes in the terms of Footstar’s principal contracts, including the early termination of or extension of the agreement with Kmart, the payment of one or more dividends, and the sale of its assets or stock. The board of directors determined the best course of action was to operate under the agreement with Kmart through its scheduled expiration at the end of December 2008.

On March 5, 2009, Footstar’s board of directors adopted and approved the Plan of Dissolution. On May 5, 2009, at a special meeting of stockholders of Footstar, the stockholders adopted and approved the Plan of Dissolution of Footstar, and in accordance therewith, a Certificate of Dissolution was filed with the Secretary of State of the State of Delaware and became effective on May 5, 2009. Subsequent to such time, the board of directors moved forward with the liquidation and worked toward selling all of Footstar’s remaining assets and settling all claims.  Immediately after adopting the plan of dissolution, Footstar adopted the liquidation basis of accounting.

In August 2010, the Footstar board of directors was made aware of an opportunity regarding a potential strategic transaction with CPEX. As part of its assessment as to whether to pursue a transaction with CPEX, the board of directors also reevaluated whether it continued to be advisable to continue liquidating Footstar pursuant to the Plan of Dissolution. The board of directors considered that, regardless of whether a transaction with CPEX was consummated, it may be advisable to suspend liquidating Footstar pursuant to the Plan of Dissolution and pursue strategic transactions as a going concern.

On January 3, 2011, CPEX, a Delaware corporation, FCB I Holdings Inc., a Delaware corporation and FCB I Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of FCB I Holdings, Inc., entered into an Agreement and Plan of Merger. On April 5, 2011, the transaction was consummated, FCB I Acquisition Corp. merged with and into CPEX, and CPEX became a wholly owned subsidiary of FCB I Holdings, Inc. and an indirectly, majority-owned subsidiary of Footstar.

CPEX is a wholly owned subsidiary of FCB I Holdings, Inc., which is owned 80.5% by Footstar Corporation, a Texas corporation, or Footstar Corp, and 19.5% by an unaffiliated investment holding company (the “Investment Holding Company”). Footstar Corp is a wholly owned subsidiary of Xstelos as a result of the Plan of Reorganization.

Following the acquisition of CPEX, Footstar submitted for stockholder approval a proposal to revoke its Plan of Dissolution at a special meeting of stockholders held July 21, 2011. Footstar was unable to obtain the necessary approval since under Delaware law the proposal needed to be approved by a majority of outstanding shares of record as of May 5, 2009, the date the Plan of Dissolution became effective. Accordingly, to ensure that the stockholders of Footstar will continue to derive the benefit of the CPEX business through its ownership by FCB I Holdings, Inc., the Footstar board of directors approved the Plan of Reorganization.

As a result of the contribution by Footstar, the previous owner of Footstar Corp, of all of its assets in connection with the Plan of Reorganization, Footstar Corporation became a wholly owned subsidiary of Xstelos. After the distribution, Xstelos will continue to operate the CPEX business through FCB I Holding, Inc. as a going concern.

After the distribution, Xstelos’s business and operations will be the same as the business and operations of Footstar prior to the distribution, and Xstelos’s consolidated assets and liabilities are the same as the consolidated assets and liabilities of Footstar prior to its contribution of its assets to and assumption of its liabilities by Xstelos in accordance with the Plan Reorganization.

Business of CPEX

CPEX has U.S. and international patents and other proprietary rights to technology that facilitates the absorption of drugs. Its platform drug delivery technology is based upon CPE-215®, which enhances permeation and absorption of pharmaceutical molecules across biological membranes such as the skin, nasal mucosa and eye. CPEX’s only product is Testim®, a gel for testosterone replacement therapy, which is a formulation of its technology with testosterone. Testim is licensed to Auxilium Pharmaceuticals, Inc., referred to herein as Auxilium, which is currently marketing it in the United States, Europe and Canada. Currently, all of our current revenue is derived from royalties on Testim sales. At the present time the only marketed product using CPEX’s CPE-215 technology is Testim.  Ser-120, a product candidate for the treatment of nocturia is currently in Phase 3 trials utilizing CPEX patented intranasal drug delivery technology licensed to Allergan, Inc.  No further products are in development at the present time.

For at least the 2012 fiscal year, Xstelos, through FCB I Holdings, Inc., intends to continue to operate the CPEX business, including realizing revenue from its licensing agreement with Auxilium. CPEX at present is committed to maximizing the value of its existing intellectual property portfolio, including exploring joint ventures, licensing arrangements or direct investment by CPEX. Accordingly, we intend to review our patents and the pharmaceutical market for potential opportunities to monetize our intellectual property, as well as generally consider and pursue strategic transactions in the best interest of Xstelos and its stockholders.

Directors and Officers

The directors of Xstelos are Jonathan M. Couchman, Steven D. Scheiwe and Adam W. Finerman. Jonathan M. Couchman is the President and Chief Executive Officer of Xstelos, and is its sole executive officer. The directors and officers of Xstelos are the same individuals who are the directors and officers of Footstar and will continue as the directors and officers of Xstelos following the distribution. The board of CPEX consists of Messrs. Couchman and Finerman and Dale B. Chappell, and such individuals will continue as the directors and officers of CPEX following the distribution. The compensation and benefits paid to the directors and executive officers of Xstelos will be the same as the compensation and benefits for directors and officers of Footstar.

As a result of the distribution, Xstelos’s directors and executive officers will own common stock of Xstelos, will be issued options to purchase Xstelos identical to their current holdings in Footstar and, to that extent, their interest in the distribution is the same as that of other Footstar stockholders and, after the distribution, Xstelos stockholders. The directors and executive officers of Xstelos are not receiving any additional consideration in connection with the distribution.

U.S. Federal Income Tax Consequences

Stockholders of Xstelos will generally for federal income tax purposes (1) recognize no gain or loss as a result of the distribution, (2) have an initial tax basis in the stock of Xstelos that is the same as their adjusted tax basis in their existing Footstar stock and (3) have a holding period for federal income tax purposes for the stock of Xstelos that includes their holding period for their existing stock of Footstar. See “United States Federal Income Tax Considerations,” below.

Net Operating Losses

Footstar has experienced substantial net operating losses, or NOLs, and may, subject to certain limitations, use such NOLs to offset certain net income generated in future periods and thereby reduce its payments for taxes in such future periods. Following the Transaction, such NOLs will continue to be available to Xstelos to the extent such NOLs may be used under applicable law to offset net income in future periods. As of December 31, 2011, Footstar had NOL carryforwards for federal income tax purposes of approximately $119.9 million, although there is no assurance Xstelos will be able to avail itself of all of these NOLs.

Risks Associated With Our Business

In executing our business strategy, we face significant risks and uncertainties, as more fully described in the section entitled “Risk Factors” on page 6, including the following risks:

•	CPEX’s wholly-owned subsidiary has substantial indebtedness and is highly leveraged (see page 6).

•
Currently, all of CPEX’s revenues to date have been generated from royalties on Auxilium’s sales of Testim, which may be subject to generic and branded competition in the future. Should sales of Testim decline, CPEX may be required to limit, scale back or cease operations (see page 6).

•	If CPEX’s existing patents do not afford adequate protection to it, CPEX’s competitors may be able to develop competing products (see page 7).

•	Our lack of an operating history makes it difficult to forecast our future results, making any investment in us highly speculative (see page 13).

•	We may be unable to realize the benefits of our net operating loss carryforwards (see page 15).

Moreover, Jonathan M. Couchman, our Chairman and Chief Executive Officer, will beneficially own 11,063,578 shares of common stock and options to purchase an additional 2,500,000 shares (on substantially the same terms as his previous option to acquire 2,500,000 shares of Footstar) after the distribution of shares in the distribution, which will represent 45.7% of the common stock of Xstelos, or 50.7% on an as-exercised basis.  Following the completion of this distribution, our executive officers, directors and principal stockholders and their affiliates, will own approximately 47.4% of our outstanding common stock, or 52.3% on a fully diluted basis, allowing them to exert significant influence regarding all matters submitted to our stockholders for approval.

Company Information

We were organized as a Delaware corporation on January 20, 2012 under the name “Xstelos Holdings, Inc.” Our principal executive offices are located at 630 Fifth Avenue, Suite 2260, New York, New York.  Our telephone number is (201) 934-2000.

If you have any questions about the distribution or would like additional copies of this prospectus, you should contact Jonathan M. Couchman at 630 Fifth Avenue, Suite 2260, New York, NY 10020 or by telephone at (201) 934-2000.

Summary of the Distribution

The Distribution	The distribution is part of the Plan of Reorganization, whereby Xstelos will become a publicly traded company and succeed to Footstar’s reporting obligations.
Distributing Company	Footstar. After the distribution, Footstar stockholders will own all of the outstanding shares of Xstelos on a pro rata basis.
Securities to Be Distributed
24,231,737 shares of Xstelos. Immediately following the distribution, approximately 2,000 stockholders of record will hold shares of Xstelos common stock on a pro rata basis to their Footstar holdings as of April 23, 2012, the record date for the distribution. Jonathan M. Couchman will receive an option to purchase 2,500,000 shares of Xstelos at $0.35 per share, which will have terms substantially similar to his current option to acquire 2,500,000 shares of Footstar for $0.35 per share.

Distribution of Shares
On or shortly after the distribution date, beneficial owners of shares of Footstar common stock on April 23, 2012, the record date for the distribution, will receive their shares of Xstelos through our transfer agent’s book entry registration system.

Distribution Ratio	Each holder of Footstar common stock will receive one share of Xstelos common stock for each one share of Footstar common stock held as of the April 23, 2012, the record date for the distribution.
Distribution Record Date	April 23, 2012 (close of business).
Distribution Date	Expected to be on or about April 26, 2012.
Distribution Agent	Securities Transfer Corporation.
Registrar and Transfer Agent	Securities Transfer Corporation.
Use of Proceeds	Because this is not an offering for cash, there will be no proceeds to Xstelos from the distribution.
Market for Our Common Stock	We are currently in the process of seeking quotation of our common stock on the OTC Bulletin Board quotation system, or the OTCBB.
Tax Consequences
The receipt of Xstelos common stock in the distribution will generally not be a taxable event to Xstelos stockholders for U.S. federal income tax purposes. See “United States Federal Income Tax Considerations,” below.

Risk Factors
Investing in our common stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 6.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following risk factors, as well as the other information in this prospectus (including our financial statements and the related notes appearing at the end of this prospectus), before deciding whether to invest in our common stock.  The occurrence of any of the following risks could harm our business, financial condition, results of operations or growth prospects.  In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Business of Xstelos

CPEX’s wholly-owned subsidiary has substantial indebtedness and is highly leveraged.

FCB I LLC, or FCB LLC or the Borrower, a wholly owned subsidiary of CPEX, borrowed approximately $64 million in the form of a secured term loan to FCB LLC in connection with the acquisition of CPEX. The term loan bears interest at “LIBOR” plus 16% per annum and matures on the earlier of January 3, 2026 or the date any of CPEX’s patents that are associated with Testim expire, and contains customary events of default for loans of such nature. A substantial portion of future cash flow, if any, will be dedicated to the payment of principal and interest on FCB LLC’s indebtedness, and may not be sufficient to fund CPEX’s projected cash needs. CPEX may not be able to access additional sources of financing, if needed, on similar terms or pricing as those that are currently in place, or at all, or otherwise obtain other sources of funding. An inability to access replacement or additional sources of financing to fund the repayment of its debt could adversely affect CPEX’s financial condition and ability to make payments on its debt.

Currently, all of CPEX’s revenues to date have been generated from royalties on Auxilium’s sales of Testim, which may be subject to generic and branded competition in the future. Should sales of Testim decline, CPEX may be required to limit, scale back or cease operations.

All of CPEX’s revenues have been derived through royalty income from the only commercialized product utilizing CPEX’s CPE-215 technology, Testim®, which is sold by Auxilium. At the present time, CPEX has no other products. Testim® royalties totaled $23.3 million, $18.7 million and $5.9 million in the years ended December 31, 2010 and 2009 and for the period of January 1, 2011 through April 5, 2011 of CPEX, respectively, and $19.4 million for the fiscal year ended December 31, 2011 of Footstar Corp. The only expenses regarding Testim® that CPEX has incurred during this period are patent maintenance costs and legal expenses, which have not been material. Though CPEX believes that Auxilium intends to continue commercialization of Testim, sales of this product are subject to the following risks, among others:

•
pressure from existing or new competing products, including branded and generic products, that may provide therapeutic, convenience or pricing advantages over Testim or may garner a greater share of the market;

•
the availability of reimbursement for the cost of such products and related treatment from third-party healthcare payors, such as the government, private insurance plans and managed care organizations;

•	growth of competitors in the androgen market where Testim® competes; and

•	commercialization priorities of Auxilium.

In October 2008, CPEX and Auxilium received notice that Upsher-Smith Laboratories, Inc., or Upsher-Smith, filed an Abbreviated New Drug Application, or ANDA, containing a paragraph IV certification in which it certified that it believes that its proposed testosterone gel product does not infringe CPEX’s patent covering Testim®, U.S. Patent No. 7,320,968, or the ’968 Patent. The ’968 Patent claims a method for maintaining effective blood serum testosterone levels for treating a hypogonadal male, and will expire in January 2025. The ’968 Patent is listed for Testim® in Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book), published by the FDA. Upsher-Smith’s paragraph IV certification sets forth allegations that the ’968 Patent will not be infringed by the manufacture, use, or sale of the product for which the ANDA was submitted. On December 4, 2008, CPEX and Auxilium filed a Hatch-Waxman patent infringement lawsuit in the United States District Court for the District of Delaware against Upsher-Smith, seeking injunctive and declaratory relief. The Court docketed this case as Civil Action No. 08-908-SLR. In June 2009, Upsher-Smith amended its answer to the complaint to include a defense and counterclaim of invalidity of the ‘968 Patent, which CPEX and Auxilium have denied. CPEX and Auxilium filed a reply to the counterclaim in July 2009 denying the invalidity of the ’968 Patent. A patent issued by the U.S. Patent and Trademark Office, such as the ’968 Patent, is presumed valid. As of the date of this filing, the lawsuit remains pending; however, the case was administratively closed in December of 2011 and will remain closed until further order of the Court. Should Testim® sales be adversely impacted by any of the above risks, CPEX’s revenues will be reduced.

Auxilium and FCB LLC received in April 2012 a notice from Watson Laboratories, Inc., or Watson Laboratories, that advises them of Watson Laboratories’ filing of an ANDA containing a Paragraph IV certification under 21 U.S.C. Section 355(j) for testosterone gel. This Paragraph IV certification notice refers to FCB LLC’s nine U.S. patents covering Testim®, 1% testosterone gel, that are listed in Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book), published by the FDA.  The referenced patents will expire between 2023 and 2025. Auxilium and FCB are currently reviewing the details of this notice from Watson.

In addition, Testim royalty income is dependent upon CPEX’s ability to maintain its intellectual property covering Testim. Should CPEX be unable to maintain its intellectual property position covering Testim, royalty income would be impaired.

If CPEX is unable to meet its responsibilities under any of its agreements, it may lose potential business and be subject to penalties and other damages.

CPEX has a licensing agreement with Auxilium pursuant to which CPEX licenses its CPE-215 with a testosterone formulation to Auxilium and receives royalties of 12% from Auxilium based upon Auxilium’s sales of Testim. This royalty stream is CPEX’s only source of current revenue. If CPEX does not maintain adequate patent protection for Testim, the royalty rate due to CPEX would be reduced to 2%. To date CPEX has not experienced a reduction in the royalty rate due to loss of patent protection and CPEX recently obtained patents that cover the application of testosterone with CPE-215 in the U.S. and in foreign countries that continue through 2023.

Disputes may arise with respect to certain of CPEX’s development agreements regarding the development and commercialization of products, which incorporate its intellectual property. These disputes could lead to delays in commercialization of products incorporating CPEX’s technologies or termination of the agreements.

If CPEX’s existing patents do not afford adequate protection to it, CPEX’s competitors may be able to develop competing products.

The basic patent disclosing and claiming CPE-215 technology expired in the U.S. in June 2008 and most foreign markets in 2006. The patent also expired in Canada in 2010. CPEX has filed applications in many countries that cover the application of testosterone with CPE-215. Patents for the application of testosterone with CPE-215 have been issued to CPEX in various countries, including the U.S., Canada and Europe that continue through 2023. As such, CPEX does not anticipate a significant impact from the expiration of the basic CPE-215 patent on the current Testim royalty rates due to CPEX or on CPEX’s plan of operation or future business plans. CPEX also has pending applications for other applications involving CPE-215 technology. If CPEX’s pending applications covering various applications involving CPE-215 technology are not issued as patents or if CPEX’s patents do not afford adequate protection to CPEX or its licensees, its competitors may be able to use information from CPEX’s expired and soon to expire patents to develop, manufacture and market products that compete with CPEX’s products, as well as other products using CPE-215 that CPEX otherwise might have developed.

CPEX’s patent positions and intended proprietary or similar protections are uncertain.

CPEX has filed a number of patent applications and has been granted licenses to, or has acquired, a number of patents. CPEX cannot be assured, however, that any of its issued or licensed patents will afford adequate protection to CPEX or its licensees. Furthermore, prosecuting an infringement claim is expensive and time consuming, and the outcome is unpredictable. CPEX cannot determine the ultimate scope and validity of patents that are now owned by or may be granted to third parties, the extent to which CPEX may wish, or be required, to acquire rights under such patents or the cost or availability of such rights. In the event that patent protection for technologies expire, or are not extended, revenues derived from such technologies may be reduced significantly.

Competitors may interfere with CPEX’s patent process in a variety of ways. Competitors may claim that they invented the claimed invention prior to CPEX. Competitors also may claim that CPEX is infringing their patents, interfering with or preventing the use of their technologies. Competitors also may contest CPEX’s patents by showing the patent examiner that the invention was not original, was not novel or was obvious. A competitor could claim that CPEX’s issued patents are not valid for a variety of other reasons as well.

CPEX also relies on trade secrets, unpatented proprietary technologies and continuing technological innovations in the development and commercialization of its products. CPEX cannot be assured that others will not independently develop the same or similar technologies or obtain access to its proprietary technologies. It is unclear whether CPEX’s trade secrets will be protected under law. While CPEX uses reasonable efforts to protect its trade secrets, its employees or consultants may unintentionally or willfully disclose its information to competitors. CPEX’s employees and consultants with access to its proprietary information have entered into or are subject to confidentiality arrangements with it and have agreed to disclose and assign to it any ideas, developments, discoveries and inventions that arise from their activities for it. CPEX cannot be assured, however, that others may not acquire or independently develop similar technologies or, if effective patents in applicable countries are not issued with respect to CPEX’s products or technologies, that it will be able to maintain information pertinent to such research as proprietary technologies or trade secrets. Enforcing a claim that another person has illegally obtained and is using CPEX’s trade secrets, like patent litigation, is expensive and time consuming, and the outcome is unpredictable. In addition, CPEX may be subject to the jurisdiction of courts outside the U.S., some of which may be less willing to protect trade secrets.

Products using CPEX technology may not achieve commercial success.

CPEX is unable to predict whether any of its products will receive regulatory approvals or be successfully developed, manufactured or commercialized. Further, due to the extended testing and regulatory review process required before marketing clearance can be obtained, the time periods before commercialization of any of these products are long and uncertain. Risks during development include the possibility that:

•	any or all of the proposed products will be found to be ineffective;

•	the proposed products will have adverse side effects or will otherwise fail to receive necessary regulatory approvals;

•	the proposed products may be effective but uneconomical to market; or

•	other pharmaceutical companies may market equivalent or superior products.

If medical doctors do not prescribe CPEX’s products or the medical profession does not accept CPEX’s products, its ability to maintain its revenues will be limited.

CPEX’s business is dependent on market acceptance of its products by physicians, hospitals, pharmacists, patients and the medical community. At the present time the only marketed product using CPEX’s CPE-215 technology is Testim.  Ser-120, a product candidate for the treatment of nocturia is currently in Phase 3 trials utilizing CPEX patented intranasal drug delivery technology licensed to Allergan, Inc.  No further products are in development at the present time. Willingness to prescribe CPEX’s products depends on many factors, including:

•	perceived efficacy of its products;

•	convenience and ease of administration;

•	prevalence and severity of adverse side effects in both clinical trials and commercial use;

•	availability of alternative treatments;

•	cost effectiveness;

•	effectiveness of marketing strategy and the pricing of products;

•	publicity concerning CPEX’s products or competing products; and

•	ability to obtain or maintain third-party coverage or reimbursement.

Even though regulatory approval has been received for Testim, and even if any other product candidates developed by CPEX or incorporating its drug delivery technology receive regulatory approval, physicians may not prescribe these products if they are not promoted effectively. In addition, CPEX has a limited ability to influence factors that could affect success in marketing any such products, which include:

•	the effectiveness of the sales force for the product;

•	the effectiveness of the production, distribution and marketing capabilities for the product;

•	the success of competing products; and

•	the availability and extent of reimbursement from third-party payors.

CPEX will rely on strategic partners to conduct clinical trials and commercialize products that use its drug delivery technology.

In light of CPEX’s limited development resources and the significant time, expense, expertise and infrastructure necessary to bring new drugs and formulations from inception to market, CPEX is particularly dependent on resources from third parties to commercialize products incorporating its technologies. CPEX must enter into agreements with strategic partners to conduct clinical trials, manufacturing, marketing and sales necessary to commercialize product candidates. In addition, CPEX’s ability to apply its drug delivery technologies to any proprietary drugs will depend on its ability to establish and maintain strategic partnerships or other collaborative arrangements with the holders of proprietary rights to such drugs. Arrangements with strategic partners may be established through a single comprehensive agreement or may evolve over time through a series of discrete agreements, such as letters of intent, research agreements and license agreements. CPEX cannot be assured that it will be able to establish such strategic partnerships or collaborative arrangements on favorable terms or at all or that any agreement entered into with a strategic partner will lead to further agreements or ultimately result in commercialization of a product.

In collaborative arrangements, CPEX will depend on the efforts of its strategic partners and will have limited participation in the development, manufacture, marketing and commercialization of the products subject to the collaboration. CPEX cannot be assured that these strategic partnerships or collaborative arrangements will be successful, nor can CPEX be assured that strategic partners or collaborators will not pursue alternative technologies or develop alternative products on their own or with others, including its competitors. In addition, CPEX’s collaborators or contract manufacturers will be subject to regulatory oversight which could delay or prohibit its development and commercialization efforts. Moreover, CPEX could have disputes with its existing or future strategic partners or collaborators. Any such disagreements could lead to delays in the research, development or commercialization of potential products or could result in time-consuming and expensive litigation or arbitration.

CPEX’s only product is Testim, which is licensed to and sold by Auxilium. CPEX has a licensing agreement with Auxilium pursuant to which CPEX licenses its CPE-215 with a testosterone formulation to Auxilium and receives royalties of 12% from Auxilium based upon Auxilium’s sales of Testim. We are responsible for preparing, prosecuting and maintaining the Testim patents.  In the event that we do not have, or do not maintain an enforceable patent in a country in which Auxilium products are sold, the royalty rate due to us from sales in that particular country reduces from the aforementioned rates to a rate in the low single-digits. This royalty stream is CPEX’s only source of current revenue. The license arrangement continues for an indefinite term but it is terminable by CPEX if Auxilium fails to make timely payments and may also be terminated by either party if (i) the other party becomes insolvent, (ii) the other party fails to cure a breach within 30 days or (iii) CPEX is dissolved.

If any of CPEX’s product candidates for which it receives regulatory approval do not achieve broad market acceptance, the potential revenues that CPEX may generate from their sales will be limited.

The commercial success of CPEX’s product candidates for which CPEX, or its strategic partners, obtains marketing approval from the FDA or other regulatory authorities will depend upon the acceptance of these products by the medical community and coverage and reimbursement of them by third-party payors, including government payors. The degree of market acceptance of any of CPEX’s approved products will depend on a number of factors, including:

•	limitations or warnings contained in a product’s FDA-approved labeling;

•
changes in the standard of care for the targeted indications for either of CPEX’s product candidates could reduce the marketing impact of any superiority claims that CPEX could make following FDA approval;

•	limitations inherent in the approved indication for either of CPEX’s product candidates compared to more commonly-understood or addressed conditions; and

•	potential advantages over, and availability of, alternative treatments.

CPEX’s, or its strategic partners, ability to effectively promote and sell its product candidates will also depend on pricing and cost effectiveness, including its ability to produce a product at a competitive price and its ability to obtain sufficient third-party coverage or reimbursement. CPEX will also need to demonstrate acceptable evidence of safety and efficacy as well as relative convenience and ease of administration. Market acceptance could be further limited depending on the prevalence and severity of any expected or unexpected adverse side effects associated with CPEX product candidates. If CPEX product candidates are approved but do not achieve an adequate level of acceptance by physicians, health care payors and patients, CPEX may not generate sufficient revenue from these products, and CPEX may not become or remain profitable. In addition, CPEX’s, or its strategic partners, efforts to educate the medical community and third-party payors on the benefits of its product candidates may require significant resources and may never be successful.

Pharmaceutical pricing, changes in third-party reimbursement and governmental mandates are uncertain and may adversely affect CPEX.

Successful commercialization of CPEX’s products may depend on the availability of reimbursement for the cost of such products and related treatment from third-party healthcare payors, such as the government, private insurance plans and managed care organizations. Third-party payors are increasingly challenging the price of medical products and services. Such reimbursement may not be available for CPEX’s products at all or for the duration of the recommended treatment with a drug, which could materially adversely affect CPEX’s, or its strategic partners, ability to commercialize that drug. The increasing emphasis on managed care in the U.S. continues to increase the pressure on pharmaceutical pricing. Some governmental agencies can compel companies to continue to produce products that are not profitable for the company due to insufficient supply. In the U.S., there have been a number of federal and state proposals to implement similar government controls. CPEX anticipates that there will continue to be a number of proposals in the U.S., as has been the case in many foreign markets. The announcement or adoption of such proposals could adversely affect CPEX. Further, CPEX’s, or its strategic partners, ability to commercialize its products may be adversely affected to the extent that such proposals materially adversely affect the business, financial condition and profitability of companies that are prospective strategic partners.

The cost of healthcare in the U.S. and elsewhere continues to be a subject of investigation and action by various governmental agencies. Certain resulting legislative proposals may adversely affect CPEX. For example, governmental actions to further reduce or eliminate reimbursement for drugs may directly diminish CPEX’s markets. In addition, legislative safety and efficacy measures may be invoked that lengthen and increase the costs of drug approval processes. Further, social, economic and other broad policy legislation may induce unpredictable changes in the healthcare environment. If any of these measures are enacted in some form, they may have a material adverse effect on CPEX’s results of operations.

Any of CPEX’s products candidates may fail or be delayed in clinical trials.

Any human pharmaceutical product developed by CPEX or a collaboration partner of CPEX’s would require clearance by the FDA for sales in the United States and by comparable regulatory agencies for sales in other countries. The process of conducting clinical trials and obtaining FDA and other regulatory approvals is expensive, takes several years and cannot be assured of success. In order to obtain FDA approval of any new product candidates using CPEX’s technologies, a New Drug Application, or a NDA, must be submitted to the FDA demonstrating that the product candidate, based on preclinical research, animal studies and human clinical trials, is safe for humans and effective for its intended use. Positive results from preclinical studies and early clinical trials do not ensure positive results in more advanced clinical trials designed to permit application for regulatory approval. CPEX’s product candidates may suffer significant setbacks in clinical trials, even in cases where earlier clinical trials show promising results. Any of CPEX’s new product candidates may produce undesirable side effects in humans that could cause CPEX, its strategic partners or regulatory authorities to interrupt, delay or halt clinical trials of a product candidate. CPEX or its collaboration partners, the FDA or other regulatory authorities, may suspend CPEX’s clinical trials at any time if it or they believe the trial participants face unacceptable health risks or if they find deficiencies in any of the regulatory submissions for the product candidate. Other factors that can cause delay or terminate clinical trials include:

•	slow or insufficient patient enrollment;

•	slow recruitment and completion of necessary institutional approvals at clinical sites;

•	longer treatment time required to demonstrate efficacy;

•	lack of sufficient supplies of the product candidate;

•	adverse medical reactions or side effects in treated patients;

•	lack of effectiveness of the product candidate being tested;

•	regulatory requests for additional clinical trials; and

•	instability of the pharmaceutical formulations.

A delay or termination of any of CPEX’s, or its strategic partners, clinical trials may have a material adverse effect on CPEX’s results of operations.

Regulatory approvals must be maintained for products incorporating CPEX’s technology and, if approvals are withdrawn, commercialization of these products must be suspended or abandoned.

Government regulations in the United States and other countries have a significant impact on CPEX’s business and affect the research, development and marketing of products incorporating its technology. In the United States and other countries, governmental agencies have the authority to regulate the distribution, manufacture and sale of drugs. Failure to comply with applicable regulatory requirements can, among other things, result in fines, suspension or withdrawal of regulatory approvals, product recalls, operating restrictions and/or criminal prosecution. In addition, governmental regulations may be established that could modify or rescind regulatory approval of CPEX’s products.

If CPEX cannot keep pace with rapid technological change and meet the intense competition in CPEX’s industry, it may not succeed.

CPEX’s success depends, in part, on achieving and maintaining a competitive position in the development of products and technologies in a rapidly evolving industry. Specifically, Testim®, CPEX’s sole commercial product, faces substantial competition from AndroGel®, marketed by Abbott Laboratories, Axiron®, marketed by Lilly USA, LLC, and Androderm®, marketed by Watson Pharmaceuticals, Inc.

The competitive position of CPEX’s drug delivery technologies is subject to the possible development by others of superior technologies. Other drug delivery technologies, including oral and injection methods, have wide acceptance, notwithstanding certain drawbacks, and are the subject of improvement efforts by other entities having greater resources. In addition, CPEX’s drug delivery technologies are limited by the number and commercial magnitude of drugs with which they can successfully be combined.

CPEX may incur substantial liabilities and may be required to limit commercialization of its products in response to product liability claims.

The testing and marketing of pharmaceutical products entails an inherent risk of product liability. CPEX may be held liable to the extent that there are any adverse reactions from the use of its products. CPEX’s products involve new methods of delivery for drugs, some of which may require precautions to prevent unintended use, especially since they are designed for patients’ self-use rather than being administered by medical professionals. The FDA may require CPEX to develop a comprehensive risk management program for its products. The failure of these measures could result in harmful side effects or death. As a result, consumers, regulatory agencies, pharmaceutical companies or others might make claims against CPEX or Xstelos. If CPEX or Xstelos cannot successfully defend themselves against product liability claims, they may incur substantial liabilities, lose market share or be required to limit commercialization of CPEX’s products.

Regardless of merit or eventual outcome, liability claims may result in:

•	withdrawal of clinical trial participants;

•	termination of clinical trial sites or entire trial programs;

•	decreased demand for CPEX product candidates;

•	impairment of CPEX business reputation;

•	costs of related litigation;

•	substantial monetary awards to patients or other claimants;

•	loss of revenues; and

•	the inability to commercialize CPEX product candidates.

CPEX’s inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could inhibit or prevent the commercialization of pharmaceutical products CPEX develops alone or with corporate collaborators. CPEX maintains $10.0 million in product liability and clinical trials insurance in the U.S. at an approximate cost of $70,000 per policy year. While management believes this insurance is reasonable for conducting clinical trials, CPEX cannot be assured that any of this coverage will be adequate to protect it in the event of a claim. CPEX, or any corporate collaborators, may not be able to obtain or maintain insurance at a reasonable cost, if at all. Even if CPEX’s agreements with any future corporate collaborators entitle CPEX to indemnification against losses, such indemnification may not be available or adequate if any claim arises.

The discovery of any new side effects or negative efficacy findings for CPEX’s products could significantly harm CPEX’s business.

While the safety of CPEX’s products has been, is being, and will be extensively studied in clinical trials there can be no assurance that new or more serious side effects or negative efficacy findings may not be discovered based on long term safety and efficacy studies or required reporting of adverse events regarding any of CPEX’s products after each such product has been marketed, any of which could severely harm CPEX’s business and result in one or more of the following regulatory events:

•	a voluntary or involuntary recall or market withdrawal of the applicable product;

•	labeling changes such as restriction on intended uses, additional contraindications, warnings, precautions, or adverse reactions that would limit the applicable product’s market potential;

•	a “boxed” warning on the label;

•	imposition of post-marketing surveillance studies or risk management programs;

•	distribution restrictions; and

•	adverse publicity.

In addition, one or more of the above factors would also have the potential to negatively impact regulatory registrations for the applicable product in other countries.

As with many pharmaceutical products, the use of Testim sometimes under certain circumstances produces undesirable side effects or adverse reactions or events, which are referred to collectively as “adverse events.” For the most part, these adverse events are known, are expected to occur at some frequency and are described in the products’ labeling. Possible adverse events of Testim include potential harm to women, infants and children (Testim is not intended for use in women, infants or children), potentiation of enlargement of prostate gland, possible increased risk of prostrate cancer, lowered sperm count, swelling of ankles, feet or body (with or without heart failure), enlarged or painful breasts, sleep apnea, blood clots in legs, skin irritation, increased red blood cell count, headache and increased blood pressure.

Xstelos Risks

Our lack of an operating history makes it difficult to forecast our future results, making any investment in us highly speculative.

While we currently have nominal operations, we have no operating history, and as such, our historical financial and operating information is of limited value in predicting our future operating results. Our current and future expense levels are based largely on our investment plans and estimates of future revenue. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which could then force us to curtail or cease our business operations.

Xstelos could incur significant liability because it has assumed all of the liabilities of Footstar.

In connection with the Plan of Reorganization, Xstelos assumed all of the liabilities of Footstar, whether known or unknown, and whether arising on, prior to or after the date of adoption of the Plan of Reorganization. While we are unaware of any material liability of Footstar that exists or may arise, there is a risk Xstelos will incur substantial liability in the future as a result of its assumption of Footstar’s liabilities.

Our sole officer, Jonathan Couchman, has no prior experience in running a pharmaceutical company.

Our sole executive officer has no experience in operating a pharmaceutical company prior to the acquisition of CPEX by Footstar.  Due to his lack of experience, our sole executive officer may make wrong decisions and choices regarding key decisions on behalf of us.  We may suffer negative consequences due to management’s lack of experience in the pharmaceutical industry.

Risks Relating to this Distribution and Ownership of Our Common Stock

After this distribution, our executive officers, directors and principal stockholders will have significant influence regarding all matters submitted to our stockholders for approval.

Jonathan M. Couchman, our Chairman and Chief Executive Officer, will beneficially own 11,063,578 shares of common stock and options to purchase an additional 2,500,000 shares at $0.35 per share after the distribution of shares in the distribution, which will represent 45.7% of the common stock of Xstelos, or 50.7% on a fully diluted basis.  Following the completion of this distribution our executive officers, directors and principal stockholders and their affiliates, will beneficially own approximately 47.4% of our outstanding common stock, or 52.3% on a fully diluted basis, allowing them to exert significant influence regarding all matters submitted to our stockholders for approval.  For example, these persons, if they choose to act together, will exercise significant influence with respect to the election of directors and approval of any merger, consolidation, sale of all or substantially all of our assets or other business combination or reorganization.  This concentration of voting power could delay or prevent an acquisition of us on terms that other stockholders may desire.  The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders, and might affect the prevailing market price for our securities.

We are currently in the process of seeking quotation of our common stock on the OTC Bulletin Board quotation system, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on a national securities exchange and result in our stockholders not receiving the benefit of our being subject to the listing standards of a national securities exchange.

We are currently in the process of seeking quotation of our common stock on the OTC Bulletin Board quotation system, or the OTCBB, which is a FINRA-sponsored and operated inter-dealer automated quotation system. Quotation of our common stock on the OTCBB will limit the liquidity and price of our common stock more than if our common stock was quoted or listed on the a national securities exchange. Lack of liquidity will limit the price at which you may be able to sell our securities or your ability to sell our securities at all. We are currently taking steps to ensure our common stock is quoted on the OTCBB as soon as practicable on or after the date of this prospectus, however there is no guarantee that we will be quoted on the OTCBB at any time.

Furthermore, for companies whose securities are quoted on the OTCBB, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Transfer restrictions in our Certificate of Incorporation and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.

Transfer restrictions in our Certificate of Incorporation could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders or remove our current management. Subject to certain exceptions, including prior exemption by the board of directors, our Certificate of Incorporation prohibits and makes void ab initio certain transfers of our common stock, to the extent that after giving effect to such purported transfer (i) the purported transferee would become a 4.75% or greater holder of our common stock, (ii) the ownership of a 4.75% stock holder’s common stock, prior to giving effect to the purported transfer, would be increased or (iii) the transfer creates a new “public group” under Treasury Section 1.382-2T(j)(3)(i).

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

State securities laws may limit secondary trading, which may restrict the state in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

Our common stock may be deemed a “penny stock,” which would make it more difficult for our stockholders investors to sell their shares.

Our common stock is subject to the “penny stock” rules adopted under section 15(g) of the Exchange Act of 1934, as amended, or the Exchange Act.  The penny stock rules apply to non-Nasdaq companies whose common stock trades at less than $5.00 per share or that have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years).  These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  If we remain subject to the penny stock rules for any significant period, that could have an adverse effect on the market, if any, for our securities.  If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of the common stock.

Risks Related to Xstelos’s Use of Net Operating Losses and Other Tax Matters

We may be unable to realize the benefits of our net operating loss carryforwards.

If we undergo an ownership change, we or a successor might be unable to use all or a significant portion of our net operating loss to offset taxable income.  In order to avoid an adverse impact on our ability to utilize our net operating losses, or NOLs, for federal income tax purposes, our Certificate of Incorporation contains certain provisions intended to prevent an ownership change within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, from occurring. Footstar Corporation has experienced substantial NOLs, and may use such NOLs to offset certain net income generated in future periods and thereby reduce its payments for taxes in such future periods. Following the Transaction, such NOLs will continue to be available to Xstelos to the extent such NOLs may be used under applicable law to offset net income in future periods. As of December 31, 2011, Footstar Corporation had NOL carryforwards for federal income tax purposes of approximately $119.9 million, although there is no assurance Xstelos will be able to avail itself of all of these NOLs.  It should be noted that there may be certain limitations other than those potentially imposed by Section 382 of the Code on our ability to use Footstar Corporation’s NOLs to offset certain taxable income, including, potentially, income generated in respect of the CPEX business.

For accounting purposes, we cannot currently conclude that it is more likely than not that certain deferred tax assets, including our net operating losses, will be realized and, as a result, we have recorded a non-cash valuation allowance for these certain net deferred tax assets.

Our financial results may suffer if we have to write-off goodwill or intangible assets.

A significant portion of our total assets consist of goodwill and intangible assets in connection with the acquisition of CPEX and related licensing agreement with Auxilium for Testim. Goodwill and intangible assets, net of accumulated amortization, accounted for 65.9% of the total assets on our consolidated balance sheet as of December 31, 2011. We may not be able to realize the value of our goodwill or intangible assets. We evaluate on a regular reporting basis whether events and circumstances have occurred that indicate that all or a portion of the carrying amount of goodwill or other intangible assets may no longer be recoverable. Under current accounting rules, any determination that impairment has occurred would require us to write-off the impaired portion of our goodwill or the unamortized portion of our intangible assets, resulting in a charge to our earnings. Such a write-off could have a material adverse effect on our financial condition and results of operations.

Future legislation may result in Xstelos being unable to realize the tax benefits of the NOLs.

It is possible that legislation or regulations will be adopted that would limit Xstelos’s ability to use the tax benefits associated with the NOLs. However, Xstelos is not aware of any proposed changes in the tax laws or regulations that would materially impact the ability of Xstelos to use the NOLs.

Xstelos may not be able to make use of the existing tax benefits of the NOLs because Xstelos may not generate taxable income.

The use of the NOLs is subject to uncertainty because it is dependent, in part, upon the amount of United States taxable income and capital gains generated by Xstelos. Xstelos has not consistently generated taxable income on an annual basis, and there can be no assurance that Xstelos will have sufficient taxable income or capital gains in the United States in future years to use the NOLs before they expire.

The IRS could challenge the amount of the NOLs or claim that Xstelos experienced an ownership change, which could reduce the amount of NOLs that Xstelos can use.

The amount of the NOLs has not been audited or otherwise validated by the IRS. The IRS could challenge Xstelos’s view of the amount of its NOLs, which could result in an increase in the liability of Xstelos in the future for U.S. income taxes.

We may be considered a “personal holding company” and may be required to pay personal holding company taxes, which would have an adverse effect on our cash flows, results of operations and financial condition.

The Code requires any company that qualifies as a “personal holding company” to pay personal holding company taxes in addition to regular income taxes. A company qualifies as a personal holding company if (1) more than 50.0% of the value of the company’s stock is held by five or fewer individuals and (2) at least 60.0% of the company’s adjusted ordinary gross income constitutes personal holding company income. Management has not yet determined whether we will be considered a personal holding company after the distribution. If we are considered a personal holding company, our undistributed personal holding company income, which is generally taxable income with certain adjustments, including a deduction for federal income taxes and dividends paid, will be taxed at a rate of 15.0% under current law, though such rate is scheduled to return to ordinary income tax rates for tax years beginning on or after January 1, 2013. Whether or not we or any of our subsidiaries are classified as personal holding companies for the year ending December 31, 2012 or in future years will depend upon the amount of our personal holding company income and the percentage of our outstanding common stock that is beneficially owned by our major stockholders. The payment of personal holding company taxes in the future, if any, would have an adverse effect on our cash flows, results of operations and financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

These forward-looking statements are based on Xstelos’s current estimates and assumptions and, as such, involve uncertainty and risk.  Forward-looking statements include the information concerning Xstelos’s possible or assumed future results of operations and also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among others:

•	the expectation that our business and operations will continue following the distribution as presently conducted;

•	competition from existing products or new products that may emerge;

•	regulatory difficulties relating to products that have already received regulatory approval;

•	potential product liability claims;

•	our dependency on third-party manufacturers to supply or manufacture our products;

•	our ability to establish or maintain collaborations, licensing or other arrangements;

•	our ability and third parties’ abilities to protect intellectual property rights;

•	limitations of our ability to utilize its net operating losses;

•	compliance with obligations under intellectual property licenses with third parties; and

•	our ability to successfully invest for future growth.

The forward-looking statements are not guarantees of future performance, events or circumstances, and actual results may differ materially from those contemplated by these forward-looking statements. For these reasons, you should not place undue reliance on any forward-looking statements included in this prospectus. Except to the extent required under the federal securities laws, we do not intend to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, referred to herein as the Securities Act.

THE DISTRIBUTION

We are a wholly owned subsidiary of Footstar, which is a holding company that is currently winding down pursuant to the Plan of Dissolution, which was adopted by Footstar’s stockholders on May 5, 2009. On January 19, 2012, the board of directors of Footstar approved the Plan pursuant to which Footstar contributed all of its assets to Xstelos. In exchange for the contribution of all of its assets, Xstelos assumed all of Footstar’s liabilities and issued to Footstar all of its common stock. These shares constitute all of the outstanding shares of Xstelos capital stock. In the distribution described in this prospectus, Footstar will distribute all of the Xstelos shares to holders of Footstar common stock as of April 23, 2012, the record date for the distribution, on a pro rata basis. No stockholder vote is required in connection with the distribution.

Benefits of the Distribution

The most significant benefit to the distribution is that the CPEX business and other assets of Footstar will no longer be subject to the Plan of Dissolution of Footstar. The respective boards of Footstar and Xstelos believe the distribution to be in the best interest of their stockholders.

Plan of Reorganization

The distribution will take place in accordance with the terms and conditions of the Plan of Reorganization dated January 23, 2012 and approved by the board of directors on such date. The Plan of Reorganization generally provided for the contribution of all Footstar’s assets to Xstelos and, in exchange therefore, Xstelos assumed all of Footstar’s liabilities and issued all of its outstanding shares of common stock to Footstar. The Plan of Reorganization also provides for the pro rata distribution of Xstelos common stock to shareholders of Footstar as of the record date for the distribution. This description of the Plan of Reorganization is not complete and is qualified in its entirety by the Plan of Reorganization, which is attached as an exhibit to the Registration Statement of which this prospectus forms a part.

Results of the Distribution

After the distribution, Xstelos will be a publicly traded company and will have an obligation to file periodic reports with the SEC under the Exchange Act. Footstar stockholders will receive one share of Xstelos common stock for each one share of Footstar common stock they held on April 23, 2012, the record date for the distribution. Immediately after the distribution is completed, Footstar stockholders will own all of the outstanding shares of common stock of Xstelos, which shall be proportionate to their percentage ownership of Footstar shares on April 23, 2012. Footstar will continue to dissolve in accordance with the Plan of Dissolution and cease to exist on May 5, 2012, unless extended. Xstelos will continue to operate the business of Footstar as a going concern following the distribution.

After the distribution, Xstelos’s business and operations will be the same as the business and operations of Footstar, and Xstelos’s consolidated assets and liabilities are the same as the consolidated assets and liabilities of Footstar prior to its contribution of its assets to and assumption of its liabilities by Xstelos in accordance with the Plan of Reorganization.

Footstar has experienced substantial net operating losses, or “NOLs,” and may, subject to certain limitations, use such NOLs to offset certain net income generated in future periods and thereby reduce its payments for taxes in such future periods. Following the distribution, such NOLs will continue to be available to Xstelos as a successor company to the extent such NOLs may be used under applicable law to offset net income in future periods. As of December 31, 2011, Footstar had NOL carryforwards for federal income tax purposes of approximately $119.9 million, although there is no assurance Xstelos will be able to avail itself of these NOLs.

We are currently in the process of seeking quotation of our common stock on the OTC Bulletin Board quotation system, or the OTCBB. We are currently taking steps to ensure our common stock is quoted on the OTCBB as soon as practicable on or after the date of this prospectus, however there is no guarantee that we will be quoted on the OTCBB at any time.

Certificate of Incorporation and By-Laws of Xstelos

Subject to Delaware law, Xstelos will be governed by its Certificate of Incorporation and By-Laws, copies of which will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

DIVIDEND POLICY

Xstelos has no intention to make dividends or distributions until such time as the board of directors of Xstelos deem advisable and in the best interest of Xstelos and its stockholders.

USE OF PROCEEDS

Because this is not an offering for cash, there will be no proceeds from the distribution.

DILUTION

Your percentage ownership in Xstelos immediately following the distribution will be proportionate to your percentage ownership in Footstar immediately prior to the distribution. Thus, you will experience no dilution in your interest in the Footstar business as a result of the distribution.

BUSINESS

Overview

We are a wholly owned subsidiary of Footstar, a Delaware corporation, which is a holding company that is currently winding down pursuant to the Plan of Dissolution, which was adopted by Footstar’s stockholders on May 5, 2009. On January 19, 2012, the board of directors of Footstar approved a Plan of Reorganization pursuant to which Footstar contributed all of its assets to Xstelos. In exchange for the contribution of all of its assets, Xstelos assumed all of Footstar’s liabilities and issued all of its shares of common stock to Footstar. These shares constitute all of the outstanding shares of Xstelos capital stock.

In the distribution described in this prospectus, Footstar will distribute all of the Xstelos shares to holders of Footstar common stock as of April 23, 2012, the record date for the distribution, on a pro rata basis. Immediately after the distribution is completed, Footstar stockholders will own all of the outstanding shares of common stock of Xstelos, which shall be proportionate to their percentage ownership of Footstar shares on April 3, 2012, the record date for the distribution. Footstar will continue to dissolve in accordance with the Plan of Dissolution and cease to exist on May 5, 2012. Xstelos through FCB I Holding, Inc. will continue to operate the business of Footstar, including the CPEX business, as a going concern following the distribution. No stockholder vote is required in connection with the distribution.

Corporate History

Footstar, the predecessor of Xstelos, is a holding company that is currently winding down pursuant to the Plan of Dissolution, which was adopted by Footstar’s stockholders on May 5, 2009.

Until the time it discontinued regular business operations in December 2008, Footstar had operated its business since 1961 through its subsidiaries principally as a retailer selling family footwear through licensed footwear departments in discount chains and wholesale arrangements. Commencing March 2, 2004, Footstar and most of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court. On February 7, 2006, Footstar successfully emerged from bankruptcy. As part of its emergence from bankruptcy, substantially all of Footstar’s business operations were related to the agreement pursuant to which it operated the licensed footwear departments in Kmart stores.

Following its emergence from bankruptcy, Footstar’s board of directors, with the assistance of investment bankers, evaluated a number of possible alternatives to enhance stockholder value, including acquisition opportunities, changes in the terms of Footstar’s principal contracts, including the early termination of or extension of the agreement with Kmart, the payment of one or more dividends, and the sale of its assets or stock. The board of directors determined the best course of action was to operate under the agreement with Kmart through its scheduled expiration at the end of December 2008.

On March 5, 2009, the Footstar board of directors adopted and approved the Plan of Dissolution. On May 5, 2009, at a special meeting of stockholders of Footstar, the stockholders adopted and approved the Plan of Dissolution and Footstar’s dissolution, and in accordance therewith, a Certificate of Dissolution was filed with the Secretary of State of the State of Delaware and became effective on May 5, 2009. Subsequent to such time, the board of directors moved forward with the liquidation and worked toward selling all of Footstar’s remaining assets and settling all claims.

In August 2010, the Footstar board of directors was made aware of an opportunity regarding a potential strategic transaction with CPEX. As part of its assessment as to whether to pursue a transaction with CPEX, the board of directors also reevaluated whether it continued to be advisable to continue liquidating Footstar pursuant to the Plan of Dissolution. The board of directors considered that, regardless of whether a transaction with CPEX was consummated, it may be advisable to suspend liquidating Footstar pursuant to the Plan of Dissolution and pursue strategic transactions as a going concern.

On January 3, 2011, CPEX, a Delaware corporation, FCB I Holdings Inc., a Delaware corporation and FCB I Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of FCB I Holdings, Inc., entered into an Agreement and Plan of Merger. On April 5, 2011, the transaction was consummated, FCB I Acquisition Corp. merged with and into CPEX, and CPEX became a wholly owned subsidiary of FCB I Holdings, Inc. and an indirectly, majority-owned subsidiary of Footstar. Pursuant to the acquisition of CPEX, CPEX common stock that was outstanding immediately prior to the effective time thereof, other than shares held by stockholders who properly exercised their appraisal rights and shares owned by CPEX as treasury stock, was automatically cancelled and converted into the right to receive $27.25 in cash, without interest and less any applicable withholding taxes.

On April 5, 2011, in connection with the acquisition of CPEX, FCB LLC, a wholly owned subsidiary of FCB I Acquisition Corp., which became a wholly owned subsidiary of CPEX upon FCB I Acquisition Corp.’s merger with and into CPEX, borrowed approximately $64 million under that certain Loan Agreement dated as of January 3, 2011 (the “Term Loan Agreement”), by and among FCB LLC, The Bank of New York Mellon, as Agent, and certain Lenders from time to time party thereto, in the form of a secured term loan to FCB LLC. The term loan under the Term Loan Agreement bears interest at “LIBOR” plus 16% per annum, with a minimum LIBOR rate of 1%, and matures on the earlier of January 3, 2026 or the date any of CPEX’s patents that are associated with Testim®, a topical testosterone gel, expire, and contains customary events of default for loans of such nature. As part of the Term Loan Agreement, CPEX contributed to FCB LLC all of its intellectual property rights in Testim® and rights to the royalty stream pursuant to the license agreement with Auxilium, and the loan is secured by FCB LLC’s interest in all such rights. Repayment of the loan is made through a waterfall arrangement whereby, if certain conditions are met, the Testim royalty stream is distributed on a quarterly basis as follows:  first to pay certain fees and expenses of Agent and FCB LLC, second to pay fees of the banks maintaining the accounts associated with the loan, third to pay any expenses of Agent used to protect the loan collateral and any other unreimbursed fees or expenses of Agent or any Lender, fourth to replenish any shortfall in the interest reserve (which is $2.5 million), fifth to pay interest due, sixth to pay 65% of the remaining royalty funds to Agent for the benefit of the Lenders as payment toward loan principal, and finally to FCB LLC for its benefit.

On April 5, 2011, in connection with the acquisition of CPEX, Footstar Corp made a $3 million bridge loan to FCB I Holdings Inc. under that certain Loan Agreement dated as of April 5, 2011, by and between FCB I Holdings Inc. and Footstar Corp.  The loan bore interest at 20% per annum and provided for a fee of 3% of the principal amount (less accrued interest) payable to Footstar Corp, which was due upon repayment of the loan. The bridge loan was repaid on April 5, 2011, prior to maturity.

In addition, Black Horse Capital LP and Black Horse Capital Master Fund Ltd. (together, “Black Horse”) made a $10 million bridge loan to FCB I Holdings Inc. under that certain Loan Agreement dated as of April 5, 2011 (the “Black Horse Loan Agreement”), by and between Black Horse and FCB I Holdings Inc. The bridge loan under the Black Horse Loan Agreement had substantially the same terms as the bridge loan under the Footstar Loan Agreement, and was repaid on April 5, 2011, prior to maturity.

Since the acquisition of CPEX, CPEX has been a wholly owned subsidiary of FCB I Holdings, Inc., which is owned 80.5% by Footstar Corp, a Texas corporation, and 19.5% by the Investment Holding Company. The Investment Holding Company is affiliated with a minority Lender under the Term Loan Agreement. Footstar Corp is a wholly owned subsidiary of Xstelos as a result of the Plan of Reorganization.

In connection with the acquisition of CPEX, FCB I Holdings Inc., Footstar Corp and the Investment Holding Company became party to a Stockholders’ Agreement (the “Stockholders Agreement”), which provides for certain provisions governing the control and operation of each of FCB I Holdings, Inc., FCB I Acquisition Corp., FCB LLC and CPEX (as the surviving corporation of the merger), restrictions on the transfer of shares of FCB I Holdings Inc. common stock and various other prohibitions.

In addition, Footstar Corp became party to a consulting and advisory agreement with the Investment Holding Company for such entity to provide certain consulting and advisory services to Footstar Corp relating to intellectual property and other matters.  The agreement provides for payment solely to the extent Footstar Corp has received dividends from FCB I Holdings Inc., of which there have been none to date.  The annual amounts to be paid, following receipt of such dividends pursuant to the terms of the agreement, would be $1,000,000 for 2011, $750,000 for 2012, $750,000 for 2013, $500,000 for 2014 and $250,000 for 2015 and annually thereafter through the agreement termination.  The agreement terminates upon the conclusion of the monetization of CPEX’s intellectual property, subject to the terms of the agreement.  No payment was made in 2011.

Following the acquisition of CPEX, Footstar submitted for stockholder approval a proposal to revoke its Plan of Dissolution at a special meeting of stockholders held July 21, 2011. Footstar was unable to obtain the necessary approval since under Delaware law the proposal needed to be approved by a majority of outstanding shares of record as of May 5, 2009, the date the Plan of Dissolution became effective. Accordingly, to ensure that the stockholders of Footstar will continue to derive the benefit of the CPEX business through its ownership by FCB I Holdings, Inc., the Footstar board of directors approved the Plan of Reorganization.

As a result of the contribution by Footstar of all of its assets in connection with the Plan of Reorganization, Footstar Corp became a wholly owned subsidiary of Xstelos. After the distribution, Xstelos will continue to operate the CPEX business through FCB I Holding, Inc. as a going concern.

After the distribution, Xstelos’s business and operations will be the same as the business and operations of Footstar prior to the distribution, and Xstelos’s consolidated assets and liabilities are the same as the consolidated assets and liabilities of Footstar prior to its contribution of its assets to and assumption of its liabilities by Xstelos in accordance with the Plan of Reorganization.

Business of CPEX

Overview

CPEX was incorporated in Delaware in 2007. As described above, CPEX is now an indirectly, majority-owned subsidiary of Xstelos.

CPEX has U.S. and international patents and other proprietary rights to technology that facilitates the absorption of drugs. Its platform drug delivery technology is based upon CPE-215®, which enhances permeation and absorption of pharmaceutical molecules across biological membranes such as the skin, nasal mucosa and eye. CPEX’s only product is Testim®, a gel for testosterone replacement therapy, which is a formulation of its technology with testosterone. Testim is licensed to Auxilium, which is currently marketing it in the United States, Europe and Canada. All of CPEX’s current revenue is derived from royalties on Testim sales, and CPEX has no other products in development nor does it have any agreements with third parties to develop any products at the present time. CPEX does not own or operate manufacturing facilities for clinical or commercial production of its product candidates. CPEX lacks the resources and the capability to manufacture any of its product candidates on a clinical or commercial scale

In April 2010, CPEX announced that Serenity Pharmaceuticals, LLC (“Serenity”), its licensing and development partner, entered into a global agreement with Allergan, Inc. (“Allergan”) for the development and commercialization of Ser-120, a product candidate for the treatment of nocturia that utilizes CPEX’s patented intranasal drug delivery technology. In connection with its agreement with Serenity, Allergan assumed CPEX’s exclusive development and license agreement with Serenity under which we granted Serenity an exclusive and sub-licensable license to use CPEX’s CPE-215® permeation technology for the development of Ser-120. In return, CPEX is entitled to sales milestones and low single digit royalties on worldwide net sales following commercialization of Ser-120. In 2010, Allergan reported that Serenity and Allergan are in the process of reviewing the complete trial data from two Phase 3 trials of Ser-120, which were not sufficient for successful registration, to determine what additional trials are indicated to support development of the program. We understand that Allergan and Serenity have initiated a new Phase III trial which may be concluded in mid 2012.

Alternative Drug Delivery Technologies

Pharmaceutical and biotechnology companies recognize the benefits of alternative delivery technologies as a way of gaining a competitive advantage. It has been reported that while pharmaceutical sales in the U.S. have risen steadily over the last several years to more than $720 billion in 2008, sales growth is expected to slow over the next several years due to an extraordinary number of patent expirations and to the poor global economy. At the same time, it is estimated that the global drug delivery market has tripled in value since 2000 to approximately $78 billion (Espicom Healthcare Intelligence, 2009). The growth in the drug delivery market has been driven by the recognition of pharmaceutical and biotechnology companies that provide alternative delivery technologies that avoid first-pass liver metabolism, that are less invasive than injectable options and that enable product line and patent position extension provide an attractive combination of advantages to companies and patients. Further, these pharmaceutical and biotechnology companies often benefit from specialty pharmaceutical companies that apply their technologies to off-patent products, formulating their own proprietary products, which are then typically commercialized by larger pharmaceutical companies capable of promoting the products.

CPEX’s Permeation Enhancement Technology — The Path to Improved Drug Benefits

Permeation enhancement with CPE-215 is the drug delivery technology of CPEX. It has been proven to enhance the absorption of drugs through the nasal mucosa, skin and eye. It can be adapted to products formulated as creams, ointments, gels, solutions, sprays or patches. CPE-215 also has maintained a record of safety as a direct and indirect food additive and fragrance, and is listed on the FDA’s inactive ingredient list for approved use in drug applications.

We believe that potential key benefits of the patented drug delivery formulation technology of CPEX using CPE-215 may include the following therapeutic and commercial opportunities and advantages:

•	Improved compliance and convenience to patients requiring ongoing injection therapies and the potential for earlier acceptance of prophylactic treatment for patients reluctant to use injections;

•	Application to injectable peptides that could be administered intranasally with CPE-215;

•	Application to therapeutic molecules that are degraded by passage through the liver or would benefit from intra-nasal administration to eliminate first-pass metabolism;

•	Application to a variety of metabolic, neurological and other serious medical conditions;

•	Opportunities for life-cycle extension strategies for existing marketed products;

•	Opportunities for allowing product differentiation based on benefits of administration.

Licensed Products

We earn royalty revenues on sales of Testim, a testosterone gel that incorporates our CPE-215 drug delivery technology. The product is licensed to Auxilium and was launched in the U.S. in early 2003 as a testosterone replacement therapy. Testim has been approved for marketing in Canada and 15 countries in Europe. Royalties from Testim sales were $23.3 million, $18.7 million and $5.9 million for the years ended December 31, 2010 and 2009 and for the period of January 1, 2011 through April 5, 2011 of CPEX, respectively, and $19.4 million for the fiscal year ended December 31, 2011 of Footstar Corp. Auxilium uses its sales force to market Testim in the U.S. and has partnered with Paladin Labs Inc. to market the drug in Canada and with Ferring International S.A. to market the drug in Europe.

Product Pipeline

CPEX’s CPE-215 technology has been licensed to Serenity, which in turn has assigned it to Allergen as part of a global agreement for development of Serenity’s potential nocturia product. Allergen reported in 2010 that it is in the process of reviewing the data from two Phase III trials of the product candidate to determine what additional trials are indicated to support development of the program. Nasulintm, CPEX’s patented, intranasal insulin formulation, which incorporated CPE-215 as a permeation facilitator, is no longer in development. In 2010 CPEX completed a Phase 2a study of Nasulin which did not meet its primary endpoint. Based on a full review of the results of this study, CPEX determined not to proceed with any further Nasulin development activities.

Key Markets and Trends for Testim®

The testosterone replacement market has expanded as more baby-boomers enter middle age and more attention is focused on male hormonal deficiency and the benefits of replacement therapy. Symptoms associated with low testosterone levels in men include depression, decreased libido, erectile dysfunction, muscular atrophy, loss of energy, mood alterations, increased body fat and reduced bone density. This condition is currently significantly under-treated and growing patient awareness together with education continue to spur demand for testosterone replacement therapy.

Currently marketed testosterone replacement therapies deliver hormones through injections, transdermal patches or gels. Gels provide commercially attractive and efficacious alternatives to the other current methods of delivery by providing a more steady state of absorption rather than the bolus surge of injections or the irritation caused by patches, which often results in a less desirable dosage regimen.

The testosterone replacement therapy market is highly competitive. Potential competitors, some of which are described below, include large pharmaceutical companies, specialty pharmaceutical companies and biotechnology firms.

Other pharmaceutical companies may develop generic versions of Testim or any products that compete with Testim that do not infringe CPEX’s patents or other proprietary rights, and, as a result, our business may be adversely affected. For example, because the ingredients of Testim are commercially available to third parties, it is possible that competitors may design formulations, propose dosages or develop methods of administration that would be outside the scope of the claims of one or more, or of all, of CPEX’s patents. This would enable their products to effectively compete with Testim. Governmental and other pressures to reduce pharmaceutical costs may result in physicians writing prescriptions for these generic products. Increased competition from the sale of competing generic pharmaceutical products could cause a material decrease in revenue from Testim.

The primary competition for Testim is AndroGel®, marketed by Abbott Laboratories. In February 2010, Abbott acquired Solvay Pharmaceuticals, Inc. which launched Androgel three years prior to Testim. Watson Pharmaceuticals, Inc. (“Watson Pharmaceuticals”) began co-promoting AndroGel with Solvay in late 2006, and Par Pharmaceutical Companies, Inc. began co-promoting AndroGel in early 2007, each pursuant to patent lawsuit settlement agreements with Solvay. In January 2009, the U.S. Federal Trade Commission, or FTC, and a number of private parties filed actions against Solvay, Watson and Par alleging that their respective 2006 patent lawsuit settlements related to AndroGel are unlawful. All actions were consolidated in the U.S. District Court for the Northern District of Georgia. In February 2010, the court dismissed the FTC’s claims and some of the private party claims. Certain private party claims remain pending.

Generic Competition

In October 2008, CPEX and Auxilium received notice that Upsher-Smith Laboratories, Inc. (“Upsher-Smith”) filed an Abbreviated New Drug Application, or ANDA, containing a paragraph IV certification in which it certified that it believes that its proposed testosterone gel product does not infringe CPEX’s patent covering Testim®, U.S. Patent No. 7,320,968 (the “‘968 Patent”). The ‘968 Patent claims a method for maintaining effective blood serum testosterone levels for treating a hypogonadal male, and will expire in January 2025. The ‘968 Patent is listed for Testim in Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book), published by the U.S. Food and Drug Administration (“FDA”). Upsher-Smith’s paragraph IV certification sets forth allegations that the ‘968 Patent will not be infringed by the manufacture, use, or sale of the product for which the ANDA was submitted. On December 4, 2008, CPEX and Auxilium filed a Hatch-Waxman patent infringement lawsuit in the United States District Court for the District of Delaware (the “Court”) against Upsher-Smith, seeking injunctive and declaratory relief. The Court docketed this case as Civil Action No. 08-908-SLR. In June 2009, Upsher-Smith amended its answer to the complaint to include a defense and counterclaim of invalidity of the ‘968 Patent, which CPEX and Auxilium have denied. CPEX and Auxilium filed a reply to the counterclaim in July 2009 denying the invalidity of the ‘968 Patent. A patent issued by the U.S. Patent and Trademark Office, such as the ‘968 Patent, is presumed valid. As of the date of this filing, the lawsuit remains pending; however, the case was administratively closed in December of 2011 and will remain closed until further order of the Court.

In February 2009, Auxilium filed a Citizen Petition with FDA concerning regulatory approval for testosterone gel products. In August 2009, FDA responded to Auxilium’s Citizen Petition. While FDA’s response did not address any particular proposed generic product, it stated that “any application for a testosterone gel product that has different penetration enhancers than the reference listed drug cannot be submitted as an abbreviated new drug application (ANDA) and, instead, will have to be submitted as an NDA (New Drug Application) under section 505(b) of the Federal Food, Drug, and Cosmetic Act.” Furthermore, in October, 2010, FDA issued a response to the Citizen Petition submitted on behalf of Abbott Laboratories regarding testosterone gel products. In its response, FDA reiterated that “the practical effect” of its statements is that an applicant must submit an NDA under section 505(b)(2) rather than an ANDA if its proposed product contains a different enhancer than the reference listed drug. FDA further stated that if an applicant first filed an ANDA, and later filed an NDA under Section 505(b)(2), the NDA would be treated as a separate application, suggesting that this would trigger a separate review by the agency. In July 2003, Watson and Par filed ANDAs with the FDA to be approved as generics for AndroGel. In response to these ANDAs, Solvay filed patent infringement lawsuits against these two companies to block the approval and marketing of the generic products. In 2006, all the subject companies reached an agreement pursuant to which Watson and Par agreed not to bring a generic of Androgel to the market until August 2015. During this time frame, Abbott, Watson and Par will co-promote AndroGel. In June 2009, Perrigo Israel Pharmaceuticals, Inc. (“Perrigo”) filed an ANDA with a paragraph IV certification seeking the approval of a generic version of Androgel in the United States. The paragraph IV certification procedure challenges a U.S. patent relating to Androgel which runs through the next decade. In its letter to the company, Perrigo asserted that it did not infringe the AndroGel patent because its proposed testosterone gel product contains a different formulation than the formulation protected by the AndroGel patent. In contrast, the proposed testosterone gel products that were the subject of earlier ANDAs filed by other companies, and which were the subject of prior patent litigation brought by the company, purported to be identical to the AndroGel formulation. To date, we believe that Abbott has not initiated patent infringement litigation against Perrigo. The introduction of a generic version of Androgel would have an adverse impact on the branded gel market, including taking a significant portion of branded Androgel business. Although Testim has a BX rating, meaning that pharmacists are prohibited from substituting Testim with Androgel, or a generic version of Androgel, a less expensive generic testosterone gel product could still have a material adverse affect on Testim market share and/or Testim’s formulary status, and therefore could have a material negative impact on our financial condition and results of operations.

Auxilium and FCB LLC received in April 2012 a notice from Watson Laboratories that advises them of Watson Laboratories’ filing of an ANDA containing a Paragraph IV certification under 21 U.S.C. Section 355(j) for testosterone gel. This Paragraph IV certification notice refers to FCB LLC’s nine U.S. patents covering Testim®, 1% testosterone gel, that are listed in Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book), published by the FDA.  The referenced patents will expire between 2023 and 2025. Auxilium and FCB are currently reviewing the details of this notice from Watson.

Abbott is seeking to enforce its patent rights relating to AndroGel against Teva Pharmaceuticals USA, Inc. (“Teva”). In a case filed in the United States District Court for the District of Delaware in April 2011, Abbott alleged that Teva’s proposed generic product infringes Abbott’s patent and sought declaratory and injunctive relief. Teva asserted various counterclaims, including monopolization claims. In December 2011, the parties reached a confidential settlement and this case was dismissed in January 2012.

Other competition

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In November 2010, Axiron®, a 2% testosterone solution delivered in the armpit, was approved by the FDA for testosterone replacement therapy in men with a deficiency or absence of testosterone. Axiron was developed by Acrux Limited, an Australian company which has entered into an agreement with Eli Lilly and Company (“Lilly”) under which Lilly received worldwide rights to commercialize Axiron. Axiron is now available in the United States as a prescription medication.

•
In December 2010, FORTESTA, a 2% testosterone gel applied to the inner and front of the thigh, was approved by the FDA. Endo Pharmaceuticals (“Endo”), Inc. signed an agreement with U.K. based ProStrakan Group plc for exclusive U.S. rights to commercialize FORTESTA. Post-marketing requirements include a hand-washing study to be completed and submitted to the FDA by April 2012. An additional trial “Assessment of time to Eugonadal testosterone Range” was completed in 2011. In March 2011, Endo launched FORTESTA in the United States. FORTESTA is also approved in Europe and is sold by ProStrakan under the brand names Tostran, Tostrex, Fortigel and Itnogen.

•	In April 2011, Abbott (formerly Solvay) received FDA approval on Androgel 1.62%, a high concentration testosterone gel. Androgel 1.62% is now available in the United States.

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BioSante Pharmaceuticals, Inc. (“BioSante”) initially developed Bio-T-Gel, a once-daily transdermal testosterone gel. Bio-T-Gel was licensed to Teva for late stage clinical development. Teva is responsible for all Bio-T-Gel regulatory and marketing activities.  In February 2012, BioSante and Teva received FDA approval for Bio-T-Gel.

There are several other compounds in various stages of clinical development which may compete with Testim.

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Bayer Schering Pharma discovered and developed NEBIDO a novel, long-acting injectable testosterone product sold in Europe. Bayer has licensed U.S. rights for this product to Endo, which filed an NDA with the FDA in 2009 using the brand name AVEED. In December 2009, Endo received a complete response letter from the FDA regarding AVEED. In the letter the FDA requested additional information on rare but serious incidents of anaphylactic reactions and pulmonary oil microembolism among patients taking AVEED. The FDA also said in its complete response letter that Endo’s risk mitigation program for the drug was inadequate. Endo is currently evaluating the FDA’s comments and is working with the FDA to determine the regulatory pathway for AVEED. The timing of the entry of AVEED in the U.S. market is unknown.

•	Clarus Therapeutics is developing an oral form of testosterone called OriTex, which is currently in Phase 3 clinical trials.

•	Ascend Therapeutics is developing a transdermal dihydrotestosterone gel therapy for late-onset hypogonadism. The product is currently in Phase 2 clinical trials to gauge efficacy.

Testim also competes with other testosterone replacement therapies such as long-acting injectables, patches, orals, a buccal tablet and implantable pellets. Other new treatments are being sought for testosterone replacement therapy; these products are in development and their future impact on the treatment of testosterone deficiency is unknown.

Testim® faces substantial competition from AndroGel®, marketed by Abbott Laboratories, Axiron®, marketed by Lilly USA, LLC, and Androderm®, marketed by Watson Pharmaceuticals.

Research and Development

Research and development expenses were $7.5 million, $12.3 million and $2.9 million for the years ended December 31, 2010 and 2009 and for the period of January 1, 2011 through April 5, 2011 of CPEX, respectively, and nil million for the fiscal year ended December 31, 2011 of Footstar Corp. Research and development expenses for the year ended December 31, 2009 and through the first quarter of 2010 were, primarily for Nasulin, CPEX’s intranasal insulin product candidate. As described above, CPEX has determined not to proceed with any further Nasulin development activities. At the present time, CPEX has substantially terminated its research and development activities and its operations primarily consist of seeking and exploring outlicensing opportunities for its intellectual property assets.

Sources and Availability of Raw Materials

CPEX’s technology is dependent upon its producers obtaining pharmaceutical grade CPE-215 from third-party suppliers. CPEX does not manufacture CPE-215. Pharmaceutical grade CPE-215 is available from at least two major industrial manufacturers. Other molecules and compounds used in the development process are often proprietary to CPEX’s development partners and supplied directly by those partners.

Partners/Customers

CPEX enters into research and license agreements with other companies under which it performs research activities and license product candidates in exchange for milestone payments and royalties and/or a share of profits derived from product sales.

License Agreement with Auxilium

CPEX and Auxilium are parties to a License Agreement dated May 31, 2000 pursuant to which Auxilium obtained a sole and exclusive, worldwide, royalty-bearing license (including sub-license rights) to make, have made on their behalf, use and sell anywhere in the world any and all pharmaceutical compositions which contain (A) testosterone as the single active ingredient; and (B) CPE-215 and which are covered by a valid CPEX patent, all related patents and technology. Initially this license was based solely upon the issued U.S. Patent No. 5,023,252. Since this patent expired in June 2008, Auxilium’s license is now based upon issued U.S. Patents No. 7,320,968 and the recently obtained eight U.S. patents (see “Intellectual Property”). In addition, Auxilium was granted the exclusive right to enter into another license agreement to acquire rights in these patents and technology for the development of combination products, which right expires upon the termination of the original License Agreement. The License Agreement continues for an indefinite term but it is terminable by us if Auxilium fails to make timely payments and may also be terminated by either party if (i) the other party becomes insolvent, (ii) the other party fails to cure a breach within 30 days or (iii) CPEX is dissolved.

Pursuant to the terms of the Auxilium Agreement, we receive royalties of 12%, of Auxilium’s annual net sales of Testim in the U.S. and Canada. We are responsible for preparing, prosecuting and maintaining the Testim patents. In the event that we do not have, or do not maintain an enforceable patent in a country in which Auxilium products are sold, the royalty rate due to us from sales in that particular country reduces from the aforementioned rates to a rate in the low single-digits.

Development and License Agreement with Serenity

In February 2008, CPEX entered into a Development and License Agreement with Serenity Pharmaceuticals Corporation, to develop Ser-120, a product candidate for the treatment of nocturia that utilizes CPEX’s patented intranasal drug delivery technology. Nocturia is a condition which causes an individual to wake one or more times at night to urinate. Serenity granted us a non-exclusive license to its technology and patents rights to conduct initial formulation activities under the Agreement. We granted Serenity an exclusive, sublicensable, worldwide license under United States Patent No. 7,244,703 and foreign equivalents and CPEX’s proprietary CPE-215 drug delivery technology to conduct research activities related to the development of Ser-120 and to make and sell the product. On April 1, 2010, CPEX announced that Serenity entered into a global agreement with Allergan, Inc. (“Allergan”) under which Allergan assumed CPEX’s development and license agreement with Serenity. In return, CPEX is entitled to sales milestones and low single digit royalties on worldwide net sales following commercialization of Ser-120. Allergan has recently reported that Serenity and Allergan are in the process of reviewing the complete trial data from two phase 3 trials of Ser-120, which were not sufficient for successful registration, to determine what additional trials are indicated to support development of the program. Xstelos understands that Allergan and Serenity have initiated a new Phase III trial which may be concluded in mid 2012.

Business Strategy

For at least the 2012 fiscal year, Xstelos, through FCB I Holding, Inc., intends to continue to operate the CPEX business, including realizing revenue from its licensing agreement with Auxilium. CPEX at present is committed to maximizing value of its existing intellectual property portfolio, including exploring joint, ventures, licensing arrangements or direct investment by CPEX. Accordingly, we intend to review our patents and the pharmaceutical market for potential opportunities to monetize our intellectual property, as well as generally consider and pursue strategic transactions in the best interest of Xstelos and its stockholders. Although presently Mr. Couchman is the only executive officer of Xstelos and its subsidiaries, if Xstelos undertakes any activity to monetize its intellectual property or pursue other strategic transactions Xstelos intends to hire additional employees or retain outside advisors to the extent required under the circumstances. Currently, Footstar Corp is a party to a consulting and advisory agreement with the Investment Holding Company for such entity to provide certain consulting and advisory services to Footstar Corp relating to intellectual property and other matters.

Competition

Competition in the drug industry is intense. There are a number of competitors who possess capabilities relevant to the drug delivery field. In particular, we face substantial competition from companies pursuing the commercialization of products using nasal drug delivery technology. Established pharmaceutical companies, such as Archimedes Pharma Ltd, AstraZeneca PLC, Bayer Consumer Care, GlaxoSmithKline plc, and Pfizer, Inc. also have in-house nasal drug delivery research and development programs that have successfully developed products that are being marketed using nasal drug delivery technology. We also face indirect competition from other companies with expertise in alternate drug delivery technologies, such as oral, injectable, patch-based and pulmonary administration. Competitors in these fields include AstraZeneca PLC and GlaxoSmithKline plc, Alkermes Inc., Unigene Inc., Generex Biotechnology Corporation, Emisphere Technologies, Inc. and Coremed Corporation. Many of our competitors have substantially greater capital resources, research and development resources and experience, manufacturing capabilities, regulatory expertise, sales and marketing resources and established collaborative relationships with pharmaceutical companies. Our competitors, either alone or with their collaboration partners, may succeed in developing drug delivery technologies that are similar or preferable in effectiveness, safety, cost and ease of commercialization and our competitors may obtain intellectual property protection or commercialize competitive products sooner than we do.

Universities and public and private research institutions are also potential competitors. While these organizations primarily have educational objectives, they may develop proprietary technologies related to the drug delivery field or secure protection that we may need for development of our technologies and products.

We may attempt to license these proprietary technologies, but these licenses may not be available to us on acceptable terms, if at all.

Even if we are able to develop products and then obtain the necessary regulatory approvals, our success will depend to a significant degree on the commercial success of the products developed by CPEX and sold or distributed by CPEX’s collaboration partners.

We have described on page 23 the competition for Testim, the testosterone gel marketed and sold by Auxilium, including the ANDA filed by Upsher-Smith.

Intellectual Property

We actively seek to protect our pharmaceutical formulations and proprietary information by means of U.S. and foreign patents, trademarks, trade secrets as well as various other contractual arrangements. We depend on our ability to protect our intellectual property and proprietary rights, but we may not be able to maintain the confidentiality, or assure the protection, of these assets in the United States or elsewhere.

Our success depends, in large part, on our ability to protect CPEX’s current and future technologies and products and to defend its intellectual property rights. If we fail to protect our intellectual property adequately, competitors may manufacture and market products similar to CPEX’s. Patents covering our technologies have been issued to CPEX, and CPEX has filed, and expects to continue to file, patent applications seeking to protect newly developed technologies and products in various countries, including the United States. However, patents may not be issued with respect to any of CPEX’s patent applications and existing or future patents issued to or licensed by us may not provide competitive advantages for CPEX’s products. Patents that are issued may be challenged, invalidated or circumvented by competitors. Furthermore, our patent rights may not prevent our competitors from developing, using or commercializing products that are similar or functionally equivalent to our products. Where trade secrets are our sole protection, we may not be able to prevent third parties from marketing generic equivalents to CPEX’s products, reducing prices in the marketplace and reducing our profitability.

CPEX has the following issued patents:

Patent/Technology	Jurisdiction(s)	Expiration
Formulations and method of using macrocyclic enhancers, including CPE-215, with Testosterone, Testim® product	United States (1)	2025 (2)
Pharmaceutical formulations and methods of use patents relating to the use of nasal formulations of insulin (“Nasulin”)	United States	2024
Pharmaceutical formulations and methods of use patents relating to the combination of the macrocyclic enhancer with peptides, peptidomimetics or proteins	United States, Australia, Canada, Japan and Taiwan	United States, Australia and Canada in 2025 and Japan and Taiwan in 2022
__________________
(1)
CPEX also has patents covering Testim in Austria, Canada, Czech Republic, Denmark, Finland, France, Germany, Great Britain, Greece, Ireland, Italy, the Netherlands, Spain, Sweden, Switzerland and for substantially the rest of the world where patent protection is available. These foreign patents expire in 2023, except the patents in Chile and Lebanon expire in 2025 and 2024, respectively. CPEX has the following issued patents in the United States covering Testim: U.S. Patent Nos. 7,608,610, 7,608,608, 7,608,605, 7,608,609, 7,608,607, 7,608,606, 7,935,690, 8,063,029 and 7,320,968. These patents all expire in April 2023 except for U.S. Patent No. 7,320,968, which expires in January 2025.

(2)	Orange Book Listed Patents covering the Testim® formulation expire April 21, 2023 and January 18, 2025.

The use of CPEX technology with various products such as testosterone as well as other peptides, is covered by both U.S. and foreign patents in many major market countries. The initial patent for use of CPEX’s penetration enhancer, CPE-215, in general has expired in the United States in June 2008, in Canada in 2010 and has expired in all other markets outside the United States. CPEX has patent protection for the specific commercial formulations of testosterone (Testim), containing the penetration enhancers, until 2025.  In 2010 and 2011, CPEX obtained eight additional U.S. patents covering the testosterone formulation.  All nine patents covering the Testim product are currently listed in Approved Drugs with Therapeutic Equivalence (“Orange Book”). CPEX also has a patent for its nasal insulin formulation (Nasulin) until 2024. CPEX has applied for and continues to file patent applications covering the use of its technology worldwide; however, we cannot provide any assurance that any patents will issue.

We also rely on trade secrets, non-patented proprietary expertise and continuing technological innovation that we seek to protect, in part, by entering into confidentiality agreements with licensees, suppliers, employees, consultants and others. To this end, we require our employees, consultants and advisors to enter into agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of all ideas, developments, discoveries and inventions that arise from their activities for us. Additionally, these confidentiality agreements require that our employees, consultants and advisors do not bring to our attention, or use, without proper authorization, any third party’s proprietary technology. However, these agreements may be breached and there may not be adequate remedies in the event of a breach. Disputes may arise concerning the ownership of intellectual property or the applicability of confidentiality agreements. Moreover, our trade secrets and proprietary technology may otherwise become known or be independently developed by our competitors.

Third parties may claim that CPEX infringes on their proprietary rights. There has been substantial litigation in the pharmaceutical industry with respect to the manufacture, use and sale of new products. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. We may be required to commence or defend against charges relating to the infringement of patent or proprietary rights. Any such litigation could:  (i) require us to incur substantial expenses, even if we are insured or successful in the litigation; (ii) require us to divert significant time and effort of our technical and management personnel; (iii) result in the loss of our rights to develop or make certain products; (iv) require us to pay substantial monetary damages or royalties in order to license proprietary rights from third parties; and (v) prevent us from launching a developed, tested and approved product.

Assignment Agreement with Access Pharmaceuticals, Inc.

Under an Assignment Agreement with MacroChem Corporation (“MacroChem”), dated June 24, 2003, which was assumed by Access Pharmaceuticals, Inc. (“Access”) following their acquisition of MacroChem in February 2009, CPEX owns all of Access’s right, title and interest to U.S. Patent Number 6,495,124 B1 and any and all related patents and patent applications which are divisions, continuations, continuations-in-part, reissues, renewals, extensions and supplementary protection certificates (the “Access Patent Rights”). As a result of the assignment, Access retained no interest whatsoever in the Access Patent Rights. To date, CPEX has not generated any revenue from the Access Patent Rights, which expire in 2020.

Side Effects

As for all pharmaceutical products, the use of Testim sometimes produces undesirable side effects or adverse reactions or events, which are referred to collectively as “adverse events.” For the most part, these adverse events are known, are expected to occur at some frequency and are described in the products’ labeling. Known adverse events of Testim include potential harm to women, infants and children (Testim is not intended for use in women, infants or children), potentiation of enlargement of prostate gland, possible increased risk of prostrate cancer, lowered sperm count, swelling of ankles, feet or body (with or without heart failure), enlarged or painful breasts, sleep apnea, blood clots in legs, skin irritation, increased red blood cell count, headache and increased blood pressure.

Government Regulation

Numerous governmental authorities in the U.S. and other countries extensively regulate the activities of pharmaceutical manufacturers. If we fail to comply with the applicable requirements of governmental authorities, we may be subject to administrative or judicial sanctions such as refusal of or delay in the approval of pending marketing applications or supplements to approved applications, warning letters, total or partial suspension of production, fines, injunctions, product seizures or recalls, as well as criminal prosecution.

Prior to marketing most pharmaceutical products in the U.S., the product must first be approved by the FDA. For new compounds, the regulatory approval process begins with developing preclinical laboratory supporting data and animal safety testing. The approval process generally consists of the following five principal stages:

•	preclinical testing (supporting safety and potential efficacy);

•	submission and review by the FDA of an Investigational New Drug Exemption (IND) Application;

•	clinical trials;

•	preparation and submission of the New Drug Application (NDA); and

•	FDA’s review and approval/disapproval of the NDA.

In some cases, further clinical trials may also be required following approval.

The IND is submitted to the FDA when the appropriate preclinical studies are completed and must be submitted to the FDA 30 days before beginning clinical studies. The IND becomes effective if the FDA does not put the investigations described in the IND on clinical hold within 30 days of receiving the IND for filing.

Human clinical trials typically are conducted in three sequential phases. Some clinical trials may include aspects of more than one phase.

•
Phase 1 involves the initial introduction of the pharmaceutical compound into patients or healthy human volunteers; the emphasis is on testing for dosage tolerance, metabolism, excretion, clinical pharmacology, safety (adverse effects) and possibly early evidence of effectiveness.

•
Phase 2 involves the first controlled clinical trial involving patients who have the targeted disease or condition and consists of safety and efficacy studies. The studies may be divided into early Phase 2 (or 2a), during which studies are performed to determine initial efficacy and late Phase 2 (or 2b) which may consist of placebo-controlled trials in a larger number of patients.

•	Phase 3 involves large scale, longer-term, well controlled efficacy and safety studies within an expanded patient population, frequently at multiple clinical study sites.

Throughout the drug development process, the IND must be updated continually with protocol amendments, information amendments, IND Safety Reports and Annual Reports. The FDA carefully reviews all data submitted and holds meetings with the sponsor at key stages to discuss the preclinical and clinical plans and results.

The Chemistry/Manufacturing/Controls data, clinical studies, statistical evaluation and all relevant supporting research data that has been collected over many years of development is submitted to the FDA in an NDA. Additionally, an NDA will contain complete information on the proposed manufacturing process including process, equipment and facilities validation demonstrating that the applicant is capable of consistently manufacturing a drug product of appropriate strength, quality and purity consistent with the product that was studied in the clinical trials. An NDA is an application requesting FDA approval to market a new drug for human use in interstate commerce.

NDAs are allocated varying review priorities based on a number of factors, including the severity of the disease, the availability of alternative treatments and the risks and benefits demonstrated in clinical trials. Additional animal studies or clinical trials may be requested during the FDA review process and may delay marketing approval. After FDA approval for the initial indications, further clinical trials are necessary to gain approval for the use of the product for any additional indications. The FDA may also require post-marketing testing to monitor for adverse effects, and in some cases to provide additional information on efficacy, which can involve significant expense. CPEX’s products under development and future products to be developed must go through the approval process delineated above prior to gaining approval by the FDA for commercialization.

FDA approval is also required for the marketing of generic equivalents of an existing drug. An Abbreviated New Drug Application, or ANDA, is required to be submitted to the FDA for approval. When processing an ANDA, the FDA, in lieu of the requirement for conducting complete clinical studies, requires bioavailability and/or bioequivalence studies. Bioavailability indicates the rate and extent of absorption and levels of concentration of a drug product in the body. Bioequivalence compares the bioavailability of one drug product (in this case, the product under review) with another (usually the innovator product). When bioequivalence is established, the rate of absorption and levels of concentration of the drug in the body will closely approximate those of the previously approved drug. An ANDA may only be submitted for a drug on the basis that it is the equivalent to a previously approved drug.

In addition to obtaining FDA approval for each product, each manufacturer of drugs must register its manufacturing facilities with the FDA, and must list the drug products it manufactures at each facility. Domestic manufacturing establishments are subject to biennial inspections by the FDA and must comply with current Good Manufacturing Practices or cGMPs for drugs. To supply products for use in the U.S., foreign manufacturing establishments must also comply with U.S. cGMPs and are subject to inspection by the FDA. Such inspections generally take place upon submission of an NDA or ANDA to the FDA or at any other time deemed necessary by the FDA and can impact both the approval of drugs, and a company’s ability to continue manufacturing following approval.

Properties

We own property in Mahwah, New Jersey, which contains our former corporate headquarters building, improvements and 21 acres of underlying land (collectively, the “Mahwah Real Estate”). We are currently in discussions with an interested buyer for the sale of the Mahwah Real Estate, however there can be no assurance that such discussions will be successful. We also own a 15,700 square foot commercial building situated on approximately 14 acres of land in Exeter, New Hampshire. It is located approximately 50 miles north of Boston, Massachusetts. We are currently marketing this property for sale or lease.

In connection with Footstar’s discontinued operations in 1995, Footstar entered into a sub-lease formerly occupied by its Thom McAn stores. The lease expires effective February 1, 2014. The obligation under the sublease is $1.6 million, although we believe that there has been a novation of obligations under such lease and may in the future bring litigation to have a court finally determine such issue. At this time, we have not recorded a liability relating to this commitment as the probability of an unfavorable outcome is remote.

In November 2011, Footstar Corp entered into a 5-year lease for executive office space in New York, New York at an approximate annual expense of approximately $97,000.

Employees

We employ 7 people as of the date of this filing, 2 of which are full-time employees. Jonathan M. Couchman, our Chairman of the Board, President and Chief Executive Officer, is a full-time employee. All of our employees are based in the United States. In general, we consider our relationship with our employees to be good.

Legal Proceedings

In October 2008, CPEX and Auxilium received notice that Upsher-Smith filed an Abbreviated New Drug Application, or ANDA, containing a paragraph IV certification in which it certified that it believes that its proposed testosterone gel product does not infringe CPEX’s ‘968 Patent. The ‘968 Patent claims a method for maintaining effective blood serum testosterone levels for treating a hypogonadal male, and will expire in January 2025. The ‘968 Patent is listed for Testim in Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book), published by the FDA. Upsher-Smith’s paragraph IV certification sets forth allegations that the ‘968 Patent will not be infringed by the manufacture, use, or sale of the product for which the ANDA was submitted. On December 4, 2008, CPEX and Auxilium filed a Hatch-Waxman patent infringement lawsuit in the United States District Court for the District of Delaware against Upsher-Smith, seeking injunctive and declaratory relief. The Court docketed this case as Civil Action No. 08-908-SLR. In June 2009, Upsher-Smith amended its answer to the complaint to include a defense and counterclaim of invalidity of the ‘968 Patent, which CPEX and Auxilium have denied. CPEX and Auxilium filed a reply to the counterclaim in July 2009 denying the invalidity of the’ ‘968 Patent. A patent issued by the U.S. Patent and Trademark Office, such as the ‘968 Patent, is presumed valid. As of the date of this filing, the lawsuit remains pending; however, the case was administratively closed in December of 2011 and will remain closed until further order of the Court.

Auxilium and FCB LLC received in April 2012 a notice from Watson Laboratories that advises them of Watson Laboratories’ filing of an ANDA containing a Paragraph IV certification under 21 U.S.C. Section 355(j) for testosterone gel. This Paragraph IV certification notice refers to FCB LLC’s nine U.S. patents covering Testim®, 1% testosterone gel, that are listed in Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book), published by the U.S. Food and Drug Administration.  The referenced patents will expire between 2023 and 2025. Auxilium and FCB are currently reviewing the details of this notice from Watson.

XSTELOS HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2011
 (In thousands except per share data)

	Year Ended	January 1, 2011 through April 5, 2011			Pro forma
	December 31, 2011 Footstar	CPEX Pharmaceuticals	Pro forma Adjustments		Year Ended December 31, 2011
ROYALTY REVENUE	$19,350	$5,851	$-		$25,201

Operating Expenses
Selling, general and administrative expense	7,053	6,680	(4,268	) a	9,465
Research and development	-	2,857	-		2,857
Depreciation and amortization	3,010	266	1,003	b	4,279
Loss on disposal of assets	2	-	-		2
Total operating expenses	10,065	9,803	(3,265)		16,603

OPERATING INCOME (LOSS)	9,285	(3,952)	3,265		8,598

Interest income	12	24	-		36
Interest expense	(8,690)	-	(2,720	) c
			(37	) d
			(36	) e	(11,483)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	607	(3,928)	472		(2,849)

Income tax expense (benefit) on continuing operations	(19,438)	(1,697)	19,534
			1,697		96

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	20,045	(2,231)	(20,759)		(2,945)

Less: Earnings (loss) from continuing operations attributable to the noncontrolling interest	884	-	(1,458)		(574)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS ATTRIBUTABLE TO CONTROLLING INTEREST	$19,161	$(2,231)	$(19,301)		$(2,371)

BASIC AND DILUTED EARNINGS (LOSS) FROM CONTINUING OPERATIONS PER COMMON SHARE:	$191,614				$(23,706)

Weighted average common shares outstanding used for basic and diluted earnings (loss) per common share:	100				100

See accompanying notes to unaudited pro forma condensed combined statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such statements are intended to be covered by the safe harbor to “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Footstar does not undertake any obligation to update publicly or revise any forward-looking statements.

(A.)           BASIS OF PRESENTATION

The accompanying unaudited pro forma condensed combined statement of operations was prepared using the purchase method of accounting.   Under this method of accounting, the purchase consideration is allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 is presented to give effect to the acquisition of CPEX, as if it occurred on January 2, 2011.  This pro forma information is based on, derived from, and should be read in conjunction with, the historical consolidated financial statements of Footstar Corporation for the year ended December 31, 2011, included in this Registration Statement Filing, and the historical financial statements of CPEX for the period of January 1, 2011 through April 5, 2011, which are included elsewhere in this document. We have not adjusted the historical financial statements of either entity for any costs not related to the acquisition, recognized during the year, which may be considered to be nonrecurring. We have adjusted for certain nonrecurring charges, such as purchase accounting adjustments that were deemed necessary to exclude for comparability purposes.

The unaudited pro forma condensed combined statement of operations is provided for illustrative purposes only. It does not purport to represent what Footstar Corporation’s consolidated results of operations would have been had the transaction actually occurred as of the date indicated, and they do not purport to project future consolidated results of operations.

The process for estimating the fair values of identifiable intangible assets, and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, and estimating the costs, timing and probability of success to complete contracts under negotiation. Transaction costs are not included as a component of consideration transferred.

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, Footstar Corporation may have been required to value assets at fair value measures that do not reflect Footstar Corporation’s intended use of those assets. Use of different estimates and judgments could yield different results.

(B.)           CONSIDERATION

The acquisition of CPEX was accounted for as a purchase in accordance with FASB ASC Topic 805. The purchase price of $76.2 million (which includes cash paid and liabilities assumed) has been allocated to the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed. The excess of the purchase price over the estimated fair value of tangible and identifiable assets acquired and liabilities assumed has been allocated to goodwill.

Pursuant to the CPEX Transaction, CPEX common stock that was outstanding immediately prior to the effective time of the CPEX Transaction, other than shares held by stockholders who properly exercised their appraisal rights and shares owned by CPEX as treasury stock, was automatically cancelled and converted into the right to receive $27.25 in cash, without interest and less any applicable withholding taxes.

The estimated total purchase price of the acquisition is as follows (in thousands):

Components of consideration:
Cash paid to CPEX Pharmaceuticals, Inc. shareholders at closing	$75,443
CPEX liabilities assumed by Footstar Corporation	739
Gross consideration at closing	$76,182

The following table summarizes the components of the total consideration determined for accounting purposes under ASC Topic 805 which reflect the allocation of the purchase consideration based on the fair value of the CPEX assets acquired and liabilities assumed, as of April 5, 2011 (in thousands).

Allocation of consideration
Cash	$15,964
Accounts receivable	5,851
Fixed assets held for sale	377
Real estate held for sale	1,700
Goodwill	10,920
Fair value of other non-intangible acquired assets	1,470
Intangible assets recorded in acquisition, primarily patents and license	59,434
Net deferred tax liability	(19,534)
Total	$76,182

Under the acquisition method of accounting, the total purchase price is allocated to CPEX’s net tangible and intangible assets based on their fair values at the date of the completion of the acquisition.  When these transactions were completed, Footstar Corporation accounted for these transactions in accordance with Accounting Standards Codification 805-10 (“ASC 805-10”). ASC 805-10 provides guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree.  ASC 805-10 also requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. If the fair value of an asset or liability cannot be determined, the asset or liability that arises from a contingency, the asset or liability would be recognized in accordance with Accounting Standards Codification 30-1 (“ASC 30-1”) and if the fair value is not determinable no asset or liability would be recognized. The excess of the total purchase price over the fair value of the net tangible assets acquired has been allocated primarily to CPEX’s patents, license agreement, and goodwill.  The acquired intangible Testim® patent and related Testim® license agreement has a useful life of approximately 15 years, with the patent expiring on January 3, 2026.

As a result of the 2011 CPEX acquisition, Footstar Corporation recorded a deferred tax liability which is based on the differences between the book and tax bases of assets and liabilities and on operating loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse.

(C.)           DETAILS OF THE PRO FORMA ADJUSTMENTS (in thousands)

a.      To eliminate related acquisition costs of the CPEX transaction consisting of $1,325 of nonrecurring direct acquisition costs incurred by Footstar Corporation and $2,943 of nonrecurring direct acquisition costs incurred by CPEX, during the fiscal year ended December 31, 2011. These costs primarily include legal services, investment advisory services, investor relation services and proxy solicitation fees.

b.      To reflect amortization expense for intangible assets acquired, which was substantially all assigned to CPEX’s patents and license agreement associated with Testim®, a topical testosterone gel.  Three months expense was added to the year ended December 31, 2011.  The acquired intangible asset has a useful life of approximately 15 years, with the patent expiring on January 3, 2026.  Amortization expense will be a non-cash charge.

c.      To reflect interest expense in connection with the CPEX Transaction.  Three months expense was added to the year ended December 31, 2011. Borrowing of approximately $64 million were made under the Term Loan Agreement, bear interest at “LIBOR” plus 16% per annum, with a minimum LIBOR rate of 1%, and matures on the earlier of January 3, 2026 or the date any of CPEX’s patents that are associated with Testim®, a topical testosterone gel, expire, and contains customary events of default for loans of such nature.

d.      To reflect deferred financing cost amortization expense.  Three months expense was added to the year ended December 31, 2011.  Deferred financing costs related to CPEX acquisition amounted to approximately $1.6 million. These costs are included in deferred financing costs and are being amortized over the estimated life of the loan, approximately 6 years, using the effective interest rate method, and recorded as a component within non-cash interest expense.

e.      To reflect original issue discount amortization expense for the $64 million term loan related to CPEX acquisition.  Three months expense was added to the year ended December 31, 2011.  The original issue discount related to CPEX acquisition amounted to approximately $1.5 million. This loan origination fee is being amortized over the estimated life of the loan, approximately 6 years, using the effective interest rate method, and recorded as a component within non-cash interest expense.

f.      To eliminate the tax benefit recorded in purchase accounting resulting from the reduction in the Footstar Corporation valuation allowance as a result of the CPEX acquisition.

g.      To eliminate CPEX income taxes due to Footstar Corporation’s $120 million valuation allowance.

h.      To reflect the noncontrolling interest portion of net earnings (loss) based on Footstar Corporation’s 80.5% ownership in CPEX.  This is to give effect to the acquisition of CPEX, as if it occurred on January 2, 2011.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with our financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are a wholly owned subsidiary of Footstar, a Delaware corporation, which is a holding company that is currently winding down pursuant to the Plan of Dissolution, which was adopted by Footstar’s stockholders on May 5, 2009. On January 19, 2012, the board of directors of Footstar approved a Plan of Reorganization pursuant to which Footstar contributed all of its assets to Xstelos. In exchange for the contribution of all of its assets, Xstelos assumed all of Footstar’s liabilities and issued all of its shares of common stock to Footstar. These shares constitute all of the outstanding shares of Xstelos capital stock.

As a result of the contribution by Footstar all of its assets in connection with the Plan of Reorganization, all of Footstar’s subsidiaries became subsidiaries of Xstelos, including Footstar Corporation, which became a wholly owned subsidiary of Xstelos.  After the distribution, Xstelos will continue to operate the CPEX business as a going concern.

On January 3, 2011, CPEX, a Delaware corporation, FCB I Holdings Inc., a Delaware corporation and FCB I Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of FCB I Holdings, Inc., entered into an Agreement and Plan of Merger. On April 5, 2011, the transaction was consummated, FCB I Acquisition Corp. merged with and into CPEX, and CPEX became a wholly owned subsidiary of FCB I Holdings, Inc. and an indirectly, majority-owned subsidiary of Footstar.

CPEX is a wholly owned subsidiary of FCB I Holdings, Inc., which is owned 80.5% by Footstar Corporation, a Texas corporation, and 19.5% by the Investment Holding Company.

After the distribution, Xstelos’s business and operations will be the same as the business and operations of Footstar Corporation prior to the distribution, and Xstelos’s consolidated assets and liabilities are the same as the consolidated assets and liabilities of Footstar Corporation prior to its contribution of its assets to and assumption of its liabilities by Xstelos in accordance with the Plan of Reorganization.

The following section includes a discussion of the results of operations of CPEX for the fiscal years ended December 31, 2010 and December 31, 2009 and the results of operations of Footstar Corporation for the fiscal years ended December 31, 2011 and January 1, 2011. As a result of the acquisition of CPEX on April 5, 2011, the operations of CPEX are only included in Footstar Corporation’s results of operations for the fiscal year ended December 31, 2011 beginning April 5, 2011. As a result, the discussion of the fiscal years ended December 31, 2011 and January 1, 2011 of Footstar Corp are not comparable.

Business of CPEX

CPEX has U.S. and international patents and other proprietary rights to technology that facilitates the absorption of drugs. Its platform drug delivery technology is based upon CPE-215®, which enhances permeation and absorption of pharmaceutical molecules across biological membranes such as the skin, nasal mucosa and eye. CPEX’s only product is Testim®, a gel for testosterone replacement therapy, which is a formulation of its technology with testosterone. Testim is licensed to Auxilium, which is currently marketing it in the United States, Europe and Canada. Currently, all of our current revenue is derived from royalties on Testim sales.

CPEX Pharmaceuticals, Inc. Results of Operations

Comparison of Fiscal Year Ended December 31, 2010 and Fiscal Year Ended December 31, 2009

The following is a discussion of the results of CPEX Pharmaceuticals, Inc.’s operations for the years ended December 31, 2010 and 2009. Inflation and changing prices have not had a material impact on revenues or results from operations in the two years ended December 31, 2010.

	Year Ended December 31,		Increase (Decrease)
	2010	2009		$	%

Royalties and other revenue	$23,297	$18,658	$4,639		25%

Operating expenses:
General and administrative	8,777	8,867	(90)		(1)%
Research and development	7,510	12,291	(4,781)		(39)%
Depreciation and amortization	702	699	3		—%
Total operating expenses	16,989	21,857	(4,868)		(22)%
Income (loss) from operations	6,308	(3,199)	9,507
Other, net	100	159	(59)		(37)%
Income (loss) before taxes	6,408	(3,040)	9,448
Provision (benefit) for income taxes	(230)	—	(230)
Net income (loss)	$6,638	$(3,040)	$9,678

Royalties and other revenue increased 25% to $23.3 million in 2010 from $18.7 million in 2009 due entirely to royalties earned on increased sales of Testim. For the year ended December 31, 2010, Testim prescriptions were reported to have grown approximately 11% compared to the same period in 2009. The long-term prospects for Testim sales are subject to resolution of CPEX’s patent infringement suit against Upsher-Smith, which has made an ANDA filing for a generic version of Testim, as described above in “Business—Generic Competition.”

General and administrative costs decreased 1% to $8.8 million in 2010 compared to $8.9 million in 2009, primarily due to a net decrease in advisory and consulting expenses. During 2010, there was a substantial decrease in legal fees associated with the legal proceedings described under Note 10 —  Commitments, Contingencies and Concentrations — Legal Proceedings in the accompanying Notes to the consolidated financial statements for CPEX which were offset by an increase in fees and expenses relating to the exploration of strategic alternatives.

Research and development expenses consist primarily of costs associated with the development of Nasulin, which was CPEX’s product candidate in development until March 2010 when CPEX determined to cease Nasulin development activities. These costs include costs of clinical trials, manufacturing supplies and other development materials, compensation and related benefits for research and development personnel, costs for consultants, and various overhead costs. Research and development costs are expensed as incurred. Research and development costs decreased to $7.5 million in 2010 compared to $12.3 million in 2009, primarily due to a $4.7 million decrease in spending on clinical trials following the discontinuation of the Nasulin clinical trial program and a $1.2 million decrease in employee related expenses. These decreases were partially offset by a $1.5 million increase in spending on preclinical activities during the year ended December 31, 2010. At the present time, CPEX has substantially terminated its research and development activities and its operations primarily consist of seeking and exploring outlicensing opportunities for its intellectual property assets.

Provision for income taxes for the year ended December 31, 2010 is a net credit of $230,000. During 2010, CPEX determined that it was more likely than not that it would realize its net deferred tax assets for which there was a valuation allowance. Accordingly, it reversed its valuation allowance of $2.9 million which was partially offset by current and deferred income taxes of $2.7 million. No tax benefit was recorded during the year ended December 31, 2009 as future operating profits could not be reasonably assured at that time. See Note 8 — Provision for Income Taxes in the accompanying consolidated financial statements for CPEX for additional information.

Footstar Corporation Results of Operations

Comparison of Fiscal Year Ended December 31, 2011 and Fiscal Year Ended January 1, 2011

Royalty Revenue

Royalty revenue increased $19.4 million, or 100%, for year ended December 31, 2011 compared with no revenue for year ended January 1, 2011.  The increase in revenue is due to the acquisition of CPEX on April 5, 2011 which provides Footstar Corporation with royalty revenue from the acquired licensing agreement associated with Testim®, a topical testosterone gel.  The year is represented by the period from January 2, 2011 to December 31, 2011, however, the revenue reported is only from the date of acquisition through December 31, 2011.

SG&A Expenses

SG&A expenses increased $4.6 million, or 286.7%, to $7.1 million for year ended December 31, 2011 compared with $2.5 million for year ended January 1, 2011.  This increase is predominately due to $2.8 million legal and professional expense, of which $1.3 million is related to the acquisition of CPEX, a $1.0 million increase in salaries and benefits, and $0.6 million of severance benefits incurred relating to former CPEX employees.

Amortization

Amortization expense increased $3.0 million, or 100.0%, for year ended December 31, 2011 compared with no expense for year ended January 1, 2011.  This increase is solely due to $3.0 million amortization expense of intangible assets comprised of CPEX’s patents and related license agreement associated with Testim®, a topical testosterone gel. The year is represented by the period from January 2, 2011 to December 31, 2011, however, amortization expense reported is only from the date of acquisition through December 31, 2011.

Operating Income

Operating income increased $11.7 million to $9.3 million for year ended December 31, 2011 compared with a $2.5 million operating loss for year ended January 1, 2011. The $11.7 million increase in operating income is basically due the addition of CPEX royalty revenue offset by increases in legal and professional expenses, severance benefit related expenses, and amortization expense, all related to the acquisition of CPEX.

Interest Expense

Interest expense was $8.7 million for year ended December 31, 2011 compared with a de minimis expense for year ended January 1, 2011. This increase is due to $8.7 million interest expense on the term loan incurred in connection with the acquisition of CPEX.  The year is represented by the period from January 2, 2011 to December 31, 2011, however, interest expense related to the loan is only from the date the loan was payable through December 31, 2011.

Income Tax Benefit

As a result of the 2011 CPEX acquisition, Footstar Corporation recorded a $19.5 million deferred tax liability and reduced approximately $19.5 million of its previously recorded valuation allowance against its NOL carryforward tax asset, which is reflected as an income tax benefit for the year ended December 31, 2011.

Liquidity and Capital Resources

At December 31, 2011, Footstar Corporation had cash and cash equivalents of approximately $7.8 million, which, along with the royalties from Testim® pursuant to the licensing agreement with Auxilium, we believe will be sufficient to fund our operations and our cash requirements for at least the next twelve months. Our cash includes balances maintained in commercial bank accounts. There can be no assurance that changes in our research and development plans or other events affecting our revenues or operating expenses will not result in the earlier depletion of our funds. In appropriate situations, which will be strategically determined, we may seek funding from other sources, including, but not limited to, contribution by others to joint ventures and other collaborative or licensing arrangements for the development, testing, manufacturing and marketing of products currently under development or sales of debt or equity securities.

On April 5, 2011, in connection with the acquisition of CPEX, FCB LLC, a wholly owned subsidiary of FCB I Acquisition Corp., which became a wholly owned subsidiary of CPEX upon FCB I Acquisition Corp.’s merger with and into CPEX, borrowed approximately $64 million under the Term Loan Agreement. The term loan under the Term Loan Agreement bears interest at “LIBOR” plus 16% per annum, with a minimum LIBOR rate of 1%, and matures on the earlier of January 3, 2026 or the date any of CPEX’s patents that are associated with Testim®, a topical testosterone gel, expire, and contains customary events of default for loans of such nature. As part of the Term Loan Agreement, CPEX contributed to FCB LLC all of its intellectual property rights in Testim® and rights to the royalty stream pursuant to the license agreement with Auxilium, and the loan is secured by FCB LLC’s interest in all such rights. Repayment of the loan is made through a waterfall arrangement whereby, if certain conditions are met, the Testim® royalty stream is distributed on a quarterly basis as follows:  first to pay certain fees and expenses of Agent and FCB LLC, second to pay fees of the banks maintaining the accounts associated with the loan, third to pay any expenses of Agent used to protect the loan collateral and any other unreimbursed fees or expenses of Agent or any Lender, fourth to replenish any shortfall in the interest reserve (which is $2.5 million), fifth to pay interest due, sixth to pay 65% of the remaining royalty funds to Agent for the benefit of the Lenders as payment toward loan principal, and finally to FCB LLC for its benefit.

Our largest source and use of cash were financing and investing related to the CPEX acquisition.  Footstar Corporation generated positive cash flow from operations due to our acquisition of CPEX.

As of December 31, 2011 accounts receivable, consisting of a royalty receivable, totaled $7.0 million. These receivables all are generally collected within three months after the respective calendar quarter.

Net cash provided by operating activities for year ended December 31, 2011 was $5.7 million, directly related to net earnings of $21.4 million, adding $3.2 million of amortization and non-cash interest expense, $1.1 million benefit from the decrease in prepaid expenses and other current assets, $0.6 million attributable to the decrease in accounts payable, accrued expenses and other current liabilities, and other miscellaneous items totaling $0.2 million, which was partially offset by the reversal of $19.5 million of non-cash deferred tax benefit, $1.1 million increase in accounts receivable, and other miscellaneous items totaling $0.2 million.  Net cash provided by operating activities for year ended January 1, 2011 was $3.0 million, primarily consisting of utilization of $3.5 million from prepaid expenses and other current assets, $0.7 million from non-cash stock compensation, $0.5 million from other noncurrent assets, and miscellaneous items of $0.1 million, was partially offset by a net loss of $1.1 million, an increase of $0.4 million in accounts payable, accrued expenses and other current liabilities, and miscellaneous items of $0.3 million.

Cash used in investing activities was $63.4 million and cash provided by financing activities was $56.8 million for the year ended December 31, 2011 compared to no investing activities and using $4.1 million in cash in financing activities for year ended January 1, 2011. The investing and financing activities for year ended December 31, 2011 are mostly associated to the CPEX acquisition on April 5, 2011 and $3.9 million used to purchase a marketable security. Footstar Corporation paid $3.4 million in a special cash distribution to shareholders and paid $0.7 million in mortgage note payments for year ended January 1, 2011.

Factors that could affect our short and long term liquidity include, among other things, the amount of royalties received from Auxilium, any change in the estimated net realizable value of CPEX, the payment of any further dividends or distributions, and our ability to market our Mahwah Real Estate and Exeter, New Hampshire property on acceptable terms.

Letters of Credit

In the past, Footstar Corporation entered into standby letters of credit to secure certain obligations, including insurance programs and duties related to the import of its merchandise. These standby letters of credit, before balances were drawn down by the beneficiaries, were cash collateralized at 103% of face value, plus a reserve for future fees (the “L/C Cash Collateral”), with Bank of America as issuing bank. In connection therewith, Bank of America had been granted a first priority security interest and lien upon the L/C Cash Collateral. On May 24, 2010, the Bank of America N.A. L/C Cash Collateral account terminated by its terms.

On May 10, 2010, $1.8 million, representing 100% of the amounts for which letters of credit have been provided, were drawn down by the beneficiaries. We do not anticipate recovery of $1.5 million of this amount for its Workers Compensation insurance programs. As of December 31, 2011, the remaining balance held by the beneficiaries totals $1.2 million and is recorded as Prepaid Expenses and included as a liability in Accrued Expenses. On July 26, 2011, Footstar Corporation recovered $.25 million from its Workers Compensation insurance programs.

Long term debt

In connection with the CPEX Transaction, on April 5, 2011 the Borrower borrowed approximately $64 million under the Term Loan Agreement by and among Borrower, The Bank of New York Mellon, as Agent, and certain Lenders from time to time party thereto, in the form of a secured term loan to Borrower. The term loan under the Term Loan Agreement bears interest at “LIBOR” plus 16% per annum, with a minimum LIBOR rate of 1%, and matures on the earlier of January 3, 2026 or the date any of CPEX’s patents that are associated with Testim®, a topical testosterone gel, expire, and contains customary events of default for loans of such nature.  The loan was issued at a discount of 2.34%.  The original issue discount (OID) was $1.5 million.  The OID is equal to the difference between the stated face amount of the loan and actual cash received.  This OID is being amortized over the estimated life of the loan, approximately 6 years, using the effective interest rate method, and is recorded as a component within non-cash interest expense.   The loan is collateralized by patents and a license agreement associated with Testim®, that were acquired in the CPEX transaction.  The loan agreement requires certain financial reporting and non financial covenants.

Critical Accounting Policies, Estimates and Judgments

The Financial Accounting Standards Board (“FASB”) made the Accounting Standards Codification (“ASC”) effective for financial statements issued for interim and annual periods ended after September 15, 2009. The ASC combines all previously issued authoritative generally accepted accounting principles (“GAAP”) into one set of guidance codified by subject area. Subsequent revisions to GAAP by the FASB are incorporated into the ASC through issuance of Accounting Standards Updates (“ASU”).

The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. We evaluate these estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements appearing in this registration statement of which this prospectus forms a part, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our financial statements.

Fiscal Years

The accompanying financial statements include the consolidated results of operations, assets and liabilities for the 52-week fiscal year ended December 31, 2011 and for the 53-week fiscal year ended January 1, 2011.

Cash Equivalents

Cash and cash equivalents consist of highly liquid instruments with maturities of three months or less from the date acquired and stated at cost that approximates their fair market value. At times Xstelos has cash and cash equivalents balances in excess of the FDIC and SIPC insured limits.

Royalties Receivable and Allowances for Doubtful Accounts

CPEX enters into collaboration and research agreements whereby it may receive milestone payments, research fees and/or royalties. Accounts receivable from these agreements are recorded at their net realizable value, generally as services are performed or as milestones and royalties are earned. When necessary, receivable balances are reported net of an estimated allowance for uncollectible accounts. Estimated uncollectible receivables are based on the amount and status of past due accounts, contractual terms with customers, the credit worthiness of customers and the history of uncollectible accounts. Royalties receivable as of December 31, 2011, and related revenues from the date of acquisition through December 31, 2011, are royalties due from its licensee, Auxilium for sales of Testim®. All receivables are uncollateralized and therefore are subject to credit risk.

Real Estate

Footstar Corporation has been marketing its Mahwah Real Estate since May 5, 2007, and is currently in discussions with an interested buyer for the sale of the Mahwah Real Estate, however there can be no assurance that such discussions will be successful.  Footstar Corporation estimates that the fair value of the real estate, less estimated closing costs, is approximately $6.2 million, although it may be sold for a price substantially more than such amount. This estimate is based on unobservable inputs and as such the actual amount ultimately realized upon disposition of this real estate could be materially different.

Footstar Corporation, through its acquisition of CPEX, owns a 15,700 square foot commercial building situated on approximately 14 acres of land in Exeter, New Hampshire. It is located approximately 50 miles north of Boston, Massachusetts. Xstelos is currently marketing this property for sale or lease.  Footstar Corporation estimates that the fair value of the real estate, less estimated closing costs, is approximately $1.7 million. This estimate is based on unobservable inputs and as such the actual amount ultimately realized upon disposition of this real estate could be materially different.

Intangible Assets

Costs incurred in connection with acquiring licenses, patents, and other proprietary rights are capitalized as intangible assets. These assets are amortized on a straight-line basis over the applicable useful life from the dates of acquisition. Such assets are reviewed whenever events or changes in circumstances indicate that the assets may be impaired, by comparing the carrying amounts to their estimated future undiscounted cash flows, and adjustments are made for any diminution in value below the carrying value.

Income Taxes

Footstar Corporation records deferred tax assets and liabilities based on the differences between the book and tax bases of assets and liabilities and on operating loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.  These amounts are adjusted, as appropriate, to reflect enacted changes in tax rates expected to be in effect when the temporary differences reverse.

Footstar Corporation determined the deferred tax provision under the liability method, whereby deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using currently enacted tax rates.

Revenue Recognition

CPEX recognizes revenue from royalties on Auxilium’s sales of Testim in accordance with ASC 605-10-S99-1, which requires sales to be recorded upon delivery, provided that there is evidence of a final arrangement, there are no uncertainties surrounding acceptance, title has passed, collectability is reasonably assured and the price is fixed or determinable. Since 2003, Auxilium has sold Testim to pharmaceutical wholesalers and chain drug stores, which have the right to return purchased products prior to the units being dispensed through patient prescriptions. Based on historical experience, CPEX is able to reasonably estimate future product returns on sales of Testim and as a result, did not defer Testim royalties for the fiscal year ended December 31, 2011.

Stock Based Compensation

Footstar Corporation accounts for its stock based employee compensation plans under ASC 718 and ASC 505-50.  ASC 718-10 and ASC 505-50 address the accounting for shared based payment transactions in which an enterprise receives employee services for equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. ASC 718-10 and ASC 505-50 require that such transactions be accounted for using a fair value based method.

Stock compensation expense reported by Footstar Corporation is for the stock options or restricted stock under the Xstelos plans, and accordingly, these transactions do not affect our common stock.  The stock compensation expense reported by Footstar Corporation is included in the Parent Investment.

 In considering the fair value of the underlying stock when the Footstar grants options or restricted stock, Footstar considers several factors including the fair values established by market transactions. Stock-based compensation includes significant estimates and judgments of when stock options might be exercised, forfeiture rates and stock price volatility.  The timing of option exercises is out of Footstar Corporation’s control and depends upon a number of factors including Footstar’s market value and the financial objectives of the holders of the options.  These estimates can have a material impact on Footstar Corporation’s stock compensation expense but will have no impact on Footstar Corporation’s cash flows.

Footstar Corporation accounts for equity awards of Footstar issued to non-employees providing services on behalf of Footstar Corporation in accordance with ASC Topic 505-50 (formerly EITF No. 96-18 “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with, Selling Goods or Services.”).  ASC 505-50 requires Footstar Corporation to measure the fair value of Footstar equity instruments using the stock prices and other measurement assumptions as of the earlier of either the date at which a performance commitment by the counterparty is reached or the date at which the counterparty’s performance is complete.

Recently Issued Accounting Pronouncements

In May 2011, the FASB issued amended guidance on fair value measurements. This newly issued accounting standard clarifies the application of certain existing fair value measurement guidance and expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. This accounting standard is effective on a prospective basis for annual and interim reporting periods beginning on or after December 15, 2011. Footstar Corporation does not expect that adoption of this standard will have a material impact on its financial position or results of operations.

In June 2011, the FASB issued authoritative guidance related to the Presentation of Comprehensive Income. This standard eliminates the current option to report other comprehensive income and its components in the statement of changes in equity. The new requirements are effective for public entities for fiscal years beginning after December 15, 2011 and interim and annual periods thereafter, with early adoption permitted. As this accounting standard only requires enhanced disclosure, the adoption of this standard will not impact Footstar Corporation’s financial position or results of operations.

Contingencies and Litigation

Litigation Matters

Footstar Corporation is involved in various and routine litigation matters, which arise through the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on the final liquidation of Footstar. While it firmly maintains that all pending claims are meritless, Footstar Corporation will, however, continue to expend costs as it vigorously defends against these claims.

Thom McAn:  In connection with Footstar Corporation’s discontinued operations in 1995, Footstar Corporation entered into a sublease formerly occupied by its Thom McAn stores. The lease expires effective February 1, 2014. Footstar Corporation believes that there has been a novation of its obligations under such lease and may bring litigation to have a court finally determine such issue. At this time, Footstar Corporation has not recorded a liability relating to this commitment as the probability of an unfavorable outcome is remote.

Upsher-Smith Litigation: In October 2008, CPEX and Auxilium received notice that Upsher-Smith had filed an Abbreviated New Drug Application, or ANDA containing a paragraph IV certification in which Upsher-Smith certified that it believes its proposed generic version of Testim does not infringe on the ‘968 Patent. The ‘968 Patent claims a method for maintaining effective blood serum testosterone levels for treating a hypogonadal male, and will expire in January 2025. The ‘968 Patent is listed for Testim® in Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book), published by the FDA. Upsher-Smith’s paragraph IV certification sets forth allegations that the ‘968 Patent will not be infringed by the manufacture, use, or sale of its proposed generic product. On December 4, 2008, CPEX and Auxilium filed a Hatch-Waxman infringement lawsuit in the United States District Court for the District of Delaware against Upsher-Smith seeking injunctive and declaratory relief. The Court docketed this case as Civil Action No. 08-908-SLR. In June 2009, Upsher-Smith amended its answer to the complaint to include a defense and counterclaim of invalidity of the ‘968 Patent, which CPEX and Auxilium have denied. A patent issued by the U.S. Patent and Trademark Office (USPTO), such as the ‘968 Patent, is presumed valid. As of the date of this filing, the lawsuit remains pending; however, the case was administratively closed in December of 2011 and will remain closed until further order of the Court.

Auxilium and FCB LLC announced on April 16, 2012 that they have received a notice from Watson Laboratories, Inc., or Watson Laboratories, that advises them of Watson Laboratories’ filing of an ANDA containing a Paragraph IV certification under 21 U.S.C. Section 355(j) for testosterone gel. This Paragraph IV certification notice refers to FCB LLC’s nine U.S. patents covering Testim®, 1% testosterone gel, that are listed in Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book), published by the U.S. Food and Drug Administration.  The referenced patents will expire between 2023 and 2025. Auxilium and FCB are currently reviewing the details of this notice from Watson.

CPEX has filed continuation and divisional applications with the USPTO relating to the ‘968 Patent. Eight patents, U.S. Patent Nos. 7,608,610, 7,608,608, 7,608,605, 7,608,609, 7,608,607, 7,608,606, 7,935,690 and 8,063,029, were issued from these applications, which may provide further market protection. Each of these eight patents has been listed in the Orange Book with respect to Testim®.

CPEX and its affiliates will vigorously pursue the Hatch-Waxman patent infringement lawsuit. However, if CPEX is unsuccessful in obtaining an injunction to keep Upsher-Smith’s proposed version of Testim® off the market until the patent protection expires, or in defending the ‘968 Patent covering Testim®, sales of Testim® and royalties relating to Testim® sales could be materially reduced.

Off-Balance Sheet Arrangements

None.

Impact of Inflation

The financial statements included in this document have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Our interest obligations for our long term debt, representing 59% of total assets as of December 31, 2011, are primarily market driven.  As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the ability to pay interest and current maturities on our long-term debt are critical. The principal effect of inflation on earnings, as distinct from levels of interest rates, is in the area of non-interest expense. Expense items such as employee compensation, employee benefits and occupancy costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the interest due on our long-term debt. We are unable to determine the inflationary impact on interest to the extent, if any, to which we owe on our long-term debt.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our directors and executive officers.

Name	Age	Position
Jonathan M. Couchman	42	Chairman of the Board, President and Chief Executive Officer
Steven D. Scheiwe	51	Director
Adam W. Finerman	46	Director

The business experience for the past five years (and, in some instances, for prior years) of each of our executive officers and directors are as follows:

Jonathan M. Couchman. Mr. Couchman was appointed Chief Financial Officer of Footstar effective August 11, 2009. Mr. Couchman became President and Chief Executive Officer of Footstar effective January 1, 2009.  He was appointed President, Chief Executive Officer and Chairman of the Board of Xstelos on January 23, 2012.  Prior to that, on December 9, 2008 Mr. Couchman was appointed Chief Wind-Down Officer of Footstar.  He was appointed Chairman of the Board of Footstar on February 7, 2006.  He is the Managing Member of Couchman Capital LLC, the general partner and investment manager of Couchman Investments LP and Couchman Partners LP, private investment partnerships established in 2001 and the investment manager of Couchman International Ltd., a private partnership established in 2001. He is a member of the CFA Institute and the New York Society of Security Analysts and holds a Bachelor of Science in Finance from the California State University at Chico.  Mr. Couchman’s extensive investment experience, as well as his work-out experience, gives him strong insight into the challenges and issues facing Xstelos.

Steven D. Scheiwe. Mr. Scheiwe is currently the President of Ontrac Advisors, Inc., which provides analysis and business management services to public and private entities. Mr. Scheiwe served as a director of Footstar, Inc. from July 2007 to May 2009. Mr. Scheiwe has been a director of Hancock Fabrics, Inc., a fabric retailer, since August 2009 and a director since August 2008, and is a member of its audit, management review and compensation and nominating and corporate governance committees. He is also a director and member of the audit and compensation committees of FiberTower Corporation, a wireless backhaul services provider, and has held those positions since 2006; currently a director and member of the audit and the nominating and corporate governance committees of Primus Telecommunications Group, Inc., an integrated facilities-based communications services provider (“Primus”), which positions he has held since August 2010, chairman of Primus’ audit committee, and previously served as a member of Primus’ compensation committee; and also serves as a director and member of the restructuring committee of Inner City Media Corporation.  Mr. Scheiwe also formerly served as a director of Movie Gallery, Inc., Zemex Minerals Group, Inc., American Restaurant Group, Inc., Friedman’s, Inc. and General Chemical Industrial Products, Inc. Mr. Scheiwe has extensive business management experience with both public and private companies.  Mr. Scheiwe also has served on the boards of several organizations of varying sizes.  Mr. Scheiwe’s business management experience and experience serving on various audit and compensation committees are a valuable asset to the board of directors.

Adam W. Finerman. Mr. Finerman is a Partner with the law firm of Olshan Grundman Frome Rosenzweig & Wolosky LLP, based in New York City, since 1998. Mr. Finerman is an experienced corporate and securities lawyer whose practice includes expertise in proxy contests and in mergers and acquisitions. He also has extensive experience representing publicly and privately held buyers and sellers in mergers, asset acquisitions and divestitures, and stock purchase transactions. Mr. Finerman counsels corporate clients on SEC reporting requirements, other public company obligations, and corporate governance practices and related matters. His practice also includes the representation of numerous public companies in their transactional and securities work as well as general corporate advice. Mr. Finerman has served as Corporate Secretary of Forward Industries, Inc., a Nasdaq listed company, since October 2011.  Mr. Finerman holds a Bachelor of Science from the Wharton School, University of Pennsylvania, a Juris Doctorate from the University of Pennsylvania School of Law and a Masters of Business Administration from the Wharton School, University of Pennsylvania. Mr. Finerman’s extensive legal experience will provide valuable insight to the board of directors.

Director Independence

The board of directors of Xstelos has adopted the independence criteria established by Nasdaq for determining director independence.  The board of directors has determined that of its current board members each of Messrs. Scheiwe and Finerman are independent as defined under the listing requirements of Nasdaq.  The board of directors does not have a separately standing Nominating, Compensation or Audit Committee at this time. Mr. Couchman is not considered independent under Nasdaq’s listing standards applicable to Audit Committee members.  In making its determinations regarding these directors, the board of directors assessed all of the information provided by each director in response to inquiries concerning his independence and concerning any business, family, employment, transactional, or other relationship or affiliation of such director with Footstar and Xstelos.

Arrangements Regarding Nomination for Election to the Board of Directors

There are no arrangements regarding nomination for election to the Xstelos board of directors.

Board Committees

The Xstelos board of directors has not formed any standing committees.

Audit Committee

The entire board of directors serves the function of the Audit Committee. The board has determined that Mr. Scheiwe qualifies as an “audit committee financial expert” in accordance with SEC rules. This designation is an SEC disclosure requirement related to Mr. Scheiwe’s experience and understanding of accounting and auditing matters and is not intended to impose any additional duty, obligation or liability on Mr. Scheiwe.

Family Relationships

There are no family relationships between any of our directors or executive officers.

EXECUTIVE COMPENSATION

Xstelos has not yet paid any compensation to any of its executive officers. The form and amount of the compensation to be paid to each of Xstelos’s executive officers in any future period will be determined by Xstelos’s board of directors, subject to the terms of any applicable agreements.

The section sets forth the executive compensation information for Footstar during the years ended January 1, 2011 and December 31, 2011. After the distribution described in this prospectus is completed, executive officers of Xstelos will be compensated by Xstelos and Footstar will no longer pay any executive compensation.

Summary Compensation Table

The table below summarizes the total compensation paid during fiscal 2011 and 2010 to, or earned by, each of the named executive officers of Footstar.

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Option Awards ($)(1)	All other compensation ($)(2)	Total ($)
Jonathan M. Couchman
Chairman, Chief Executive	2011	494,718	500,000	0	0	994,718
Officer and President	2010	513,155	0	214,949	0	728,104
_________________
(1)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with Black-Scholes option pricing model and FASB ASC Topic 718.

(2)	The bonus to Mr. Couchman was awarded in January 2012 in respect of his performance in fiscal year 2011.

On January 6, 2012, the independent directors of the board of directors unanimously approved the payment of a discretionary cash bonus of $500,000 to Jonathan M. Couchman, Footstar Corporation’s President, Chief Executive Officer and Chief Financial Officer, on account of his superior performance in 2011. The discretionary cash bonus was awarded in recognition of the extraordinary leadership of Footstar Corporation by Mr. Couchman in 2011, including without limitation in Footstar’s negotiations with and subsequent acquisition of CPEX, which was completed on April 5, 2011, the completion of financing arrangements in connection with the CPEX acquisition, and the management of Footstar Corporation after the CPEX acquisition including restructuring and integrating CPEX’s assets with those of Footstar Corporation.

Employment Agreements and Arrangements

All employees of Footstar and Xstelos, including Mr. Couchman, are employed on an “at-will” basis.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information, on an award-by-award basis, for each Named Executive Officer outstanding as of December 31, 2011:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
Jonathan M. Couchman	2,500,000	0.35	March 14, 2020

On March 15, 2010, Mr. Couchman was awarded a stock option to purchase up to 2,500,000 shares of Footstar’s common stock at an exercise price of $0.40 per share (after giving effect to the liquidating cash dividend of $0.10 paid on March 12, 2010). The exercise price was adjusted in accordance with the terms of the initial grant from $0.40 to $0.35 due to a $0.05 dividend paid to the stockholders of Footstar on October 7, 2010. On the date of the grant, the closing stock price of Footstar’s stock price was $0.23. The stock option was fully vested at the time of the grant. The stock option expires upon the tenth anniversary of the grant date. Mr. Couchman will be awarded a option to purchase Xstelos shares on substantially the same terms in connection with the distribution.

On March 15, 2010, Footstar issued shares of common stock having an aggregate fair value of $500,000 on the grant date, or 2,173,913 shares, to Jonathan M. Couchman, in lieu of any cash compensation for base salary for Mr. Couchman’s services as President, Chief Executive Officer and Chief Financial Officer for the twelve months commencing March 1, 2010.

Director Compensation

Compensation Paid to Non-Employee Directors

Non-employee directors receive a combination of cash and equity compensation.  Mr. Couchman, currently the only employee serving on the board of directors, has not received any separate compensation for his services as a director since becoming an employee on December 9, 2008.

The board of directors may request that certain directors perform additional services, from time to time, on behalf of the board of directors and may compensate those directors in the manner that the Board deems appropriate.

Each eligible director may elect, prior to the end of Footstar’s first fiscal quarter of the year, to receive in lieu of his or her cash director fees for that year, shares of fully vested Footstar common stock with a fair market value equal to the amount of those fees.

On March 15, 2010, at the election of Adam W. Finerman and Eugene I. Davis, Footstar issued shares of common stock having an aggregate fair value of $50,000 on the grant date, or 217,391 shares, to each of Adam Finerman and Eugene Davis, Footstar’s non-employee directors, in lieu of cash compensation for their service as directors in 2010 to which they would otherwise be entitled.   In addition, Messrs. Finerman and Davis elected to receive their full retainer ($50,000) for fiscal 2009 in the form of 17,668 shares of restricted stock and Mr. Finerman elected to receive his full retainer ($50,000) for fiscal 2008 in the form of 12,285 shares of restricted stock. Mr. Finerman has also elected to receive his full retainer ($50,000) for fiscal 2011 in shares of restricted stock and through December 31, 2011 earned 68,332 shares. Mr. Davis resigned from the board on March 1, 2012.

After the distribution, the Xstelos board of directors will establish a director compensation plan for Xstelos.

Director Compensation Table

The table below summarizes the director compensation paid by Footstar to non-employee directors for fiscal 2011.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Eugene I. Davis(2)	$50,000	$-	$0	$50,000
Adam W. Finerman	$50,000	$-	$0	$50,000
Adam W. Finerman	$50,000	$-	$0	$50,000

__________________
(1)	Mr. Finerman elected to receive his full retainer ($50,000) in 68,322 shares of Footstar stock.

(2)	Resigned on March 1, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policy and Procedure Regarding Transactions with Related Persons

The Xstelos board of directors has determined the absence of any “related person transaction” since January 20, 2012, the date of incorporation of Xstelos, involving any director, director nominee or executive officer of Xstelos, any known 5% stockholder of Xstelos or any immediate family member of any of the foregoing persons (together “related persons”).  A “related person transaction” generally means a transaction in which Xstelos was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of Xstelos’s total assets at fiscal year end for the last two completed fiscal years (determined without regard to the amount of profit or loss involved in the transaction) and in which a related person had or will have a direct or indirect material interest (as determined under SEC rules related to related person transactions).

Director Independence

After the distribution, Xstelos is not and will not be subject to the listing requirements of any securities exchange or Nasdaq.  However, the board of directors of Xstelos has adopted the independence criteria established by Nasdaq for determining director independence. The board of directors of Xstelos has determined that of our current board members each of Messrs. Scheiwe and Finerman are independent as defined under the listing requirements of Nasdaq, and will continue to be independent after the distribution.  The board of directors of Xstelos does not have a separately standing Nominating, Compensation or Audit Committee at this time. Mr. Couchman is not considered independent under Nasdaq’s listing standards applicable to Audit Committee members.  In making its determinations regarding these directors, the board of directors assessed all of the information provided by each director in response to inquiries concerning his independence and concerning any business, family, employment, transactional, or other relationship or affiliation of such director with Xstelos.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Prior to the distribution, all of our shares of common stock will be held by Footstar. The following table sets forth, to the best of our knowledge, information as to the ownership of our common stock after the completion of the distribution that we expect will be held by (1) each person or entity expected by us to beneficially own more than 5% of the outstanding shares of our common stock; (2) each of our directors and named executive officers; and (3) all of our directors and executive officers as a group.  Except as otherwise indicated, ownership of shares by the persons named below includes sole voting and investment power held by such persons, and includes options to purchase shares of our common stock exercisable within 60 days of April 23, 2012.  The percentage of shares owned is based on 24,263,171 shares outstanding as of April 23, 2012, and, if applicable, includes options to purchase shares of our common stock exercisable within 60 days of April 23, 2012.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After the Offering (1)
Name of Beneficial Owner (2)	Number	Percentage	Number		Percentage
Jonathan M. Couchman	—	—	13,563,578	(3)	50.7%
Steven D. Scheiwe	—	—	50,497		<1%
Adam W. Finerman	—	—	386,484		1.5%
All directors and executive officers as a group (three persons)	—	—	14,000,559	(3)	52.3%

______________

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole voting and investment power with respect to securities, and includes restricted or deferred shares. Each beneficial owner’s percentage ownership of common stock is determined by assuming that options that are held by such person, but not those held by any other person, and that are exercisable within 60 days of April 23, 2012, have been exercised.

(2)	The business address of the directors and executive officers is 630 Fifth Avenue, Suite 2260, New York, New York.

(3)	The amount shown includes 2,500,000 shares issuable pursuant to stock options with an exercise price of $0.35 per share which, as of January 23, 2012, were currently exercisable.

All of our stockholders, including our officers and directors, will own a number and proportion of Xstelos shares equal to that of their Footstar shares held as of April 23, 2012, the record date for the distribution.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the material United States federal income tax consequences generally applicable to an Footstar stockholder that receives Xstelos common stock in the distribution described in this prospectus. Except where noted, this summary deals only with a stockholder who holds their Footstar common stock as a capital asset. This summary is qualified in its entirety by reference to, and is based upon, laws, regulations, rulings and decisions now in effect, all of which are subject to change, which changes may or may not be retroactive.

For purposes of this summary, a “U.S. holder” means a beneficial owner of Footstar common stock who is any of the following for U.S. federal income tax purposes:  (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non-U.S. holder of Footstar common stock is a stockholder who is not a U.S. holder.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings, and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those summarized below.

This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not represent a description of the U.S. federal income tax consequences to a stockholder who is subject to special treatment under the U.S. federal income tax laws and does not address the tax considerations applicable to stockholders who may be subject to special tax rules, such as:  partnerships; financial institutions; insurance companies; real estate investment trusts; regulated investment companies; grantor trusts; tax-exempt organizations; dealers or traders in securities or currencies; stockholders who hold Footstar common stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. holders that have a functional currency other than the U.S. dollar; stockholders who actually or constructively own 10 percent or more of Footstar’s voting stock; or a non-U.S. holder who is a U.S. expatriate, “controlled foreign corporation” or “passive foreign investment company.”

Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the distribution.

If any entity classified as a partnership for U.S. federal income tax purposes holds Footstar common stock, the tax treatment of an owner of such entity will generally depend on the status of the owner and the activities of the entity.

Each stockholder should consult his, her or its own tax advisers concerning the particular U.S. federal tax consequences of the distribution, as well as the consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.

To ensure compliance with Treasury Department Circular 230, each stockholder is hereby notified that:  (a) any discussion of U.S. federal tax issues in this prospectus is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Code; (b) any such discussion has been included by Xstelos in furtherance of the distribution on the terms described herein; and (c) each such holder should seek advice based on its particular circumstances from an independent tax advisor.

As a result of the distribution, for federal income tax purposes, holders of Footstar common stock will:  (1) recognize no gain or loss upon the receipt of common stock of Xstelos in the distribution; (2) have an initial tax basis in the common stock of Xstelos received in the distribution that is the same as their adjusted tax basis in their Footstar common stock; and (3) have a holding period for federal income tax purposes for common stock of Xstelos that includes their holding period for their Footstar common stock.

In addition, (a) Xstelos will not, for federal income tax purposes, recognize any taxable gain or loss as a result of the distribution and (b) the distribution and the adoption of the transfer restrictions in the Xstelos Certificate of Incorporation will not, for federal income tax purposes, impair the ability of Xstelos and other members of their affiliated group which file consolidated income tax returns to utilize the net operating loss carryforwards.

DESCRIPTION OF CAPITAL STOCK

General

Currently, our authorized capital stock consists of (i) 30,000,000 shares of common stock, par value $0.001 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share.

The following description of our capital stock are summaries and are qualified by reference to the Certificate of Incorporation and By-laws of Xstelos. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Common Stock

As a result of the distribution there will be 24,263,171 shares of common stock issued and outstanding that are held of record by approximately 2,000 stockholders. In connection with the distribution, Mr. Couchman will be granted a stock option to purchase up to 2,500,000 shares of Xstelos common stock at an exercise price of $0.35 per share, the terms of which will be substantially similar to his current option to purchase 2,500,000 shares of Footstar common stock at $0.35 per share.

Holders of common stock are entitled to one vote per share on matters on which our stockholders vote.  There are no cumulative voting rights.  At any meeting of the stockholders, all matters, with certain exceptions and subject to applicable law, are to be decided by the vote of a majority of votes present and entitled to vote. Directors are to be elected by a plurality of the votes cast in the election of directors.

Subject to any preferential dividend rights of any outstanding shares of preferred stock, holders of common stock are entitled to receive dividends, if declared by the Xstelos board of directors, out of funds that we may legally use to pay dividends.  If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid.  Our Certificate of Incorporation does not provide the common stock with any redemption, conversion or preemptive rights.  All shares of common stock that are outstanding as of the date of this prospectus and, upon issuance and sale, all shares we are distributing in this distribution, will be fully paid and nonassessable.

Anti-Takeover Effects of Delaware Law and Our Corporate Charter Documents

Transfer Restrictions

Subject to certain exceptions, including prior exemption by the board of directors, our Certificate of Incorporation prohibits and makes void ab initio certain transfers of our common stock, to the extent that after giving effect to such purported transfer (i) the purported transferee would become a 4.75% or greater holder of our common stock, (ii) the ownership of a 4.75% stock holder’s common stock, prior to giving effect to the purported transfer, would be increased or (iii) the transfer creates a new “public group” under Treasury Section 1.382-2T(j)(3)(i).

Delaware Law

Xstelos is subject to the provisions of Section 203 of the DGCL.  In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner.  A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•
at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Transfer Agent and Registrar

Upon the completion of this distribution, the transfer agent and registrar for our common stock will be Securities Transfer Corporation.

Listing

Prior to this distribution, there has been no public market for our common stock.  We are currently in the process of seeking quotation of our common stock on the OTC Bulletin Board quotation system, or the OTCBB. We are currently taking steps to ensure our common stock is quoted on the OTCBB as soon as practicable on or after the date of this prospectus, however there is no guarantee that we will be quoted on the OTCBB at any time.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this distribution, there has been no public market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this distribution.

All shares distributed to Footstar stockholders in the distribution will be freely tradable without restriction or further registration under the Securities Act, except that any shares received in the distribution by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Rule 144

Under Rule 144 as in effect on the date of this prospectus, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days immediately prior to the sale of the shares, an affiliate who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

In addition, any sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and the availability of current public information about us.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP (“Olshan”). Mr. Finerman, a partner with Olshan, is a director of Xstelos and will receive shares of Xstelos in the distribution.

EXPERTS

The consolidated balance sheets of Footstar Corporation and Subsidiaries (Predecessor Company) as of December 31, 2011 and January 1, 2011 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2011 have been audited by EisnerAmper LLP, an independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

BDO USA, LLP, the independent registered public accounting firm for CPEX, has audited CPEX’s balance sheets as of December 31, 2010 and 2009, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2010 and 2009, as set forth in their report. We have included our financial statements in this prospectus and in this registration statement in reliance on BDO USA, LLP’s report given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act with respect to the securities to be distributed pursuant to this prospectus. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and the securities to be distributed in this distribution, we refer you to the registration statement and the exhibits and schedules attached to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

Upon the completion of this distribution, we will be subject to the informational requirements of the Exchange Act and we intend to file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2011 and January 1, 2011 (Predecessor Company)	F-3

Consolidated Statements of Operations for the years ended December 31, 2011 and January 1, 2011 (Predecessor Company)	F-4

Consolidated Statements of Stockholder’s Equity and Comprehensive Income for the years ended December 31, 2011 and January 1, 2011 (Predecessor Company)	F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2011 and January 1, 2011 (Predecessor Company)	F-6

Notes to Consolidated Financial Statements	F-8

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of Footstar Corporation (Predecessor Company):

We have audited the accompanying consolidated balance sheets of Footstar Corporation and Subsidiaries (Predecessor Company, as described in Note 1 to the financial statements) as of December 31, 2011 and January 1, 2011, and the related consolidated statements of operations, stockholder’s equity and comprehensive income, and cash flows for each of the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Footstar Corporation and Subsidiaries (Predecessor Company) at December 31, 2011 and January 1, 2011, and the consolidated results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ EisnerAmper LLP

Edison, New Jersey
March 9, 2012

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

CONSOLIDATED BALANCE SHEETS
(In thousands)
	December 31, 2011	January 1, 2011
Assets
Current assets:
Cash and cash equivalents	$7,847	$8,720
Marketable security, at fair value	3,968	-
Accounts receivable	6,986	-
Prepaid expenses and other current assets	674	300
Fixed assets held for sale	347	-
Deferred tax asset, net	1,405	-
Assets of discontinued operations	1,198	1,541
Total current assets	22,425	10,561

Restricted cash	2,500	-
Real estate held for sale	7,873	6,173
Intangible assets, net	56,424	-
Goodwill	10,920	-
Deferred financing costs and other noncurrent assets	2,011	169

TOTAL ASSETS	$102,153	$16,903

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$-	$13
Accrued expenses	1,853	265
Income taxes payable	91	-
Current maturities of long term debt, net of original issue discount	10,666	-
Liabilities of discontinued operations	1,571	2,100
Total current liabilities	14,181	2,378

Deferred tax liability, net	1,405	-
Long term debt, net of current maturities and original issue discount	49,553	-
Total liabilities	65,139	2,378

Commitments and Contingencies

Stockholder’s Equity:
Common stock, $1.00 par value, authorized, issued and outstanding 100 shares	-	-
Additional paid-in capital	21,619	21,381
Accumulative other comprehensive income	61	-
Retained earnings (accumulated deficit)	13,670	(6,856)
Stockholder’s Equity	35,350	14,525
Noncontrolling interest	1,664	-
Total stockholder’s equity	37,014	14,525

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$102,153	$16,903

The accompanying notes are an integral part of these consolidated financial statements.

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Year Ended
	December 31, 2011	January 1, 2011

ROYALTY REVENUE	$19,350	$-

Operating Expenses
Selling, general and administrative expense	7,053	2,460
Amortization	3,010	-
Loss on disposal of assets	2	-
Total operating expenses	10,065	2,460

OPERATING INCOME (LOSS)	9,285	(2,460)

Interest income	12	-
Interest expense	(8,690)	(12)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	607	(2,472)

Income tax benefit	(19,438)	(88)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	20,045	(2,384)

EARNINGS FROM DISCONTINUED OPERATIONS, net of tax	1,365	1,283

NET EARNINGS (LOSS)	21,410	(1,101)

Less: Net earnings attributable to the noncontrolling interest	884	-

NET EARNINGS (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	$20,526	$(1,101)

BASIC AND DILUTED NET EARNINGS (LOSS) PER COMMON SHARE:
Earnings (Loss) from continuing operations	$191,614	$(23,841)

Earnings from discontinued operations	13,648	12,828

BASIC AND DILUTED NET EARNINGS (LOSS) PER COMMON SHARE	$205,262	$(11,013)

Weighted average common shares outstanding used for basic and diluted earnings (loss) per common share.	100	100

The accompanying notes are an integral part of these consolidated financial statements.

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY
AND COMPREHENSIVE INCOME
(In thousands except per share data)

			Additional	Retained Earnings	Accumulated Other
	Common Stock		Paid-in	(Accumulated	Comprehensive	Controlling	Noncontrolling
	Shares	Amount	Capital	Deficit)	Income	Interest	Interest	Total

Balance as of January 2, 2010	100	$-	$20,650	$(2,388)	$-	$18,262	$-	$18,262
Net loss	-	-	-	(1,101)	-	(1,101)	-	(1,101)
Special cash distribution	-	-	-	(3,367)	-	(3,367)	-	(3,367)
Common stock incentive plans	-	-	215	-	-	215	-	215
Issuance of stock for services	-	-	516	-	-	516	-	516

Balance as of January 1, 2011	100	-	21,381	(6,856)	-	14,525	-	14,525
Comprehensive income:
Net income	-	-	-	20,526	-	20,526	884	21,410
Unrealized gain on marketable security	-	-	-	-	61	61	-	61
Total comprehensive income:								21,471
Common stock incentive plans	-	-	105	-	-	105	-	105
Capital contributions	-	-	-	-	-	-	780	780
Issuance of stock for services	-	-	133	-	-	133	-	133

Balance as of December 31, 2011	100	$-	$21,619	$13,670	$61	$35,350	$1,664	$37,014

The accompanying notes are an integral part of these consolidated financial statements
s

.
FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	December 31, 2011	January 1, 2011

Cash flows from operating activities:
Net earnings (loss)	$21,410	$(1,101)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Amortization of intangibles	3,010	-
Non-cash interest expense	230	-
Deferred tax benefit	(19,534)	-
Loss on disposal of assets	2	-
Stock incentive plans	105	215
Issuance of stock for services	133	516
Changes in operating assets and liabilities, net of acquisition:
Increase in accounts receivable	(1,135)	-
Decrease in prepaid expenses and other current assets	1,104	3,520
Decrease in other noncurrent assets	(43)	525
Decrease (increase) in accounts payable, accrued expenses and other current liabilities	572	(393)
Decrease in income taxes payable and other long-term liabilities	(172)	(329)
Net cash provided by operating activities	5,682	2,953

Cash flows from investing activities:
Acquisition of CPEX, net of cash acquired	(59,479)	-
Proceeds from disposal of assets	29	-
Purchase of marketable security	(3,907)	-
Net cash used in investing activities	(63,357)	-

Cash flows from financing activities:
Special cash distribution paid	-	(3,367)
Proceeds from bridge loan	10,000	-
Payments on bridge loan	(10,000)	-
Proceeds from debt, net of original issue discount	62,500	-
Payments on long term debt	(2,392)	(687)
Restricted cash	(2,500)	-
Deferred financing costs	(1,586)	-
Cash contribution from noncontrolling interest	780
Net cash provided by (used in) financing activities	56,802	(4,054)

Net decrease in cash and cash equivalents	(873)	(1,101)
Cash and cash equivalents, beginning of year	8,720	9,821

Cash and cash equivalents, end of year	$7,847	$8,720

The accompanying notes are an integral part of these consolidated financial statements.

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(In thousands)

	Year Ended
	December 31, 2011	January 1, 2011

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Interest paid	$8,974	$62

Noncash financing activities:
Original issue discount on long-term debt	$1,500	$-

The accompanying notes are an integral part of these consolidated financial statements.

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.           Business and Basis of Presentation

Organization

Footstar Corporation (the “Company”) is an indirectly wholly owned subsidiary of Footstar, Inc. (“Footstar”), a Delaware corporation, which is a holding company that is currently winding down pursuant to the Amended Plan of Complete Dissolution and Liquidation of Footstar, Inc. (the “Plan of Dissolution”), which was adopted by Footstar’s stockholders on May 5, 2009.

On January 19, 2012, the board of directors of Footstar approved a Plan of Reorganization (the “Plan of Reorganization”) pursuant to which Footstar contributed all of its assets to Xstelos Holdings, Inc. (“Xstelos”).  In exchange for the contribution of all of its assets, Xstelos assumed all of Footstar’s liabilities and issued all of its shares of common stock to Footstar.  The contribution of all of the assets and liabilities of Footstar essentially represents the stock of its wholly-owned subsidiary, Footstar Corporation, which is the operating entity.  The shares exchanged constitute all of the outstanding shares of Xstelos capital stock (see Note 13 - Subsequent Events).

The consolidated financial statements of Footstar Corporation and Subsidiaries (Predecessor Company) or the “Company”, were determined, in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), to represent the consolidated historical assets and liabilities contributed to Xstelos.

General

Until the time it discontinued regular business operations in December 2008, Footstar had operated its business since 1961 through its subsidiaries primarily as a retailer selling family footwear through licensed footwear departments in discount chains and wholesale arrangements. Commencing March 2, 2004, Footstar and most of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court. On February 7, 2006, Footstar successfully emerged from bankruptcy. As part of its emergence from bankruptcy, substantially all of Footstar’s business operations were related to the agreement pursuant to which it operated the licensed footwear departments in Kmart stores (the “Kmart Agreement”).

Following its emergence from bankruptcy, Footstar’s Board of Directors, with the assistance of investment bankers, evaluated a number of possible alternatives to enhance shareholder value, including acquisition opportunities, changes in the terms of Footstar’s principal contracts, including the early termination of or extension of the Kmart Agreement, the payment of one or more dividends, and the sale of Footstar’s assets or stock. The Board of Directors determined the best course of action was to operate under the Kmart Agreement through its scheduled expiration at the end of December 2008.

Through its scheduled expiration of the Kmart Agreement, at the end of December 2008, the Company’s business operations related to which it operated licensed footwear departments in various department stores, have been classified as discontinued operations.  Therefore, all related operations, impairment losses and disposal costs, gains and losses on disposition attributable to these licensed footwear departments have been aggregated in a single caption entitled “Earnings From Discontinued Operations” on the accompanying consolidated statements of operations (see Note 3 – Discontinued Operations).

In May 2008, the Board of Directors determined that it was in the best interests of Footstar and its stockholders to liquidate and ultimately dissolve after the expiration of the Kmart Agreement in December 2008 (and other miscellaneous contracts through the end of such term) and to sell and/or dispose of any of Footstar’s other remaining assets, including its owned property in Mahwah, New Jersey, which contains its corporate headquarters building, improvements and 21 acres of underlying land (collectively, the “Mahwah Real Estate”). Under the terms of the Kmart Agreement, Kmart was required to purchase from Footstar, all of the remaining inventory in the Kmart footwear departments at values set forth in the Kmart Agreement. The process of selling the inventory to Kmart commenced immediately after the expiration of the Kmart Agreement on December 31, 2008. During 2009, Footstar received approximately $55.3 million related to the liquidation sale of the inventory from Kmart in full satisfaction of all of Kmart’s obligations. Following the sale of the inventory to Kmart during early 2009, Footstar’s principal remaining non-cash asset consisted of the Mahwah Real Estate.

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Also in May 2008, the Board of Directors approved the Plan of Complete Liquidation of Footstar (the “Original Plan”), which provided for the complete liquidation and ultimate dissolution of Footstar after expiration of the Kmart Agreement in December 2008.

On March 5, 2009, the Board of Directors adopted and approved the Plan of Dissolution. The Plan of Dissolution reflects technical and legal changes to the Original Plan consistent with the Delaware General Corporation Law and was intended to modify, supersede and replace the Original Plan in order to more efficiently facilitate the liquidation and dissolution of Footstar in the best interests of its stockholders. The Plan of Dissolution provides for the complete, voluntary liquidation of Footstar providing for the sale of its remaining assets and the wind down of Footstar’s business as described in the Plan of Dissolution and of the distributions of available cash to stockholders as determined by the Board of Directors by the end of the three year period. On May 5, 2009, at a special meeting of stockholders of Footstar, the stockholders adopted and approved the Plan of Dissolution and Footstar’s dissolution. Subsequent to such time, the Board of Directors moved forward with the liquidation, and worked toward selling all of Footstar’s remaining assets and settling all claims.

As discussed below, on April 5, 2011, Footstar Corporation completed the CPEX Transaction pursuant to the CPEX Transaction Agreement. As a result of the CPEX Transaction, FCB Acquisition merged with and into CPEX, with CPEX surviving as a wholly owned subsidiary of FCB Holdings.  FCB Holdings is owned 80.5% by Footstar Corporation and 19.5% by an unaffiliated investment holding company. Footstar Corporation is a wholly-owned subsidiary of Footstar.

On July 21, 2011, Footstar held a special meeting of its stockholders to vote on a proposal to revoke the Plan of Dissolution (“Dissolution Proposal”).  The shares represented at the meeting did not constitute a quorum of stockholders with respect to the Dissolution Proposal, and accordingly, no action was taken with respect to this matter. In light of the failure to revoke the Plan of Dissolution, and the resulting inability to proceed with the Dissolution Proposal, Footstar is pursuing the Xstelos plan of reorganization (see Note 13 - Subsequent Events).

Footstar is considering various options to permit stockholders to continue to participate in earnings resulting from the Plan of reorganization, if any, after Footstar is completely dissolved. These options include, without limitation, taking the actions necessary to distribute the common stock of Footstar Corporation, or another subsidiary to be formed, to Footstar stockholders.

CPEX Pharmaceuticals, Inc. Acquisition

In August 2010, Footstar’s Board of Directors was made aware of an opportunity regarding a potential strategic transaction with CPEX Pharmaceuticals, Inc. (“CPEX”), an emerging specialty pharmaceutical company whose shares were traded on the Nasdaq Capital Market under the symbol “CPEX”. Substantially all of CPEX’s revenue is a royalty stream under a licensing agreement with Auxilium Pharmaceuticals, Inc. (“Auxilium”) pursuant to which CPEX licenses its CPE-215 technology with a testosterone formulation to Auxilium and receives royalties of 12% from Auxilium based upon Auxilium’s sales of Testim®. Testim® is a gel for testosterone replacement therapy, which is a formulation of CPEX’s technology with testosterone. Auxilium is currently marketing Testim® in the United States, Europe and Canada. From August 2010 through January 3, 2011, Footstar negotiated the terms of a strategic merger transaction with CPEX pursuant to which CPEX would become a majority-owned indirect subsidiary of Footstar (the “CPEX Transaction”).

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On January 3, 2011, CPEX, FCB I Holdings Inc., a Delaware corporation (“FCB Holdings”), and FCB I Acquisition Corporation., a Delaware corporation and a wholly-owned subsidiary of FCB Holdings (“FCB Acquisition”), entered into an Agreement and Plan of Merger (the “CPEX Transaction Agreement”).

On April 5, 2011, the parties completed the CPEX Transaction pursuant to the CPEX Transaction Agreement. As a result of the CPEX Transaction, FCB Acquisition merged with and into CPEX, with CPEX surviving as a wholly owned subsidiary of FCB Holdings.  The consolidated financial statements include the results of CPEX from the date of acquisition.

Pursuant to the CPEX Transaction, CPEX common stock that was outstanding immediately prior to the effective time of the CPEX Transaction, other than shares held by stockholders who properly exercised their appraisal rights and shares owned by CPEX as treasury stock, was automatically cancelled and converted into the right to receive $27.25 in cash, without interest and less any applicable withholding taxes.

The acquisition of CPEX was accounted for as a purchase under FASB ASC Topic 805. The purchase price of approximately $76.2 million (which includes cash paid and liabilities assumed) has been allocated to the fair value of tangible and identifiable intangible assets acquired and liabilities assumed. The excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill.

On April 5, 2011, in connection with the CPEX Transaction, FCB I LLC (“Borrower”), a wholly owned subsidiary of FCB Acquisition which became a wholly owned subsidiary of CPEX upon FCB Acquisition’s merger with and into CPEX, borrowed approximately $64 million under that certain Loan Agreement dated as of January 3, 2011 (the “Term Loan Agreement”), by and among Borrower, The Bank of New York Mellon, as Agent, and certain Lenders from time to time party thereto, in the form of a secured term loan to Borrower. The term loan under the Term Loan Agreement bears interest at “LIBOR” plus 16% per annum, with a minimum LIBOR rate of 1%, and matures on the earlier of January 3, 2026 or the date any of CPEX’s patents that are associated with Testim®, a topical testosterone gel, expire, and contains customary events of default for loans of such nature. As part of the Term Loan Agreement, CPEX contributed to Borrower all of its intellectual property rights in Testim®  and rights to the royalty stream pursuant to the license agreement with Auxilium, and the loan is secured by Borrower’s interest in all such rights. Repayment of the loan is made through a waterfall arrangement whereby, if certain conditions are met, the Testim® royalty stream is distributed on a quarterly basis as follows:  first to pay certain fees and expenses of Agent and Borrower, second to pay fees of the banks maintaining the accounts associated with the loan, third to pay any expenses of Agent used to protect the loan collateral and any other unreimbursed fees or expenses of Agent or any Lender, fourth to replenish any shortfall in the interest reserve (which is $2.5 million), fifth to pay interest due, sixth to pay 65% of the remaining royalty funds to Agent for the benefit of the Lenders as payment toward loan principal, and finally to Borrower for its benefit.

Upon consummation of the CPEX Transaction, FCB Holdings is owned 80.5% by Footstar Corporation and 19.5% by an unaffiliated investment holding company (the “Investment Holding Company”). The Investment Holding Company is affiliated with a minority Lender under the Term Loan Agreement (as defined above).

On April 4, 2011, in connection with the CPEX Transaction, Footstar Corporation made a $3 million bridge loan to FCB Holdings under that certain Loan Agreement dated as of April 4, 2011 (the “Footstar Loan Agreement”), by and between FCB Holdings and Footstar Corporation.  The loan bore interest at 20% per annum and provided for a fee of 3% of the principal amount (less accrued interest) payable to Footstar, which was due upon repayment of the loan. The bridge loan was repaid on April 5, 2011, prior to maturity.

On April 4, 2011, in connection with the CPEX Transaction, Black Horse Capital LP and Black Horse Capital Master Fund Ltd. (together, “Black Horse”) made a $10 million bridge loan to FCB Holdings under that certain Loan Agreement dated as of April 4, 2011 (the “Black Horse Loan Agreement”), by and between Black Horse and FCB Holdings. The bridge loan under the Black Horse Loan Agreement had substantially the same terms as the bridge loan under the Footstar Loan Agreement, and was repaid on April 5, 2011, prior to maturity.  Interest of $300,000 is included in interest expense for the year ended December 31, 2011.  The Company also reimbursed Black Horse for transaction fees related to the CPEX acquisition of approximately $830,000, which are expensed in the accompanying statements of operations for the year ended December 31, 2011.

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Footstar Corporation is party to a consulting and advisory agreement with the Investment Holding Company for such entity to provide certain consulting and advisory services to Footstar Corporation relating to intellectual property and other matters.  The agreement provides for payment solely to the extent Footstar Corporation has received dividends from FCB Holdings, of which there  have been none to date.  The annual amounts to be paid, following receipt of such dividends pursuant to the terms of the agreement, would be $1,000,000 for 2011, $750,000 for 2012, $750,000 for 2013, $500,000 for 2014 and $250,000 for 2015 and annually thereafter through the agreement termination.  The agreement terminates upon the conclusion of the monetization of CPEX’s intellectual property, subject to the terms of the agreement.  The Company has accrued, and expensed, approximately $1,000,000 as of December 31, 2011 under this agreement, though it is not anticipated that any payment will be made through the first quarter of 2012.

Direct acquisition costs, consisting of investment banking fees and legal fees directly related to the acquisition of approximately $0.4 million incurred during the year ended January 1, 2011, and approximately $1.3 million incurred during the year ended December 31, 2011, were expensed as period costs, and were not capitalized. Financing costs amounted to approximately $1.6 million. These costs were not expensed as acquisition costs, but treated as loan origination costs and are included in deferred financing costs in the accompanying balance sheets and will be amortized over the estimated life of the loan, approximately 6 years, using the effective interest rate method, and recorded as a component within non-cash interest expense.  Amortization of $118,138 was expensed from the date of the loan through December 31, 2011, leaving a balance of $1,468,040 as of December 31, 2011.

The following table summarizes the components of the total consideration determined for accounting purposes under Accounting Standards Codification “ASC” Topic 805 which reflect the allocation of the purchase consideration based on the fair value of the CPEX assets and liabilities acquired, as of April 5, 2011 (in thousands).

Components of consideration:
Cash paid to CPEX Pharmaceuticals, Inc. shareholders at closing	$75,443
CPEX liabilities assumed by Footstar Corporation	739
Gross consideration at closing	$76,182

Allocation of consideration
Cash	$15,964
Accounts receivable	5,851
Fixed assets held for sale	377
Real estate held for sale	1,700
Goodwill	10,920
Fair value of other non-intangible acquired assets	1,470
Intangible assets recorded in acquisition, primarily patents and license	59,434
Net deferred tax liability	(19,534)
Total	$76,182

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Presented below is unaudited pro forma financial information assuming the acquisition of CPEX occurred at the beginning of the earliest period presented, and excludes certain nonrecurring charges, such as purchase accounting adjustments and charges related to restructuring such as severance, that were deemed necessary to exclude for comparability purposes.  As such, approximately $1.3 million of nonrecurring direct acquisition costs incurred by Footstar Corporation for the year ended December 31, 2011 have been pushed back to the year ended January 1, 2011 in the pro forma financial information below.  Additionally, with the recognition of the net deferred tax liability as a result of the acquisition, a reduction of approximately $19.5 million of the valuation allowance that Footstar Corporation has previously recorded has been reflected as if it occurred on January 3, 2010 (see Note 9 – Income Taxes) (in thousands except per share data):

	Year Ended
	December 31, 2011	January 1, 2011
Revenue	$25,201	$23,297
Earnings (loss) from continuing operations	$(2,945)	$4,083
Net earnings (loss)	$(1,580)	$5,366
Net earnings (loss) attributable to Non-controlling Interest	$(574)	$796
Net earnings (loss) attributable to Controlling Interest	$(1,006)	$4,570

Basic and diluted net earnings (loss) per common share from continuing operations	$(23,706)	$32,867
Total basic and diluted net earnings (loss) per common share	$(10,057)	$45,695

2.           Significant Accounting Policies

The Financial Accounting Standards Board (FASB) made the ASC effective for financial statements issued for interim and annual periods ended after September 15, 2009. The ASC combines all previously issued authoritative generally accepted accounting principles (“GAAP”) into one set of guidance codified by subject area. Subsequent revisions to GAAP by the FASB are incorporated into the ASC through issuance of Accounting Standards Updates (ASU).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority owned, and wholly-owned, subsidiaries which were derived from the historical accounting records of Footstar Corporation and reflect the historical financial positions, results of operations, and cash flows for the periods described herein. Intercompany balances and transactions between the entities have been eliminated. For simplicity of presentation, these consolidated financial statements are referred to as financial statements herein.

Fiscal Years

The accompanying financial statements include the consolidated results of operations, assets and liabilities for the 52-week fiscal year ended December 31, 2011 and for the 53-week fiscal year ended January 1, 2011.

Cash equivalents

Cash and cash equivalents consist of highly liquid instruments with maturities of three months or less from the date acquired and stated at cost that approximates their fair market value. At times the Company has cash and cash equivalents balances in excess of the FDIC and SIPC insured limits.

At December 31, 2011, restricted cash of $2,500,000 pledged to support a bank credit facility, is classified as a non-current asset.  The restricted cash serves as collateral for the loan in connection with the CPEX Transaction that provides financial assurance that the Company has the ability to service the loan, as discussed in Note 8 – Long Term Debt. The cash is held in custody by the issuing bank, is restricted as to withdrawal or use, and is currently not invested and does not bear interest.

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts receivable and allowances for doubtful accounts

CPEX enters into collaboration and research agreements whereby it may receive milestone payments, research fees and/or royalties. Accounts receivable from these agreements are recorded at their net realizable value, generally as services are performed or as milestones and royalties are earned. When necessary, receivable balances are reported net of an estimated allowance for uncollectible accounts. Estimated uncollectible receivables are based on the amount and status of past due accounts, contractual terms with customers, the credit worthiness of customers and the history of uncollectible accounts. Accounts receivable as of December 31, 2011, and related revenues from the date of acquisition through December 31, 2011, represent royalties due from its licensee, Auxilium, for sales of Testim®. All receivables are uncollateralized and therefore are subject to credit risk.

Footstar Corporation determined no allowance for doubtful accounts was necessary as of December 31, 2011.

Prepaid expenses and other current assets

Prepaid expenses and other current assets primarily consist of self insured workman’s compensation insurance claims, estimated by the insurance agency, actual costs may vary.  Prepaid expenses are recorded at cost and expensed as they are incurred.

Fixed assets held for sale

Fixed assets held for sale consist of furniture & equipment, computers, office equipment, and laboratory equipment, which were obtained in the CPEX acquisition.  As these assets are not in service, no depreciation expense has been recorded.

Marketable securities

The Company accounts for its marketable security pursuant to ASC Topic 320, “Investments in Debt and Equity Securities.”  Under this statement, the Company’s securities with readily determinable fair values have been classified as available-for-sale.  The security reflected on the accompanying balance sheet is at fair market value based on quoted market prices with the unrealized gains and losses reported in other comprehensive income.

As of December 31, 2011, marketable security consisted of stock at a cost of approximately $3.9 million, and an unrealized gain of approximately $61,000, for a total investment at fair value of approximately $4.0 million.

Real Estate Held for Sale

The Company has been marketing its Mahwah Real Estate for sale since May 5, 2007 and is currently in discussions with an interested buyer for the sale of the Mahwah Real Estate, however there is no assurance that such discussions will be successful. The Company is accounting for the Mahwah Real Estate at the lower of the Company’s carrying cost or estimated fair value, less cost to sell. The Mahwah Real Estate is no longer being depreciated. During 2008, the Company took an impairment charge to write the Mahwah Real Estate down to approximately $6.2 million, the estimated fair value at that time. The Company estimates that the fair value of the real estate, less estimated closing costs, is currently approximately $6.2 million. This estimate is based on unobservable inputs and as such the actual amount ultimately realized upon disposition of this real estate could be materially different (see Note 5 - Fair Value Measurements).  Inputs used to estimate the Mahwah Real Estate value include the location’s assessed tax valuation and multiple local real estate broker estimates of value. If a sale is consummated, the Mahwah Real Estate may be sold at an amount higher than the current carrying value.  However, no assurances can be made that a sale transaction will result, or that any sale transaction would be at an amount higher than the current carrying value.

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company, through its acquisition of CPEX, owns a 15,700 square foot commercial building situated on approximately 14 acres of land in Exeter, New Hampshire (“Exeter”). It is located approximately 50 miles north of Boston, Massachusetts. The Company is currently marketing this property for sale or lease.  The Company estimates that the fair value of the real estate, less estimated closing costs, is approximately $1.7 million. This estimate is based on unobservable inputs and as such the actual amount ultimately realized upon disposition of this real estate could be materially different (see Note 5 - Fair Value Measurements).  Inputs used to estimate the Exeter Real Estate value include the location’s assessed tax valuation and an estimate of value provided by a local real estate broker.

Goodwill and intangible assets

Costs incurred in connection with acquiring licenses, patents, and other proprietary rights are capitalized as intangible assets. These assets are amortized on a straight-line basis over the applicable useful life from the dates of acquisition. Such assets are reviewed whenever events or changes in circumstances indicate that the assets may be impaired, by comparing the carrying amounts to their estimated future undiscounted cash flows, and adjustments are made for any diminution in value below the carrying value.

The assets acquired in the CPEX acquisition included approximately $59.4 million of intangible assets which were assigned primarily to CPEX’s patents and license agreement associated with Testim®, a topical testosterone gel.  The acquired intangible asset has a useful life of approximately 15 years, with the patent expiring on January 3, 2026.

Goodwill is recorded when the consideration paid for an acquisition exceeds the fair value of the net tangible and identifiable intangible assets acquired. ASC 350 requires that goodwill not be amortized but must be reviewed for impairment at least annually and if a triggering event were to occur in an interim period. The Company performs at least an annual assessment of goodwill for impairment or whenever events or circumstances indicate that the carrying value of goodwill may not be recoverable from future cash flows. The Company assesses recoverability using several methodologies to determine fair value of a reporting unit, which include the present value of estimated future cash flows. The analysis is based upon available information regarding expected future cash flows of each reporting unit discounted at estimated market rates. Discount rates are based upon the cost of capital specific to the reporting unit. If the carrying value of the reporting unit exceeds the fair value of the reporting unit, a second analysis is performed to allocate the fair value to all assets and liabilities. If, based on the second analysis, it is determined that the indicated fair value of goodwill of the reporting unit is less than the carrying value, the Company would recognize impairment for the excess of carrying value over fair value of goodwill.  The Company’s annual impairment test is performed at the end of its fiscal year.  There was no impairment at December 31, 2011.

Included in the acquisition of CPEX, the Company recorded goodwill of approximately $10.9 million.  As of December 31, 2011 no impairment has been charged against goodwill recorded in the acquisition of CPEX.

In September 2011, the FASB issued authoritative guidance that permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The Company plans to adopt this guidance in fiscal 2012 in connection with its annual testing of goodwill for impairment.

Income taxes

As discussed further in Note 9 – Income Taxes, the Company records deferred tax assets and liabilities based on the differences between the book and tax bases of assets and liabilities and on operating loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.  These amounts are adjusted, as appropriate, to reflect enacted changes in tax rates expected to be in effect when the temporary differences reverse.

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company follows ASC 740 when accounting for tax contingencies. The guidance prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under GAAP, tax benefits are initially recognized in the consolidated financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon effective settlement with the tax authority assuming full knowledge of the position and relevant facts.

At the adoption date of ASC 740, the Company did not have any unrecognized tax benefits. The Company does not expect that the amount of unrecognized tax benefits will significantly increase or decrease within the next twelve months. The Company’s policy is to recognize interest and penalties related to tax matters in the income tax provision in the Consolidated Statements of Operations. There were no tax related interest and penalties for the years ended December 31, 2011 or January 1, 2011. Tax years beginning in 2008 are generally subject to examination by taxing authorities, although net operating losses from all years are subject to examinations and adjustments for at least three years following the year in which the attributes are used.

The Company determined the deferred tax provision under the liability method, whereby deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using currently enacted tax rates.

As of December 31, 2011 the Company recorded a net deferred tax asset of approximately $51.2 million and a related valuation allowance of approximately $31.4 million. In connection with the preparation of previous years consolidated financial statements, the Company reviewed the valuation of deferred tax assets based on positive evidence, such as projections of future taxable earnings along with negative evidence, such as operational uncertainties, no taxable income in carryback period, and liquidation of the Kmart business (which accounted for substantially all of the net sales and net profits). For accounting purposes, the Company cannot rely on anticipated long-term future profits to utilize deferred tax assets. As a result, the Company could not conclude that it is more likely than not that certain deferred tax assets will be realized and have recorded a non-cash valuation allowance on net deferred tax asset.  In connection with the CPEX acquisition, the Company concluded that approximately $19.5 million of the valuation allowance should be reduced to the extent of the deferred tax liability resulting from the non-deductable intangible asset amortization.  This reduction is reflected in the December 31, 2011 financial statements as an income tax benefit (see Note 9 – Income Taxes).

The Internal Revenue Service Code requires any company that qualifies as a “personal holding company” to pay personal holding company taxes in addition to regular income taxes. A company qualifies as a personal holding company if (1) more than 50.0% of the value of the company’s stock is held by five or fewer individuals and (2) at least 60.0% of the company’s adjusted ordinary gross income constitutes personal holding company income.  Management has not yet determined whether the Company will be considered a personal holding company after the distribution.  If the Company is considered a personal holding company, its undistributed personal holding company income, which is generally taxable income with certain adjustments, including a deduction for federal income taxes and dividends paid, will be taxed at a rate of 15.0%. Whether or not the Company or any of its subsidiaries are classified as personal holding companies for the year ending December 31, 2012 or in future years will depend upon the amount of any personal holding company income and the percentage of any outstanding common stock that is beneficially owned by the Company’s major stockholders. The Company is not filing its corporate income tax return, as a personal holding company for 2011.

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Mortgage Liability

The Company previously recorded a mortgage liability, which was collateralized by the corporate headquarters located in Mahwah, NJ.  The mortgage bore interest at 8.08% annually, was payable in blended quarterly payments of $353,809, and was completely satisfied on May 1, 2010.

Revenue Recognition

CPEX recognizes revenue from royalties on Auxilium’s sales of Testim® in accordance with FASB ASC 605-10-S99-1, which requires sales to be recorded upon delivery, provided that there is evidence of a final arrangement, there are no uncertainties surrounding acceptance, title has passed, collectability is reasonably assured and the price is fixed or determinable. Since 2003, Auxilium has sold Testim® to pharmaceutical wholesalers and chain drug stores, which have the right to return purchased products prior to the units being dispensed through patient prescriptions. Based on historical experience, CPEX is able to reasonably estimate future product returns on sales of Testim® and as a result, did not defer Testim® royalties for the year ended December 31, 2011. Total royalty revenue recognized from the date of acquisition through December 31, 2011 was approximately $19.4 million.

Stock Based Compensation

The Company accounts for its stock based employee compensation plans under ASC 718 and ASC 505-50.  ASC 718-10 and ASC 505-50 address the accounting for shared based payment transactions in which an enterprise receives employee services for equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. ASC 718-10 and ASC 505-50 require that such transactions be accounted for using a fair value based method.

Stock compensation expense reported by the Company is for the stock options or restricted stock under the Footstar plans, and accordingly, these transactions do not affect the common stock of the Company.  The stock compensation expense reported by the Company is reflected in Stockholder’s Equity.

In considering the fair value of the underlying stock when Footstar grants options or restricted stock, Footstar considers several factors including the fair values established by market transactions. Stock-based compensation includes significant estimates and judgments of when stock options might be exercised, forfeiture rates and stock price volatility.  The timing of option exercises is out of the Company’s control and depends upon a number of factors including Footstar’s market value and the financial objectives of the holders of the options.  These estimates can have a material impact on the Company’s stock compensation expense but will have no impact on the Company’s cash flows.

The Company accounts for equity awards of Footstar issued to non-employees providing services on behalf of the Company in accordance with ASC Topic 505-50 (formerly EITF No. 96-18 “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with, Selling Goods or Services.”).  ASC 505-50 requires the Company to measure the fair value of Footstar equity instruments using the stock prices and other measurement assumptions as of the earlier of either the date at which a performance commitment by the counterparty is reached or the date at which the counterparty’s performance is complete.

Use of Estimates

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the revenues and expenses reported during the period, and includes, among others, allocations of CPEX purchase price, lives of intangible assets, estimate of long-term debt classified as current, and valuation allowances on deferred taxes. These estimates and assumptions are based on management’s judgment and available information and, consequently, actual results could differ from these estimates.

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CPEX is subject to a number of risks common to companies in the life sciences industry. Principal among these risks are the uncertainties of the drug development process, technological innovations, development of the same or similar technological innovations by the Company’s competitors, protection of proprietary technology, compliance with government regulations and approval requirements, uncertainty of market acceptance of products, dependence on key individuals, product liability and the need to obtain additional financing necessary to fund future operations.

While management believes that the accounting estimates in the Company’s consolidated financial statements are based on sound measurement criteria, actual future events can and often do result in outcomes that can be materially different from these estimates or forecasts.

Earnings (Loss) per Common Share

Basic net earnings (loss) per common share is calculated using the weighted-average number of common shares outstanding during the period.  Diluted net earnings (loss) per common share is calculated using the weighted-average number of common shares plus dilutive potential common shares outstanding during the period.  There are currently no potential dilutive common shares.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents. The Company deposits its cash and cash equivalents with major financial institutions.  Management believes that credit risk related to these deposits is minimal.

Fair Value Measurements

The Company measures fair value in accordance with Statement ASC 820, Fair Value Measurements (“ASC 820”). ASC 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there exists a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•      Level 1 - unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

•      Level 2 - inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•      Level 3 - unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value (see Note 5 - Fair Value Measurements).

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.           Discontinued Operations

Through its scheduled expiration of the Kmart Agreement, at the end of December 2008, the Company’s business operations related to which it operated licensed footwear departments in various department stores, have been classified as discontinued operations, for all periods presented.  Therefore, all related operations, impairment losses and disposal costs, gains and losses on disposition attributable to these licensed footwear departments have been aggregated in a single caption entitled “Earnings From Discontinued Operations” on the accompanying consolidated statements of operations.

Assets of discontinued operations are summarized as follows (in thousands):

	December 31, 2011	January 1, 2011
Prepaid expenses, primarily cash collateral for worker’s compensation obligations	$1,198	$1,541
	$1,198	$1,541

Liabilities of discontinued operations are summarized as follows (in thousands):

	December 31, 2011	January 1, 2011
Accrued expenses	$357	$549
Income taxes payable	20	20
Worker’s compensation liability	1,194	1,531
	$1,571	$2,100

Summarized statements of operations data for discontinued operations are as follows (in thousands):

	Year Ended December 31, 2011	Year Ended January 1, 2011
Net revenue	$—	$—
Cost of products sold	—	—
Gross Profit	—	—
Selling, general and administrative expense	(1,285)	(1,305)
Operating income	1,285	1,305
Interest income (expense)	12	(22)
Earnings from discontinuing operations before income taxes	1,297	1,283
Income tax benefit	(68)	—
Earnings from discontinued operations	$1,365	$1,283

Discontinued operations resulted in earnings primarily as a result of miscellaneous refunds and reversals of liabilities which were no longer required by the Company.

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.           Reduction in Workforce

Severance and benefit activity, included in accrued expenses, for years ended December 31, 2011 and January 1, 2011 (in thousands):

	Year Ended December 31, 2011	Year Ended January 1, 2011
Beginning termination benefits accrual	$6	$40
CPEX acquired liability	150	—
Costs (adjustment) charged to expense, primarily CPEX related	600	(34)
Cash payments	(679)	—
Ending termination benefits accrual	$77	$6

5. Fair Value Measurements

The following table summarizes the basis used to measure certain financial assets and liabilities at fair value on a recurring basis in the consolidated balance sheets (in thousands):

Fair Value Measurements at December 31, 2011

Description	Balance at December 31, 2011	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash in bank, including restricted cash	$9,958	$9,958	$—	$—
Money market funds	389	389	—	—
Marketable security	3,968	3,968	—	—
Real estate held for sale	7,873	—	—	7,873

Fair Value Measurements at January 1, 2011

Description	Balance at January 1, 2011	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash in bank	$3,381	$3,381	$—	$—
Money market funds	5,339	5,339	—	—
Real estate held for sale	6,173	—	—	6,173

Money Market Funds – money market funds are valued using quoted market prices. Accordingly, money market funds are categorized in Level 1 of the fair value hierarchy.

The Company has been marketing its Mahwah Real Estate for sale since May 5, 2007 and is currently in discussions with an interested buyer for the sale of the Mahwah Real Estate, however there is no assurance that such discussions will be successful. If a sale is consummated, the Mahwah Real Estate may be sold at an amount higher than the current carrying value.  However, no assurances can be made that a sale transaction will result, or that any sale transaction would be at an amount higher than the current carrying value.

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2011, the Company estimates that the fair value of its real estate properties, less estimated closing costs, is approximately $7.9 million. This estimate is based on unobservable inputs and as such the actual amount ultimately realized upon disposition of this real estate could be materially different.  Inputs used to estimate the Mahwah and Exeter Real Estate value include the locations’ assessed tax valuation and multiple local real estate broker estimates of value.

The following table represents the reconciliation of all assets and liabilities measured and recorded at fair value on a recurring basis using significant unobservable inputs (level 3) (in thousands):

Real Estate
Balance at January 1, 2011	$6,173
Exeter real estate, acquired in CPEX transaction	1,700
Balance at December 31, 2011	$7,873

6.           Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31, 2011	January 1, 2011
Insurance	$117	$290
Interest	514	—
Other current assets	43	10
	$674	$300

7.           Intangible Assets

Intangible assets consist of the following (in thousands):

December 31, 2011
Patents, trademarks, and license agreement	$59,434
Less-accumulated amortization	(3,010)
$56,424

Amortization expense for patents and related patent costs of approximately $3.0 million has been recorded in selling, general and administrative expense in the accompanying Consolidated Statements of Operations for the year ended December 31, 2011.  The Company expects to incur approximately $4.0 million of amortization expense for each of the next 14 years.

8.           Long Term Debt

As further discussed in Note 1 - CPEX Pharmaceuticals, Inc. Acquisition, on April 5, 2011, in connection with the CPEX Transaction, the Borrower borrowed approximately $64 million under the Term Loan Agreement by and among Borrower, The Bank of New York Mellon, as Agent, and certain Lenders from time to time party thereto, in the form of a secured term loan to Borrower. The term loan under the Term Loan Agreement bears interest at “LIBOR” plus 16% per annum, with a minimum LIBOR rate of 1%, and matures on the earlier of January 3, 2026 or the date any of CPEX’s patents that are associated with Testim®, a topical testosterone gel, expire, and contains customary events of default for loans of such nature.

The balance of the loan at December 31, 2011 was approximately $61.6 million.  Interest totaling approximately $8.2 million was expensed in the accompanying statements of operations for the year ended December 31, 2011.  The rate applicable to this loan was 17.0% at December 31, 2011.  Current maturities of long term debt represent amounts expected to be payable in the next twelve months subsequent to December 31, 2011 in accordance with the repayment waterfall arrangement based on management’s forecast.  Future maturities are subject to change based on future cash flows and the terms of the loan agreement.

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The $64 million loan was issued at a discount of 2.34%, for total net proceeds of $62.5 million, with an effective interest rate of 18%.  The original issue discount (OID) was $1.5 million.  The OID is equal to the difference between the stated face amount of the loan and actual cash received.  This OID is being amortized over the estimated life of the loan, approximately 6 years, using the effective interest rate method, and is recorded as a component within non-cash interest expense.  Amortization of $111,717 was expensed from the date of the loan through December 31, 2011, leaving the OID with a balance of $1,388,283 as of December 31, 2011.

The $64 million loan is collateralized by patents and a license agreement associated with Testim®, that were acquired in the CPEX transaction.  The loan agreement requires certain financial reporting and non financial covenants.  The Company was in compliance with these covenants as of December 31, 2011.

9.           Income Taxes

Footstar files a consolidated federal income tax return that includes the operations of the Company.  The Company files its own state tax returns that do not include the operations of Footstar. Whereas the Company is wholly owned by Footstar, and whereas the Company is Footstar’s only subsidiary, and whereas Footstar does not have any operations of its own; all tax information reported in these financial statements are ultimately derived from the Company’s operations determined on a standalone basis as if the Company filed its own tax return.  As such, the tax expense, and tax assets and liabilities, contained in these financial statements, only reflect those of Footstar Corporation.

The Company has available for federal and state income tax purposes net operating loss carryforwards (“NOLs”), subject to review by the authorities, aggregating approximately $119.9 million and $121.9 million, respectively, as of December 31, 2011 and January 1, 2011 that, if not utilized, will begin expiring for federal purposes in 2025, and state net operating losses that have already begun expiring.  Utilization of the net operating loss carry forwards may be subject to an annual limitation in the event of a change in ownership in future years as defined by Section 382 of the Internal Revenue Code and similar state provisions. It should be noted that there may be certain limitations other than those potentially imposed by Section 382 of the Code on the Company’s ability to use its NOLs to offset certain taxable income, including, potentially, income generated in respect of the CPEX business. In assessing the realizability of deferred taxes, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized based on projections of our future taxable earnings.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

As a result of the 2011 CPEX acquisition, the Company recorded an approximately $19.5 million net deferred tax liability and reduced approximately $19.5 million of the valuation allowance against its NOL carryforward tax asset, which is reflected as an income tax benefit.

As of December 31, 2011 the Company recorded a net deferred tax asset of approximately $51.2 million and a related valuation allowance of approximately $31.4 million. In connection with the preparation of previous years consolidated financial statements, the Company reviewed the valuation of deferred tax assets based on positive evidence, such as projections of future taxable earnings along with negative evidence, such as operational uncertainties, no taxable income in carryback period, and liquidation of the Kmart business (which accounted for substantially all of the net sales and net profits). For accounting purposes, the Company cannot be certain of any long-term future profits to utilize deferred tax assets. As a result, the Company could not conclude that it is more likely than not that certain deferred tax assets will be realized and have recorded a non-cash valuation allowance on net deferred tax asset.

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31, 2011	January 1, 2011
Deferred tax assets:
Employee benefits	$460	$402
NOL carryforward	46,186	46,915
Property and equipment	4,543	4,390
Total gross deferred tax assets	51,189	51,707
Less valuation allowance	(31,441)	(51,107)
Total deferred tax assets	19,748	-
Less current deferred tax assets	(1,405)	-
Non-current deferred tax assets	$18,343	$-

Deferred tax liabilities:
Intangible assets	$19,748	$-
Total deferred tax liabilities	$19,748	$-

Amounts included in the consolidated balance sheet as follows (in thousands):

	December 31, 2011	January 1, 2011
Current deferred tax asset	$1,405	$-
Non-current deferred tax liability	(1,405)	-
	$-	$-

Income tax expense (benefit) differs from the “expected” income tax expense (benefit) computed by applying the U.S. federal income tax of 35% to income before income taxes from continuing operations as follows (in thousands):

	For the year ended
	December 31, 2011	January 1, 2011
Computed expected income tax benefit	$666	$(865)
Increases (decreases) in income taxes resulting from:
State income taxes, net of federal tax benefit	-	(74)
Other	-	(93)
Valuation allowance	(20,104)	944

Net income tax benefit	$(19,438)	$(88)

The income tax benefit from continuing operations consists primarily of federal deferred taxes.

10.           Stock Based Compensation Plans and Employment Agreements

The Company records stock based compensation in accordance with FASB ASC Topic 718 “Compensation – Stock Compensation,” which requires all companies to measure and recognize compensation expense at fair value for all stock-based payments to employees and directors. The Company uses the Black-Scholes option-pricing model to estimate fair value of grants of employee and director stock options.

The employees of Footstar Corporation participate in two stock plans of Footstar.  As such, the stock based compensation expense recorded in these financial statements, reflect those of Footstar Corporation.  Stock compensation expense reported by Footstar Corporation is the value of Footstar’s stock, accordingly, these transactions do not affect the common stock of Footstar Corporation.

The Company calculates expected volatility for a share-based grant based on historic daily stock price observations of Footstar’s common stock during the period immediately preceding the grant that is equal in length to the expected term of the grant. FASB ASC Topic 718 also requires that estimated forfeitures be included as a part of the estimate of expense as of the grant date. The Company has used historical data to estimate expected employee behaviors related to option term, exercises and forfeitures. With respect to both grants of options and awards of restricted stock, the risk free rate of interest is based on the U.S. Treasury rates appropriate for the expected term of the grant or award.

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of option activity of Footstar for the years ended December 31, 2011 and January 1, 2011 is presented below.

		Weighted Average
	Shares	Exercise Price
Balance : January 2, 2010	191,240	$31.28
Granted	2,500,000	0.40
Exercised	-	-
Forfeited	(65,100)	21.75
Balance : January 1, 2011	2,626,140	$2.12

Granted	-	-
Exercised	-	-
Forfeited	(63,500)	(46.18)
Balance : December 31, 2011	2,562,640	$1.03
Options Exercisable: December 31, 2011	2,562,640	$1.03

On March 15, 2010, Mr. Couchman, Chief Executive Officer and Chief Financial Officer, was awarded a stock option to purchase up to 2,500,000 shares of Footstar’s common stock at an exercise price of $0.40 per share (after giving effect to the liquidating cash dividend of $0.10 paid on March 12, 2010). On the date of the grant, the closing stock price was $0.23. The stock option was fully vested at the time of the grant. The stock option expires upon the earlier of the tenth anniversary of the grant date and the payment of the final liquidation distribution to Footstar’s stockholders. Footstar believed that granting a stock option with an exercise price substantially above the market price per share at the time of the grant would further incentivize Mr. Couchman to work to maximize stockholder value.  The fair value of these options were estimated at $214,949, which is expensed in the fiscal year ended January 1, 2011 in the accompanying financial statements, using Black-Scholes-Merton modeling, using the following assumptions:

Expected holding period (years)	2.17
Risk-free interest rate	2.00%
Dividend yield	0%
Expected volatility	91.81%

Included in Mr. Couchman’s original stock option agreement of March 15, 2010, is a provision that the Board of Directors is required to adjust the agreement to reflect certain changes, including the declaration of cash dividends.  On November 21, 2011, based on the Board of Directors declaration of a special cash distribution of $0.05 per share of the Company’s common stock on October 7, 2010, the Company’s Board of Directors reduced Mr. Couchman’s exercise price by $0.05 in accordance with the terms of the initial grant, from $0.40 to $0.35. No other terms of the options were modified.  Due to this modification, and in accordance with FASB ASC Topic 718, an incremental expense of $104,507 was recognized on November 21, 2011. The modification valuation used an expected holding period of 0.48 years and an expected volatility of 72.22%, with all other assumptions remaining the same.

Footstar’s effective stock incentive plans include the shareholder-approved 1996 Incentive Compensation Plan (the “1996 Plan”) and the non-shareholder-approved 2000 Equity Incentive Plan (the “2000 Plan”), which is to be used exclusively for non-executive officers of Footstar. Under the 1996 Plan, a maximum of 3,100,000 shares may be issued in connection with stock options, restricted stock, deferred stock and other stock-based awards, of which 1,621,873 are available for issuance. Under the 2000 Plan, a maximum of 2,000,000 shares may be issued in connection with stock options, restricted stock, deferred stock and other stock-based awards, of which 1,752,442 are available for issuance. The number of shares of common stock available under such plans is subject to adjustment for recapitalization, merger, and other similar events.

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On May 5, 2009, Footstar de-registered all of the securities registered under the 1996 Incentive Compensation Plan and the 2000 Equity Incentive Plan that remained unsold as of this date. Footstar has no plans to make any additional grants under any of these plans.

The following table provides information relating to the potential dilutive effect and shares available for grant under each of Footstar’s stock compensation plans.

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options/Awards	Weighted Average Exercise Price of Outstanding Options	Number of Shares Issued, Inception to Date as of December 31,2011	Number of Shares Remaining Available for Future Issuance, as of December 31,2011
1996 Incentive Compensation Plan	546,394	$15	931,733	1,621,873
2000 Equity Incentive Plan	101,215	32	146,343	1,752,442
Total	647,609	$15	1,078,076	3,374,315

2006 Non-Employee Director Stock Plan

On Footstar’s emergence from bankruptcy on February 7, 2006, the 2006 Non-Employee Director Stock Plan (the “2006 Plan”) became effective. Pursuant to its terms, no further grants are permitted to be made under the 2006 Plan.

The 2006 Director Stock Plan provided for an automatic initial grant of 10,000 shares of restricted common stock to each eligible director. Beginning with the 2007 annual meeting of Footstar, Footstar made additional, annual grants to each eligible director of 10,000 shares of restricted common stock, or such other amount determined by the Board of Directors of Footstar, Inc. (the “Board”), subject to the provisions of the 2006 Director Stock Plan. In connection with the annual grant in 2007, the Board determined that for equitable reasons 20,965 shares of restricted stock should be granted to each eligible director instead of the 10,000 shares that would otherwise have been automatically granted under the terms of the plan. All prior grants were fully vested in 2009 upon the adoption of the Plan of Dissolution.

In addition to the grants eligible directors received under the 2006 Plan, each non-employee director of Footstar shall receive $50,000 annually, which shall be paid quarterly in cash in equal installments, unless any such director elects to receive common stock in lieu of cash.

On May 5, 2009, Footstar de-registered all of the securities registered under the 2006 Plan that remained unsold as of this date.

Stock Issued for Services

On March 15, 2010, Footstar issued shares of common stock having an aggregate fair value of $500,000 on the grant date, or 2,173,913 shares, to Mr. Couchman, in lieu of any cash compensation for base salary for Mr. Couchman’s services as President, Chief Executive Officer and Chief Financial Officer for the twelve months commencing March 1, 2010.  As these shares vest over a fiscal one year service period, the Company recognized expense of approximately $417,000 for year ended January 1, 2011, and approximately $83,000 for the year ended December 31, 2011.

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Also on March 15, 2010, Footstar issued shares of common stock having an aggregate fair value of $50,000 on the grant date, or 217,391 shares, to each of Adam Finerman and Eugene Davis, the Company’s non-employee directors, in lieu of cash compensation for their service as directors in 2010 to which they would otherwise be entitled.  As these shares vest over the 2010 calendar period, the Company recognized expense of $100,000 for year ended January 1, 2011.

Mr. Finerman elected to receive his full retainer of $50,000 for fiscal 2011, in the form of shares of restricted stock in lieu of cash compensation for service as a director in 2011, to which he would otherwise be entitled.   For the year ended December 31, 2011, Footstar issued shares of common stock having an aggregate fair value of $50,000 on the grant date, or 68,332 shares, to Mr. Finerman, in lieu of cash compensation for service as director for the for the year then ended.

11.           Letters of Credit

In the past, the Company entered into standby letters of credit to secure certain obligations, including insurance programs and duties related to the import of our merchandise which is now discontinued operations. These standby letters of credit, before balances were drawn down by the beneficiaries, were cash collateralized at 103% of face value, plus a reserve for future fees (the “L/C Cash Collateral”) totaled $1.9 million, with Bank of America as issuing bank. In connection therewith, Bank of America had been granted a first priority security interest and lien upon the L/C Cash Collateral. On May 24, 2010, the Bank of America N.A. L/C Cash Collateral account terminated by its terms.

On May 10, 2010, $1.8 million, representing 100% of the amounts for which letters of credit have been provided, were drawn down by the beneficiaries. The Company does not anticipate recovery of $1.75 million of this amount for its Workers Compensation insurance programs. As of December 31, 2011, the remaining balance that is being held by the beneficiaries totals $1.2 million, and is included in assets of discontinued operations (see Note 3 – Discontinued Operations).

On May 20, 2010, $0.1 million, representing the L/C Cash Collateral was refunded to the Company.

On September 9, 2010, the Company recovered $0.05 million from a beneficiary for custom duties.

On July 26, 2011, the Company recovered $0.25 million from our Workers Compensation insurance programs, which reduced the amount collateralized.

12.           Commitments and Contingencies

Litigation Matters

The Company is involved in various and routine litigation matters, which arise through the normal course of business. Management believes that the resolution of these matters will not have a material adverse effect on the final liquidation of the Company. While it firmly maintains that all pending claims are meritless, the Company will, however, continue to expend costs as it vigorously defends against these claims.

Thom McAn:  In connection with the Company’s discontinued operations in 1995, the Company entered into a sublease formerly occupied by its Thom McAn stores. The lease expires effective February 1, 2014. The obligation under the sublease is $1.6 million as of the date of this filing, although the Company believes that there has been a novation of its obligations under such lease and may bring litigation to have a court finally determine such issue. At this time, the Company has not recorded a liability relating to this commitment as the probability of an unfavorable outcome is remote.

Upsher-Smith Litigation:  In October 2008, CPEX and Auxilium received notice that Upsher-Smith Laboratories, Inc. (“Upsher-Smith”) had filed an Abbreviated New Drug Application, or ANDA containing a paragraph IV certification in which Upsher-Smith certified that it believes its proposed generic version of Testim® does not infringe CPEX’s patent, U.S. Patent No. 7,320,968 (“the ‘968 Patent”). The ‘968 Patent claims a method for maintaining effective blood serum testosterone levels for treating a hypogonadal male, and will expire in January 2025. The ‘968 Patent is listed for Testim® in Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book), published by the U.S. Food and Drug Administration (“FDA”). Upsher-Smith’s paragraph IV certification sets forth allegations that the ‘968 Patent will not be infringed by the manufacture, use, or sale of its proposed generic product. On December 4, 2008, CPEX and Auxilium filed a Hatch-Waxman infringement lawsuit in the United States District Court for the District of Delaware (“the Court”) against Upsher-Smith seeking injunctive and declaratory relief. The Court docketed this case as Civil Action No. 08-908-SLR. In June 2009, Upsher-Smith amended its answer to the complaint to include a defense and counterclaim of invalidity of the ‘968 Patent, which CPEX and Auxilium have denied. A patent issued by the U.S. Patent and Trademark Office (USPTO), such as the ‘968 Patent, is presumed valid. As of the date of this filing, the lawsuit remains pending; however, the case was administratively closed in December of 2011 and will remain closed until further order of the Court.

FOOTSTAR CORPORATION & SUBSIDIARIES (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CPEX has filed continuation and divisional applications with the USPTO relating to the ‘968 Patent. Eight patents, U.S. Patent Nos. 7,608,605; 7,608,606; 7,608,607; 7,608,608; 7,608,609; 7,608,610; 7,935,690; and 8,063,029 were issued from these applications, which may provide further market protection. Each of these eight patents has been listed in the Orange Book with respect to Testim®. An additional patent application (U.S. Patent Publication No. 2008/0275013) was recently allowed, and is expected to issue soon.

CPEX and its affiliates will vigorously pursue the Hatch-Waxman patent infringement lawsuit. However, if CPEX is unsuccessful in obtaining an injunction to keep Upsher-Smith’s proposed version of Testim® off the market until the patent protection expires, or in defending the ‘968 Patent covering Testim®, sales of Testim®, and royalties relating to Testim® royalty income could be materially reduced.

Material Agreements

Senior Executive Employment Agreements:  The Company has an employment agreement with Jonathan Couchman, CEO and CFO, which either party may terminate giving a 30 day notice.

In November 2011, Footstar Corporation entered into a 5-year lease for executive office space in New York, New York at an approximate annual expense of approximately $97,000.

13.           Subsequent Events

On January 6, 2012, the independent directors of the board of directors of Footstar unanimously approved the payment of a discretionary cash bonus of $500,000 to Jonathan M. Couchman, Footstar Corporation’s President, Chief Executive Officer and Chief Financial Officer, in respect of his performance in fiscal year 2011.  This amount was included in accrued expenses on the accompanying consolidated balance sheets.

Registration Statement Filing

On January 23, 2012, Footstar entered into the Plan of Reorganization with Xstelos pursuant to which Footstar contributed all of its assets to Xstelos, including its cash, real estate and 80.5% interest in FCB Holdings. In exchange for the contribution of all of its assets, Xstelos assumed all of Footstar’s liabilities and issued all of its shares of common stock to Footstar. The contributed Xstelos shares constitute all of the outstanding shares of Xstelos capital stock. Accordingly, Xstelos is currently a wholly owned subsidiary of the Footstar and the Company is a wholly owned subsidiary of Xstelos.

 On January 25, 2012, Xstelos filed a registration statement on Form S-1, File No. 333-179148 (the “Registration Statement”), with the Securities and Exchanges Commission (the “SEC”) in order to register the distribution of all the common stock of Xstelos to stockholders of Footstar. The Plan of Reorganization further provides that, promptly after the SEC declares the Registration Statement effective, Footstar will distribute all of the Xstelos common stock to holders of the Footstar common stock pro rata on a one-for-one basis. Immediately after the distribution is completed, Footstar’s stockholders will own all of the outstanding shares of common stock of Xstelos, and Xstelos stockholders’ holdings will be proportionate to their percentage ownership of Footstar shares as of the record date for the. The record date has not yet been determined.

The result of the above contemplated transaction is to distribute Xstelos shares to the stockholders of Footstar, as a principal distribution.  Consequently, as Footstar concludes the Plan of Dissolution, within the statutory dissolution period ending on May 5, 2012, the previous stockholders of Footstar will then be stockholders of Xstelos.  Though this plan, Footstar is able to permit stockholders to continue to participate in earnings resulting from the Plan of reorganization, if any, after Footstar is completely dissolved.

CPEX PHARMACEUTICALS, INC. AND SUBSIDIARY (PREDECESSOR COMPANY)

CPEX PHARMACEUTICALS, INC. AND SUBSIDIARY (PREDECESSOR COMPANY)

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands except per share data)

April 5, 2011
Assets

Current assets:
Cash and cash equivalents	$15,964
Royalties receivable	5,851
Income taxes recoverable	1,086
Prepaid expenses and other	53
Total current assets	22,954
Non-current assets:
Fixed assets, net	2,552
Intangible assets, net	1,545
Note receivable	331
Long-term deferred tax assets	2,543
Total non-current assets	6,971
Total assets	$29,925

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$228
Accrued expenses	625
Total current liabilities	853
Commitments and contingencies	—

Stockholders’ equity:
Series A preferred stock, $1.00 par value, authorized 1,000 shares, issued and outstanding, none	—
Common stock, $0.01 par value, authorized 35,000 shares, issued and outstanding, 2,766 shares at April 5, 2011	28
Additional paid-in capital	28,391
Retained earnings	653
Total stockholders’ equity	29,072
Total liabilities and stockholders’ equity	$29,925

The accompanying Notes to Unaudited Condensed Consolidated Financial Statements are an integral part of these financial statements.

CPEX PHARMACEUTICALS, INC. AND SUBSIDIARY (PREDECESSOR COMPANY)

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands except per share data)

For the Period January 1, 2011 to April 5, 2011
Revenues:
Royalties	$5,851
Operating expenses:
General and administrative	6,680
Research and development	2,857
Depreciation and amortization	266
Total operating expenses	9,803
Loss from operations	(3,952)
Other income:
Interest income	24
Loss before taxes	(3,928)
Provision for income taxes	(1,697)
Net loss	$(2,231)

Net loss per common share:
Basic	$(0.85)
Diluted	$(0.85)
Weighted average common shares outstanding:
Basic	$2,621
Diluted	$2,621

The accompanying Notes to Unaudited Condensed Consolidated Financial Statements are an integral part of these financial statements.

CPEX PHARMACEUTICALS, INC. AND SUBSIDIARY (PREDECESSOR COMPANY)

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands)

				Retained
	$0.01 Par Value		Additional	Earnings
	Common Stock		Paid-In	(Accumulated
	Shares	Amount	Capital	Deficit)	Total
Balance at January 1, 2011	2,617	$26	$28,760	$2,884	$31,670
Net loss	—	—	—	(2,231)	(2,231)
Share-based compensation	—	—	823	—	823
Exercise of stock options and vesting of restricted stock units	5	—	—	—	—
Cash used to repurchase equity awards	144	2	(1,192)	—	(1,190)
Balance at April 5, 2011	2,766	$28	$28,391	$653	$29,072

The accompanying Notes to Unaudited Condensed Consolidated Financial Statements are an integral part of these financial statements.

CPEX PHARMACEUTICALS, INC. AND SUBSIDIARY (PREDECESSOR COMPANY)

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)

For the Period January 1, 2011 to April 5,2011
Cash flows from operating activities:
Net loss	$(2,231)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	266
Share-based compensation expense	823
Deferred tax assets	(655)
Changes in operating assets and liabilities:
Royalties receivable	577
Income taxes recoverable	(1,086)
Prepaid expenses and other current assets	131
Other assets	(4)
Accounts payable and accrued expenses	(1,289)
Income taxes payable	(1,535)
Net cash used in operating activities	(5,003)
Cash flows from investing activities:
Net cash provided by (used in) investing activities	—
Cash flows from financing activities:
Cash used to repurchase equity awards	(1,190)
Net cash used in financing activities	(1,190)
Net decrease in cash and cash equivalents	(6,193)
Cash and cash equivalents at beginning of period	22,157
Cash and cash equivalents at end of period	$15,964

The accompanying Notes to Unaudited Condensed Consolidated Financial Statements are an integral part of these financial statements.

CPEX PHARMACEUTICALS, INC. AND SUBSIDIARY (PREDECESSOR COMPANY)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF BUSINESS

CPEX Pharmaceuticals, Inc. was incorporated in 2007 in the State of Delaware and has one wholly-owned subsidiary, CPEX Park, LLC (which may be referred to as “CPEX” or the “Company”). The Company was initially the drug delivery business of Bentley Pharmaceuticals, Inc. (referred to as “Bentley”) which was spun off in June 2008 in connection with the sale of Bentley’s remaining business. Shares of CPEX stock were distributed to Bentley stockholders after the close of business on June 30, 2008 by means of a stock dividend (the “Separation”). Each Bentley stockholder of record on June 20, 2008 received one CPEX share for every ten shares of Bentley common stock.  Bentley has no ownership interest in CPEX subsequent to the spin-off.

The CPEX platform drug delivery technology is based upon CPE-215®, which enhances permeation and absorption of pharmaceutical molecules across biological membranes such as the skin, nasal mucosa and eye.

The first product of CPEX is Testim®, a gel for testosterone replacement therapy that is a formulation of CPE-215 with testosterone. Testim is licensed to Auxilium Pharmaceuticals, Inc. which is currently marketing the product in the United States, Europe and Canada.

On January 4, 2011 the Company announced that it had entered into a definitive agreement with FCB I Holdings Inc. (“FCB”), a newly formed company which is controlled by Footstar Corporation, under which FCB, through a wholly-owned subsidiary, would acquire all of the outstanding common stock of CPEX for $27.25 per share in cash.  The transaction price represented a premium of 11% over the Company’s closing stock price on January 3, 2011 and a 142% premium over the price of CPEX shares on January 7, 2010, the day prior to the date a third party publicly stated its intention to make an unsolicited offer for the Company. The transaction was initially unanimously approved by the Company’s Board of Directors, and subsequently was approved by CPEX stockholders on March 24, 2011.  The closing of the transaction occurred on April 5, 2011.  Upon closing of the transaction, CPEX became a wholly-owned subsidiary of FCB and its common stock ceased to trade on the NASDAQ Capital Market.  The Company is a predecessor to Footstar Corp.

Footstar Corporation, a wholly-owned subsidiary of Footstar, Inc., a public company, holds an 80.5% equity interest in FCB.

The Company is subject to a number of risks common to companies in the life sciences industry. Principal among these risks are the uncertainties of the drug development process, technological innovations, development of the same or similar technological innovations by the Company’s competitors, protection of proprietary technology, compliance with government regulations and approval requirements, uncertainty of market acceptance of products, dependence on key individuals, product liability, and the need to obtain additional financing necessary to fund future operations.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and reflect the accounts of the Company and its subsidiary.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  In the opinion of Company’s management, all adjustments that are of a normal recurring nature, considered necessary for fair presentation, have been included in the accompanying condensed consolidated financial statements.  These unaudited condensed consolidated financial statements for the interim period are not necessarily indicative of results for the full year.  For further information, refer to the consolidated financial statements and notes thereto included in the Company’s audited financial statements included herein for the year ended December 31, 2010.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, CPEX Park, LLC.

Segment Data

The Company manages its operations on a consolidated, single segment basis for purposes of assessing performance and making operating decisions. Accordingly, the Company has only one reporting segment.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents and restricted cash

The Company considers all highly liquid investments with remaining maturities of three months or less when purchased to be cash equivalents for purposes of classification in the Condensed Consolidated Balance Sheet and the Condensed Consolidated Statement of Cash Flows. The cash and cash equivalents of CPEX include cash balances maintained in commercial bank accounts, amounts invested in overnight sweep investments and cash deposits in money market accounts. The Company’s cash balances exceed the limits of amounts insured by the Federal Deposit Insurance Corporation; however, because deposits are maintained at highly rated financial institutions management believes there is not a significant risk of loss of uninsured amounts.

Royalties receivable and allowances for doubtful accounts

The Company enters into collaboration and research agreements whereby the Company may receive milestone payments, research fees and/or royalties. Accounts receivable from these agreements are recorded at their net realizable value, generally as services are performed or as milestones and royalties are earned. When necessary, receivable balances are reported net of an estimated allowance for uncollectible accounts. Estimated uncollectible receivables are based on the amount and status of past due accounts, contractual terms with customers, the credit worthiness of customers and the history of uncollectible accounts. The Company’s royalties receivable as of April 5, 2011 and revenues for the period January 1, 2011 to April 5, 2011 are royalties due from its licensee, Auxilium for sales of Testim®. All receivables are uncollateralized and therefore subject to credit risk.

The Company did not write-off any uncollectible receivables in the period January 1, 2011 to April 5, 2011. In addition, the Company reviewed all receivable balances and concluded that no allowance for doubtful accounts was necessary as of April 5, 2011.

Fixed assets

Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the following estimated economic lives of the assets:

Years
Buildings and improvements	30
Equipment	3-7
Furniture and fixtures	5-7
Other	5

Expenditures for replacements and improvements that significantly add to productive capacity or extend the useful life of an asset are capitalized, while expenditures for maintenance and repairs are charged to operations as incurred. When assets are sold or retired, the cost of the asset and the related accumulated depreciation are removed from the accounts and any gain or loss is recognized currently.

Intangible assets

Costs incurred in connection with acquiring licenses, patents, and other proprietary rights related to the business of the Company are capitalized as intangible assets. These assets are amortized on a straight-line basis for periods not exceeding fifteen years from the dates of acquisition. Such assets are reviewed whenever events or changes in circumstances indicate that the assets may be impaired, by comparing the carrying amounts to their estimated future undiscounted cash flows, and adjustments are made for any diminution in value below the carrying value. The Company did not capitalize any costs relating to acquiring patents during the period January 1, 2011 to April 5, 2011.

Revenue recognition

The Company recognizes revenue from royalties on Auxilium’s sales of Testim in accordance with the Financial Standards Accounting Board (the “FASB”) Accounting Standards Codification (“FASB ASC”) 605-10-S99-1 (Prior authoritative literature: SAB No. 104, Revenue Recognition), which requires sales to be recorded upon delivery, provided that there is evidence of a final arrangement, there are no uncertainties surrounding acceptance, title has passed, collectability is reasonably assured and the price is fixed or determinable. Since 2003, Auxilium has sold Testim to pharmaceutical wholesalers and chain drug stores, which have the right to return purchased products prior to the units being dispensed through patient prescriptions. Based on historical experience, the Company is able to reasonably estimate future product returns on sales of Testim and as a result, the Company did not defer Testim royalties for the period January 1, 2011 to April 5, 2011. Total royalty revenue recognized for the period January 1, 2011 to April 5, 2011 was approximately $5.9 million.

Employee severance expense

In connection with the transaction with FCB, as of April 5, 2011, the employment of John A. Sedor, the Company’s President and Chief Executive Officer, Robert P. Hebert, the Company’s Vice President and Chief Financial Officer, Lance Berman, the Company’s Senior Vice President and Chief Medical Officer, and Nils Bergenhem, the Company’s Vice President and Chief Scientific Officer, was terminated. Severance costs in connection with their employment termination totaled $3.4 million for the period from January 1, 2011 to April 5, 2011.  The expenses were recorded in the Condensed Consolidated Statement of Operations as follows:

For the Period January 1, 2011 to April 5, 2011
(In thousands)
General and administrative expenses	$1,844
Research and development expenses	1,548
$3,392

Fair value measurements

The carrying amounts of cash and cash equivalents, royalties receivable, accounts payable and accrued expenses approximate fair value because of their short-term nature.

FASB ASC 820-10-20 clarifies that the definition of fair value retains the exchange price notion and focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price).  The inputs used to measure fair value are categorized by a fair value hierarchy, Level 1 through Level 3, the highest priority being given to Level 1 and the lowest priority to Level 3. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available.

The following table presents the Company’s assets and liabilities measured at fair value on a recurring basis as of April 5, 2011 and the amounts as they correspond to the respective level within the fair value hierarchy established by FASB ASC 820-10-50.

		Fair Value Measurements at April 5, 2011 Using:
	Total at April 5, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)
Assets:
Money market funds(1)	$5	$5	—	—
Total assets at fair value	$5	$5	—	—
____________
(1)	Included in cash and cash equivalents in the accompanying consolidated balance sheet.

Research and development

Research and development expenses consist primarily of compensation and related benefits for research and development personnel, costs associated with the clinical trials of the Company’s product candidates, manufacturing supplies and other development materials, costs for consultants, and various overhead costs. Research and development costs are expensed as incurred consistent with FASB Topic ASC 730 Prior authoritative literature: SFAS No. 2, Accounting for Research and Development Costs).

Provision for income taxes

Pursuant to the provisions of FASB ASC Topic 740 (Prior authoritative literature: Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes), the Company recognizes interest and penalties related to uncertain tax positions as a component of the provision for income taxes. There were no unrecognized tax positions relating to the Company.  As of April 5, 2011, the tax years 2008 through 2010 are the years that are open to examination.

Basic and diluted net income per common share

Basic and diluted net income per common share is based on the weighted average number of shares of common stock outstanding during each period in accordance with ASC Topic 260 ( Prior authoritative literature : EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities). Basic and diluted net loss per share for the period January 1, 2011 to April 5, 2011 was $0.85. Weighted average shares outstanding for the period January 1, 2011 to April 5, 2011 were approximately 2,621,000 shares.  Basic and diluted net loss per common share is computed the same for the period January 1, 2011 to April 5, 2011, since the Company reported a loss for the period, and as there were no common stock equivalents at April 5, 2011.

Share-based compensation

Prior to April 5, 2011 the Company had one share-based compensation plan, its Amended and Restated 2008 Equity Incentive Plan (the “Plan”). The Plan, which was stockholder approved, permitted awards of unrestricted common stock, restricted stock, restricted stock units, options to purchase CPEX common stock, stock appreciation rights and stock equivalents for the Company’s employees, directors and consultants. Equity awards were generally granted with an exercise price equal to the high and low trading prices of the Company’s common stock on the grant date. Equity awards generally vested ratably over one to four year periods and expired 10 years from the grant date. Shares issued upon exercise of options or upon vesting of restricted stock units were generally issued from previously unissued shares of the Company.

On April 5, 2011, pursuant to the terms of the definitive agreement with FCB, the Company terminated all offerings of its securities pursuant to its existing registration statements, all of which covered the Company’s Plan.

Prior to the Separation, all equity awards were granted by Bentley. In accordance with the Employee Matters Agreement between the Company and Bentley, upon the Separation, outstanding Bentley awards held by U.S. employees, directors and consultants were converted into an adjusted Bentley award and a CPEX award. The number of common shares underlying the CPEX awards was calculated as one-tenth of the number of common shares underlying the original Bentley awards. The price of the CPEX awards was determined by multiplying the original exercise price of the Bentley awards by the when-issued trading price of CPEX common stock on the Separation Date and then dividing that number by the closing Bentley trading price on the Separation Date. These CPEX awards were granted under the Plan.

The Company follows the provisions of Statement of FASB ASC Topic 718 (Prior authoritative literature: SFAS No. 123(R), Share-Based Payment). Compensation expense is recognized, based on the requirements of ASC Topic 718, for all share-based payments.

The fair value of options granted was calculated using the Black-Scholes option valuation model. ASC Topic 718 also requires companies to use an estimated forfeiture rate when calculating the expense for the period. The Company has applied an estimated forfeiture rate to remaining unvested awards based on historical experience in determining the expense recorded in the Company’s statement of operations. This estimate is periodically evaluated and adjusted as necessary. Ultimately, the actual expense recognized over the vesting period was for those shares that vest. See Note 6 for further discussion.

NOTE 3 — FIXED ASSETS

Fixed assets consist of the following:

April 5
2011
(In thousands)
Land	$787
Buildings and improvements	1,183
Equipment	2,047
Furniture and fixtures	256
4,273
Less-accumulated depreciation	(1,721)
$2,552

In  2010, following management’s decision not to proceed with the development of NasulinTM, our patented, intranasal insulin formulation, which incorporated CPE-215 as a permeation facilitator, management identified certain equipment related to the manufacture of Nasulin that it did not expect to use in the future. At that time, the Company determined that the plan of sale criteria as set forth in FASB ASC 360-10-45 (Prior authoritative literature: Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”), had been met. The carrying value of the manufacturing equipment, which the Company believed approximates fair value, was based upon the original acquisition cost of approximately $626,000 less continuing depreciation expense through the date that plan of sale criteria were met of approximately $109,000. The resulting carrying value of approximately $517,000 was recorded separately within other current assets on the Company’s Condensed Consolidated Balance Sheet as of December 31, 2010. The Company did not recognize any gains or losses related to this equipment during the year ended December 31, 2010. During 2011, management withdrew its plan to sell the equipment related to the manufacture of Nasulin.  As a result of this decision, in accordance with FASB ASC 360-10-35-44, the equipment was reclassified as held-for-use. Additionally, $89,000 depreciation expense has been recorded during 2011 related to these assets, which represents the expense that would have been recorded during the period they were considered held-for-sale.

Depreciation expense of approximately $148,000 has been charged to operations as a component of Depreciation and amortization expense in the Condensed Consolidated Statement of Operations for the period January 1, 2011 to April 5, 2011.

NOTE 4 — INTANGIBLE ASSETS

Intangible assets consist of the following:

April 5
2011
(In thousands)
Patents and related patent costs	$5,107
Less-accumulated amortization	(3,562)
$1,545

Amortization expense for drug licenses was approximately $118,000 for the period January 1, 2011 to April 5, 2011, and has been recorded in Depreciation and amortization expense in the accompanying Condensed Consolidated Statement of Operations.

NOTE 5 — ACCRUED EXPENSES

Accrued expenses consist of the following:

April 5
2011
(In thousands)
Accrued payroll and related taxes	$187
Accrued professional fees	97
Other accrued expenses	341
$625

NOTE 6 — EQUITY AND SHARE-BASED COMPENSATION

As previously stated, as of April 5, 2011 the Company’s one share-based compensation plan, which was stockholder approved, permitted awards of unrestricted common stock, restricted stock, restricted stock units, options to purchase CPEX common stock, stock appreciation rights and stock equivalents for the Company’s employees, directors and consultants. On June 18, 2009, the Company’s stockholders approved, among other things, the addition of 100,000 shares of common stock to the reserve of shares available for issuance under the Plan. The table below presents the Company’s option activity for the period January 1, 2011 to April 5, 2011:

	Number of Options (in 000’s)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in 000’s)
Options outstanding, January 1, 2011	330	$14.36
Granted	-
Exercised	(278)	14.06
Redeemed	(52)	15.91
Forfeited and expired	-
Options outstanding, April 5, 2011	-
Vested and expected to vest, April 5, 2011	-
Options exercisable, April 5, 2011	-

On April 5, 2011, prior to the closing of the transaction with FCB, each outstanding unvested and non-exercisable stock option became fully exercisable. At that time, options to purchase 277,886 shares of CPEX common stock were exercised on a net exercise basis, resulting in the issuance of 134,458 shares of the Company’s common stock. In addition, for options to purchase an additional 52,400 shares of common stock, the Company paid the difference between the FCB share offer price ($27.25 per share) and the option exercise price resulting in a cash outlay of approximately $594,000. The intrinsic value of option exercises in 2011 was approximately $4,258,000.

The fair value of each option award granted to employees was estimated on the date of grant using the Black-Scholes option valuation model. There were no option awards granted to employees for the period January 1, 2011 to April 5, 2011.

In addition to the stock options described above, the Company has granted restricted stock units to its employees. The common shares subject to the restricted stock units are generally issued when they vest. The table below presents the Company’s restricted stock unit activity for the period January 1, 2011 to April 5, 2011:

	Number of Restricted Stock Units (in 000’s)	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in 000’s)
Restricted stock units outstanding, January 1, 2011	19	$12.12
Granted	—
Vested (1)	(16)	11.36
Redeemed	(3)	13.58
Forfeited	—
Restricted stock units outstanding, April 5, 2011	-
Vested and expected to vest, April 5, 2011	-

(1) Includes 750 restricted stock units that have vested but for which the underlying common shares are not settled or issued.

In addition to the vesting of 15,611 RSUs, prior to closing of the acquisition transaction with FCB, the Company paid the difference between the FCB share offer price ($27.25 per share) and the RSU grant price for 21,876 RSUs, which included 18,850 previously vested RSUs for which the underlying common shares had not been settled or issued, resulting in a cash outlay of  approximately $596,000.

Share-based compensation expense relative to grants of stock options and restricted stock units for the period from January 1, 2011 to April 5, 2011 totaled $0.8 million.  The expenses were recorded in the Consolidated Statement of Operations as follows:

For the Period January 1, 2011 to April 5, 2011
(In thousands)
General and administrative expenses	$467
Research and development expenses	356
$823

No related compensation expense was capitalized as the cost of an asset and there was no impact on net cash provided by operating activities or net cash used in financing activities as a result of these share-based transactions.

Stockholder Rights Plan

Pursuant to the Rights Agreement that was adopted by the Board of Directors of the Company on June 12, 2008, the Board of Directors declared a dividend of one Right for each outstanding share of common stock payable to stockholders of record at the close of business on June 23, 2008. Each Right, when exercisable, entitled the registered holder to purchase one one-thousandth of a share of Series A preferred stock, par value $0.01 per share, at a purchase price of $100 per share, subject to adjustment. The Rights Agreement was designed to prevent a potential acquirer from gaining control of the Company without fairly compensating all of the Company’s stockholders and to protect the Company from coercive takeover attempts. The Rights would have become exercisable only if a person or group of affiliated persons beneficially acquired 15% or more of the Company’s common stock (subject to certain exceptions).

As explained in Note 1 – Description of Business, on January 4, 2011 the Company entered into a definitive agreement with FCB under which FCB will acquire all of the Company’s outstanding common stock. Accordingly, the Company’s Board of Directors amended the Rights Agreement, making it inapplicable to, among other things, the merger with FCB.

NOTE 7 — PROVISION FOR INCOME TAXES

The provision for income taxes for the period January 1, 2011 to April 5, 2011, for CPEX is as follows:

For the Period January 1, 2011 to April 5, 2011
(In thousands)
Current:
State	$(75)
Federal	(967)
Deferred:
State	138
Federal	(793)
Total benefit for income taxes	$(1,697)

A reconciliation of the income tax (benefit) provision using the federal statutory rate to the CPEX effective income tax rate is as follows:

For the Period January 1, 2011 to April 5, 2011
(In thousands)
Income tax benefits at federal statutory rates	$(1,336)
State income taxes (net of federal benefit)	139
2010 provision to tax return differences	(246)
Tax credits	(246)
Other	(8)
Total tax benefit	$(1,697)

2010 provision to tax return differences arise from recognition of certain legal and consulting expenses incurred in connection with the Company entering into a definitive agreement with FCB I Holdings Inc. (“FCB”), under which FCB, through a wholly-owned subsidiary, acquired all of the outstanding common stock of CPEX for $27.25 per share in cash.  These legal and consulting expenses had not been considered to be deductible for tax purposes in the 2010 tax provision.

The components of the CPEX deferred taxes are as follows:

April 5,
2011
(In thousands)
Deferred tax assets:
General business credit carryforwards	$1,245
Net operating loss carryforwards	949
Book/tax basis difference in assets	349
Total deferred tax assets	$2,543

Net deferred tax assets of $2,543,000 consist of $1,245,000 attributable to general business credits, 949,000 of net operating loss (NOL) carryforwards and $349,000 due to book/tax difference in assets. The general business credits are attributed to the Company’s research and development activities.  If not offset against future federal taxes, these general business credit carryforwards will expire in the tax year 2031. Since the Company experienced an ownership change on April 5, 2011, NOLs or general business credit carryforwards may be limited under Internal Revenue Code Section 382.

NOTE 8 — COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS

The Company is obligated to pay certain royalty payments upon commercialization of products using its CPE-215 technology acquired in 1999 and its intellectual property acquired in 2003. The royalties are primarily calculated based upon net sales of certain products generated by the intellectual property. As of April 5, 2011, no royalties are due under the agreements.

Legal Proceedings

In October 2008, CPEX and Auxilium Pharmaceuticals, Inc. (“Auxilium”) received notice that Upsher-Smith Laboratories, Inc. (“Upsher-Smith”) had filed an Abbreviated New Drug Application, or ANDA containing a paragraph IV certification in which Upsher-Smith certified that it believes its proposed generic version of Testim® does not infringe our patent, U.S. Patent No. 7,320,968 (“the ’968 Patent”). The ’968 Patent claims a method for maintaining effective blood serum testosterone levels for treating a hypogonadal male, and will expire in January 2025. The ’968 Patent is listed for Testim® in Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book), published by FDA. Upsher-Smith’s paragraph IV certification sets forth allegations that the ’968 Patent will not be infringed by the manufacture, use, or sale of its proposed generic product. On December 4, 2008, CPEX and Auxilium filed a Hatch-Waxman patent infringement lawsuit in the United States District Court for the District of Delaware (“the Court”) against Upsher-Smith, seeking injunctive and declaratory relief. The Court docketed this case as Civil Action No. 08-908-SLR. In June 2009, Upsher-Smith amended its answer to the complaint to include a defense and counterclaim of invalidity of the ’968 Patent, which CPEX and Auxilium have denied. A patent issued by the U.S. Patent and Trademark Office (USPTO), such as the ’968 Patent, is presumed valid. As of the date of this filing, the lawsuit remains pending; however, the case was administratively closed in December of 2011 and will remain closed until further order of the Court.

CPEX has filed continuation and divisional applications with the USPTO relating to the ‘968 patent. Six patents issued from these applications on October 27, 2009, namely U.S. Patent Nos. 7,608,605; 7,608,606; 7,608,607; 7,608,608; 7,608,609; and 7,608,610, which may provide us with further market protection. Each of these six patents has been listed in the Orange Book with respect to Testim®.

CPEX is committed to protecting its intellectual property rights and will vigorously pursue the Hatch-Waxman patent infringement lawsuit against Upsher-Smith. However, if CPEX is unsuccessful in obtaining an injunction to keep Upsher-Smith’s proposed version of Testim® off the market until the patent protection expires, or in defending the ‘968 Patent covering Testim®, sales of Testim® and CPEX’s royalties relating to Testim® sales will be materially reduced.

Agreement for a Potential Joint Venture

On March 17, 2009, the Company signed an agreement with Heights Partners, LLC (“Heights”) to evaluate the desirability for the Company to enter into a joint venture arrangement with Heights for the development of specified product candidates. Under the agreement, the parties evaluated several product candidates and on October 15, 2009, the Company advised Heights that it had selected two products for the collaboration. Under the terms of the agreement, the parties had to execute a joint venture or other contractual arrangement within 90 days, or by January 13, 2010, to conduct such collaboration. This deadline was later extended by the parties, most recently until November 30, 2010. Under the agreement, the Company paid $300,000 to Heights as an advance against its initial contribution to the potential joint venture. This payment was evidenced by a promissory note payable by Heights to CPEX and secured by a first priority security interest in Height’s intellectual property, including, without limitation, patents, patent applications and know-how relating to any of several specified product development projects, all licenses and other agreements with respect to the foregoing and all proceeds received by Heights from the sale or license of any of such intellectual property or products covered by any such intellectual property. Under the terms of the agreement as amended, the promissory note, which is included in non-current assets in the accompanying Consolidated Balance Sheet as of April 5, 2011, together with interest, was originally due in October 2009. The due date of the promissory note was later extended, most recently until November 30, 2010, the same deadline as for the execution of a joint venture agreement, if any. Under the terms of the agreement as amended, upon execution of a joint venture or other contractual arrangement, Heights would contribute the amounts payable under the note to the joint venture as the Company’s initial investment in the joint venture or other arrangement.  The agreement, as amended, provides that if the parties were unable to execute a joint venture agreement by November 30, 2010, all amounts advanced by the Company would become payable by Heights to the Company and either party would have the right to seek to terminate the obligation to form the joint venture. This deadline passed without both parties agreeing to an extension.  As a result, the initial contribution of $300,000, which is included in Notes receivable in the accompanying Condensed Consolidated Balance Sheet as of April 5, 2011, together with interest, became due. Notwithstanding the terms of the promissory note, to date Heights has declined to make payment of the principal or interest relating to such note.  The Company intends to vigorously pursue collection of the promissory note and believes it is collectible under the original agreement.

CPEX PHARMACEUTICALS, INC. AND SUBSIDIARY (PREDECESSOR COMPANY)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
CPEX Pharmaceuticals, Inc.
Exeter, New Hampshire

We have audited the accompanying consolidated balance sheets of CPEX Pharmaceuticals, Inc. and its subsidiary (Predecessor Company) (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have nor were we engaged to perform an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of CPEX Pharmaceuticals, Inc. and its subsidiary as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP
Boston, Massachusetts
March 31, 2011

CPEX PHARMACEUTICALS, INC. AND SUBSIDIARY (PREDECESSOR COMPANY)

CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$22,157	$13,695
Accounts receivable	6,428	5,289
Prepaid expenses and other current assets	701	582
Short-term deferred tax assets	306	—
Total current assets	29,592	19,566
Non-current assets:
Fixed assets, net	2,183	2,938
Intangible assets, net	1,663	2,211
Restricted cash	—	1,000
Note receivable	327	311
Long-term deferred tax assets	1,582	—
Other	—	17
Total non-current assets	5,755	6,477
Total assets	$35,347	$26,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$697	$1,374
Income taxes payable	1,535	—
Accrued expenses	1,445	1,633
Total current liabilities	3,677	3,007
Commitments and contingencies (Note 10)
Stockholders’ equity:
Series A preferred stock, $1.00 par value, authorized 1,000 shares, issued and outstanding, none	—	—
Common stock, $0.01 par value, authorized 35,000 shares, issued and outstanding, 2,617 and 2,537 shares at December 31, 2010 and December 31, 2009, respectively	26	25
Additional paid-in capital	28,760	26,765
Retained earnings (accumulated deficit)	2,884	(3,754)
Total stockholders’ equity	31,670	23,036
Total liabilities and stockholders’ equity	$35,347	$26,043

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

CPEX PHARMACEUTICALS, INC. AND SUBSIDIARY (PREDECESSOR COMPANY)

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Year Ended December 31,
	2010	2009
Revenues:
Royalties and other revenue	$23,297	$18,658
Operating expenses:
General and administrative	8,777	8,867
Research and development	7,510	12,291
Depreciation and amortization	702	699
Total operating expenses	16,989	21,857
Income (loss) from operations	6,308	(3,199)
Other income (expenses):
Interest income	101	162
Interest expense	(2)	(3)
Other, net	1	—
Income (loss) before taxes	6,408	(3,040)
Provision (benefit) for income taxes	(230)	—
Net income (loss)	$6,638	$(3,040)
Net income (loss) per common share:
Basic	$2.57	$(1.21)
Diluted	$2.46	$(1.21)
Weighted average common shares outstanding:
Basic	2,578	2,511
Diluted	2,699	2,511

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

CPEX PHARMACEUTICALS, INC. AND SUBSIDIARY (PREDECESSOR COMPANY)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands)

	$0.01 Par Value Common Stock		Additional Paid-In	Retained Earnings (Accumulated		Other Comprehensive
	Shares	Amount	Capital	Deficit)	Total	Income (loss)

Balance at December 31, 2008	2,484	$25	$24,532	$(714)	$23,843	$—
Net loss	—	—	—	(3,040)	(3,040)	(3,040)
Share-based compensation	—	—	1,764	—	1,764	—
Issuance of common stock in lieu of cash as 401(k) matching contributions	18	—	172	—	172	—
Issuance of common stock in lieu of cash compensation	30	—	293	—	293	—
Exercise of stock options and vesting of restricted stock units	5	—	4	—	4	—
Balance at December 31, 2009	2,537	25	26,765	(3,754)	23,036	(3,040)
Net income	—	—	—	6,638	6,638	6,638
Share-based compensation	—	—	1,096	—	1,096	—
Issuance of common stock in lieu of cash as 401(k) matching contributions	7	1	141	—	142	—
Exercise of stock options and vesting of restricted stock units	73	—	636	—	636	—
Excess tax benefits from share-based awards	—	—	122	—	122	—
Balance at December 31, 2010	2,617	$26	$28,760	$2,884	$31,670	$3,598

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

CPEX PHARMACEUTICALS, INC. AND SUBSIDIARY (PREDECESSOR COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Year Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$6,638	$(3,040)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	702	699
Share-based compensation expense	1,096	1,764
Deferred taxes	(1,888)	—
Issuance of common stock in lieu of cash as 401(k) matching contributions	142	172
Excess tax benefits from share-based awards	(122)	—
Non-cash charge for write-down of intangible assets	98	—
Changes in operating assets and liabilities:
Receivables	(1,139)	(844)
Prepaid expenses and other current assets	383	(10)
Other assets	17	(9)
Accounts payable and accrued expenses	(865)	670
Income taxes payable	1,657	—
Net cash provided by (used in) operating activities	6,719	(598)
Cash flows from investing activities:
Additions to fixed assets	(15)	(398)
Additions to intangible assets	—	(224)
Note receivable	—	(300)
Restricted cash	1,000	—
Net cash provided by (used in) investing activities	985	(922)
Cash flows from financing activities:
Proceeds from the exercise of stock options	636	4
Excess tax benefits from share-based awards	122	—
Net cash provided by financing activities	758	4
Net increase (decrease) in cash and cash equivalents	8,462	(1,516)
Cash and cash equivalents at beginning of year	13,695	15,211
Cash and cash equivalents at end of year	$22,157	$13,695
Cash paid for interest	$2	$3
Cash paid for income taxes	$—	$—
Supplemental Disclosures of Non-Cash Financing and Investing Activities
The Company has issued common stock in lieu of cash to its executive officers and other employees as a portion of their 2008 bonus during the year as follows:
Shares	—	30
Amount	$—	$293

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

CPEX PHARMACEUTICALS, INC. AND SUBSIDIARY (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — DESCRIPTION OF BUSINESS

CPEX Pharmaceuticals, Inc. (which may be referred to as “CPEX” or the “Company”) was incorporated in 2007 in the State of Delaware and has one wholly-owned subsidiary, CPEX Park, LLC.  CPEX is an emerging specialty pharmaceutical company in the business of research and development of pharmaceutical products utilizing its validated drug delivery platform technology.  The Company was initially the drug delivery business of Bentley Pharmaceuticals, Inc. (referred to as “Bentley”) which was spun off in June 2008 in connection with the sale of Bentley’s remaining business.  Shares of CPEX stock were distributed to Bentley stockholders after the close of business on June 30, 2008 by means of a stock dividend (the “Separation”).  Each Bentley stockholder of record on June 20, 2008 received one CPEX share for every ten shares of Bentley common stock.  Bentley has no ownership interest in CPEX subsequent to the spin-off.

The CPEX platform drug delivery technology is based upon CPE-215®, which enhances permeation and absorption of pharmaceutical molecules across biological membranes such as the skin, nasal mucosa and eye.

The first product of CPEX is Testim®, a gel for testosterone replacement therapy that is a formulation of CPE-215 with testosterone.  Testim is licensed to Auxilium Pharmaceuticals, Inc. which is currently marketing the product in the United States, Europe and other countries.

On January 4, 2011, the Company announced that it had entered into a definitive agreement with FCB I Holdings Inc. (“FCB”), a newly formed company which is controlled by Footstar Corporation, under which FCB, through a wholly-owned subsidiary, will acquire all of the Company’s outstanding common stock for $27.25 per share in cash.  The transaction was initially approved by CPEX’s Board of Directors and was subsequently approved by CPEX’s stockholders on March 24, 2011.  The closing of the transaction is subject to the satisfaction of customary closing conditions, provided, the closing of the transaction may not occur prior to April 4, 2011.  See Note 9 — Subsequent Events for additional information.

The Company is subject to a number of risks common to emerging companies in the life sciences industry.  Principal among these risks are the uncertainties of the drug development process, technological innovations, development of the same or similar technological innovations by the Company’s competitors, protection of proprietary technology, compliance with government regulations and approval requirements, uncertainty of market acceptance of products, dependence on key individuals, product liability, and the need to obtain additional financing necessary to fund future operations.  Pending completion of the merger agreement with FCB, the Company’s growth may be dependent upon the successful commercialization of new products and partnering arrangements.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and reflect the accounts of the Company and its subsidiary.  All intercompany accounts and transactions have been eliminated.  In the accompanying Consolidated Statements of Changes in Stockholders’ Equity for the year ended December 31, 2009, 18,000 shares and $172,000 has been reclassified from Share-based compensation to Issuance of common stock in lieu of cash as 401(k) matching contributions to conform to the current period’s presentation.  Additionally, in the accompanying Consolidating Balance Sheet as of December 31, 2009, $11,000 has been reclassified from Prepaid expenses and other current assets to Notes receivable to conform to the current period’s presentation.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, CPEX Park, LLC.

Segment Data

The Company manages its operations on a consolidated, single segment basis for purposes of assessing performance and making operating decisions.  Accordingly, the Company has only one reporting segment.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and cash equivalents and restricted cash

The Company considers all highly liquid investments with remaining maturities of three months or less when purchased to be cash equivalents for purposes of classification in the Consolidated Balance Sheets and the Consolidated Statements of Cash Flows.  The cash and cash equivalents of CPEX include cash balances maintained in commercial bank accounts, amounts invested in overnight sweep investments and cash deposits in money market accounts.  The Company’s cash balances exceed the limits of amounts insured by the Federal Deposit Insurance Corporation; however, because deposits are maintained at highly rated financial institutions management believes there is not a significant risk of loss of uninsured amounts.  At December 31, 2010, the Company’s cash and cash equivalents balance totaled $22.2 million.

In connection with intellectual property in-licensed in 2003, the Company obtained a renewable, irrevocable letter of credit in the amount of $1.0 million in favor of the assignor to guarantee future royalty payments by the Company.  This letter of credit expired on June 30, 2010, and was not renewed by the Company.  The $1.0 million used to secure the letter of credit had been classified as Restricted cash in the Consolidated Balance Sheet as of December 31, 2009.

Accounts receivable and allowances for doubtful accounts

The Company enters into collaboration and research agreements whereby the Company may receive milestone payments, research fees and/or royalties.  Accounts receivable from these agreements are recorded at their net realizable value, generally as services are performed or as milestones and royalties are earned.  When necessary, receivable balances are reported net of an estimated allowance for uncollectible accounts.  Estimated uncollectible receivables are based on the amount and status of past due accounts, contractual terms with customers, the credit worthiness of customers and the history of uncollectible accounts.  The Company’s accounts receivable and revenues are primarily royalties due from its licensee, Auxilium for sales of Testim®.  Testim royalties represented substantially all of the accounts receivable as of December 31, 2010 and 2009 and substantially all of the revenues in the years ended December 31, 2010 and 2009.  All receivables are uncollateralized and therefore subject to credit risk.

The Company did not write-off any uncollectible receivables in the years ended December 31, 2010 and 2009.  In addition, the Company reviewed all receivable balances and concluded that no allowance for doubtful accounts was necessary as of December 31, 2010.

Fixed assets

Fixed assets are stated at cost.  Depreciation is computed using the straight-line method over the following estimated economic lives of the assets:

Years
Buildings and improvements	30
Equipment	3-7
Furniture and fixtures	5-7
Other	5

Expenditures for replacements and improvements that significantly add to productive capacity or extend the useful life of an asset are capitalized, while expenditures for maintenance and repairs are charged to operations as incurred.  Leasehold improvements are amortized over the lesser of the useful life of the assets or over the life of the respective lease.  When assets are sold or retired, the cost of the asset and the related accumulated depreciation are removed from the accounts and any gain or loss is recognized currently.

Intangible assets

Costs incurred in connection with acquiring licenses, patents, and other proprietary rights related to the business of the Company are capitalized as intangible assets.  These assets are amortized on a straight-line basis for periods not exceeding fifteen years from the dates of acquisition.  Such assets are reviewed whenever events or changes in circumstances indicate that the assets may be impaired, by comparing the carrying amounts to their estimated future undiscounted cash flows, and adjustments are made for any diminution in value below the carrying value.  The Company did not capitalize any costs relating to acquiring patents during the year ended December 31, 2010.  During the year ended December 31, 2010, the Company recorded $98,000 related to the write-down of certain intangible assets related to a license and collaboration agreement with a third-party for intranasal insulin in certain non-U.S countries.  Impairment losses related to intangible assets are included in research and development expenses in the accompanying Consolidated Statements of Operations.  During the year ended December 31, 2009, the Company capitalized approximately $224,000 relating to acquiring patents and did not record any impairment losses.  At December 31, 2010, the Company has also reassessed the useful lives of its remaining intangible assets and has determined that the estimated useful lives are appropriate for determining amortization expense.

Revenue recognition

The Company recognizes revenue from royalties on Auxilium’s sales of Testim in accordance with the Financial Standards Accounting Board (the “FASB”) Accounting Standards Codification (“FASB ASC”) 605-10-S99-1 (Prior authoritative literature:  SAB No. 104, Revenue Recognition), which requires sales to be recorded upon delivery, provided that there is evidence of a final arrangement, there are no uncertainties surrounding acceptance, title has passed, collectability is reasonably assured and the price is fixed or determinable. Since 2003, Auxilium has sold Testim to pharmaceutical wholesalers and chain drug stores, which have the right to return purchased products prior to the units being dispensed through patient prescriptions.  Based on historical experience, the Company is able to reasonably estimate future product returns on sales of Testim and as a result, the Company did not defer Testim royalties for the years ended December 31, 2010 and 2009.  Total royalty revenues recognized for the years ended December 31, 2010 and 2009 were $23.3 million and $18.6 million, respectively.

Fair value measurements

On January 1, 2007, the Company adopted FASB ASC Topic 820 (Prior authoritative literature:  SFAS No. 157, “Fair Value Measurements”), which provides guidance for measuring the fair value of assets and liabilities, and requires expanded disclosures about fair value measurements.  FASB ASC 820-10-35-9 indicates that fair value should be determined based on the assumptions marketplace participants would use in pricing the asset or liability, and provides additional guidelines to consider in determining the market-based measurement.  The adoption of FASB ASC Topic 820 did not have a material impact on the Company’s consolidated financial statements.  The carrying amounts of cash and cash equivalents, trade receivables, accounts payable and accrued expenses approximate fair value because of their short-term nature.  FASB ASC 820-10-20 clarifies that the definition of fair value retains the exchange price notion and focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price).  FASB ASC 820-10-35 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, therefore a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability including assumptions about risk, the effect of sale or use restrictions on an asset and non-performance risk including an entity’s own credit risk relative to a liability.  FASB ASC 820-10-35 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).  FASB ASC 820-10-35-6 emphasizes that valuation techniques should maximize the use of observable inputs and minimize the use of unobservable inputs.

The additional disclosure requirements of FASB ASC 820-10-50 focus on the inputs used to measure fair value and for recurring fair value measurements using significant unobservable inputs and the effect of the measurement on earnings (or changes in net assets) for the reporting period.  Inputs are categorized by a fair value hierarchy, Level 1 through Level 3, the highest priority being given to Level 1 and the lowest priority to Level 3.  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.  Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.  Level 3 inputs are unobservable inputs for the asset or liability.  Unobservable inputs shall be used to measure fair value to the extent that observable inputs are not available.

The following tables present the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and the amounts as they correspond to the respective level within the fair value hierarchy established by FASB ASC 820-10-50.

	Fair Value Measurements at December 31, 2010 Using:
	Total at December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In thousands)

Assets:
Money market funds(1)	$20,922	$20,922	—	—
Total assets at fair value	$20,922	$20,922	—	—
________________
(1) Included in cash and cash equivalents in the accompanying consolidated balance sheet.

Research and development

Research and development expenses consist primarily of costs associated with the clinical trials of the Company’s product candidates, manufacturing supplies and other development materials, compensation and related benefits for research and development personnel, costs for consultants, and various overhead costs.

Research and development costs are expensed as incurred consistent with FASB Topic ASC 730 (Prior authoritative literature:  SFAS No. 2, Accounting for Research and Development Costs).

Clinical trial expenses

Clinical trial expenses, which are reflected in research and development expenses, result from obligations under contracts with vendors, consultants, and clinical sites in connection with conducting clinical trials.  The financial terms of these contracts are subject to negotiations which vary from contract to contract and may result in cash flows which are not consistent with the periods in which materials or services are provided.  In accordance with FASB ASC 830-20-25-13 (Prior authoritative literature:  Emerging Issues Task Force Issue No. 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities), these costs are capitalized upon payment and recognized as an expense according to the progress of each trial as measured by patient progression and the timing of various aspects of the trial.  The progress of the trials, including the level of services performed, is determined based upon discussions with internal personnel as well as outside service providers.

Provision for income taxes

The Company adopted the provisions of FASB ASC Topic 740 (Prior authoritative literature:  Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes).  The purpose of ASC Topic 740 is to clarify and set forth consistent rules for accounting for uncertain tax positions by requiring the application of a “more likely than not” threshold for the recognition and derecognition of tax positions.  The adoption of ASC Topic 740 did not have a material effect on the Company’s financial statements.  The Company recognizes interest and penalties related to uncertain tax positions as a component of the provision for income taxes.  There were no unrecognized tax positions relating to the Company at the date of adoption.

In 2010, the Company reported operating profits that have utilized all previously reported Federal and state net operating loss carryforwards.  In addition, as CPEX management has determined that it is more likely than not that it will realize its net deferred tax assets for which it has previously recorded a valuation allowance, the Company reversed its valuation allowance against its deferred taxes.  Previous to 2010 as future operating profits could not be reasonably assured, no tax benefit was recorded for net deferred taxes.  Accordingly, CPEX had established a valuation allowance equal to the full amount of the deferred tax assets.  In addition, no tax benefit had been recorded for the losses generated by CPEX in the year ended December 31, 2009.

Comprehensive income and loss

The Company had no components of comprehensive income or loss other than its net income or loss for the periods presented.

Basic and diluted net income per common share

Basic and diluted net income per common share is based on the weighted average number of shares of common stock outstanding during each period in accordance with ASC Topic 260 (Prior authoritative literature :  EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities).  The effect of the Company’s outstanding stock options and restricted stock units were considered in the diluted net income per share calculation for the year ended December 31, 2010.

The following is a reconciliation between basic and diluted net income per common share for the twelve months ended December 31, 2010.  Dilutive securities issuable for the twelve months ended December 31, 2010 included approximately 121,000 dilutive incremental shares issuable as a result of various stock options and unvested restricted stock units that were outstanding.

For the year ended December 31, 2010 (in thousands, except per share data):

	Basic EPS	Effect of Dilutive Securities	Diluted EPS
Net income	$6,638	$—	$6,638
Weighted average common shares outstanding	2,578	121	2,699
Net income per common share	$2.57	$—	$2.46

Basic and diluted net loss per share for the twelve months ended December 31, 2009 was $1.21.  Weighted average shares outstanding for the year ended December 31, 2009 were approximately 2,511,000 shares.  Excluded from the diluted earnings per share presentation for the year ended December 31, 2009 were 509,925 common stock equivalents, which includes stock options and restricted stock units as the incremental effect of those shares would have been anti-dilutive in that period.

Share-based compensation

As of December 31, 2010 the Company had one share-based compensation plan, its Amended and Restated 2008 Equity Incentive Plan (the “Plan”).  The Plan, which is stockholder approved, permits awards of unrestricted common stock, restricted stock, restricted stock units, options to purchase CPEX common stock, stock appreciation rights and stock equivalents for the Company’s employees, directors and consultants.  Equity awards are generally granted with an exercise price equal to the high and low trading prices of the Company’s common stock on the grant date.  Equity awards generally vest ratably over one to four year periods and expire 10 years from the grant date.  Shares issued upon exercise of options or upon vesting of restricted stock units are generally issued from previously unissued shares of the Company.

Prior to the Separation, all equity awards were granted by Bentley.  In accordance with the Employee Matters Agreement between the Company and Bentley, upon the Separation, outstanding Bentley awards held by U.S. employees, directors and consultants were converted into an adjusted Bentley award and a CPEX award.  The number of common shares underlying the CPEX awards was calculated as one-tenth of the number of common shares underlying the original Bentley awards.  The price of the CPEX awards was determined by multiplying the original exercise price of the Bentley awards by the when-issued trading price of CPEX common stock on the Separation Date and then dividing that number by the closing Bentley trading price on the Separation Date.  These CPEX awards were granted under the Plan.

The Company follows the provisions of Statement of FASB ASC Topic 718 (Prior authoritative literature:  SFAS No. 123(R), Share-Based Payment).  Compensation expense is recognized, based on the requirements of ASC Topic 718, for all share-based payments.

The fair value of options granted was calculated using the Black-Sholes option valuation model.  ASC Topic 718 also requires companies to use an estimated forfeiture rate when calculating the expense for the period.  The Company has applied an estimated forfeiture rate to remaining unvested awards based on historical experience in determining the expense recorded in the Company’s Statement of Operations.  This estimate is periodically evaluated and adjusted as necessary.  Ultimately, the actual expense recognized over the vesting period will only be for those shares that vest.  See Note 7 for further discussion.

Recently issued accounting pronouncements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06 for Fair Value Measurements and Disclosures (Topic 820):  Improving Disclosures about Fair Value Measurements.  This Update requires new disclosures for transfers in and out of Level 1 and 2 and activity in Level 3.  This Update also clarifies existing disclosures for level of disaggregation and about inputs and valuation techniques.  The new disclosures are effective for interim and annual periods beginning after December 15, 2009, except for the Level 3 disclosures, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those years.  Other than requiring additional disclosures, adoption of this new guidance did not have a material impact on the Company’s financial statements and is not expected to have a significant impact on the reporting of the Company’s financial condition or results of operations.

In April 2010, the FASB issued ASU No. 2010-17, Revenue Recognition — Milestone Method, which provides guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate.  Under the milestone method of revenue recognition, consideration that is contingent upon achievement of a milestone in its entirety can be recognized as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive.  This standard provides the criteria to be met for a milestone to be considered substantive which include that:  a) performance consideration earned by achieving the milestone be commensurate with either performance to achieve the milestone or the enhancement of the value of the item delivered as a result of a specific outcome resulting from performance to achieve the milestone; and b) relate to past performance and be reasonable relative to all deliverables and payment terms in the arrangement.  This standard is effective on a prospective basis for milestones in fiscal years beginning on or after June 15, 2010.  The adoption of this new guidance did not have a material impact on our financial statements and is not expected to have a significant impact on the reporting of our financial condition or results of operations.

In December 2010, the FASB issued ASU No. 2010-29, Business Combinations (Topic 805) (“ASU 2010-29”).  ASC Topic 350 (Prior authoritative literature:  FASB Staff Position (“FSP”) 142-3, Determination of the Useful Life of Intangible Assets) has required pro forma revenue and earnings disclosure requirements for business combinations.  ASU 2010-29 clarifies the requirements for disclosure of supplementary pro forma information for business combinations.  The amendments in this Update specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only.  The amendments in this Update also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings.  The modifications to ASC Topic 805 resulting from the issuance of ASU 2010-28 are effective for fiscal years beginning after December 15, 2010 and interim periods within those years.  Early adoption is permitted.  The Company believes that the impact, if any, the application of the amendments in ASU 2010-29 may have on its financial statements will not be significant.

In June 2009, the FASB issued ASC Topic 810 (Prior authoritative literature:  Statement of Financial Accounting Standards No. 167, “Amendments to FASB Interpretation No. 46(R),”), which improves financial reporting by enterprises involved with variable interest entities.  ASC 810 addresses (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, as a result of the elimination of the qualifying special-purpose entity concept in SFAS 166 and (2) concerns about the application of certain key provisions of FIN 46(R), including those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. The Company adopted this topic as of January 1, 2010 and determined that the adoption did not have a material impact on its consolidated financial statements.

In June 2009, the FASB issued ASC Topic 860 (Prior authoritative literature:  issued SFAS No. 166, “Accounting for Transfers of Financial Assets, an Amendment of FASB Statement No. 140”).  ASC Topic 860 prescribes the information that a reporting entity must provide in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets.  Specifically, among other aspects, ASC Topic 860 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, or SFAS No. 140, by removing the concept of a qualifying special-purpose entity from SFAS No. 140 and removes the exception from applying FASB Interpretation No. 46, Consolidation of Variable Interest Entities (revised), or FIN 46(R), to variable interest entities that are qualifying special-purpose entities.  It also modifies the financial-components approach used in SFAS No. 140.  The Company adopted this topic as of January 1, 2010 and determined that the adoption did not have a material impact on its consolidated financial statements.

NOTE 3 — RECEIVABLES

Receivables consist of the following:

	December 31,
	2010	2009
	(In thousands)
Royalties receivable	$6,428	$5,206
Other	—	83
	$6,428	$5,289

NOTE 4 — FIXED ASSETS

Fixed assets consist of the following:

	December 31,
	2010	2009
	(In thousands)
Land	$787	$787
Buildings and improvements	1,183	1,183
Equipment	1,531	2,151
Furniture and fixtures	256	248
	3,757	4,369
Less-accumulated depreciation	(1,574)	(1,431)
	$2,183	$2,938

During 2010, as a result of management’s decision not to proceed with the development of Nasulin, management identified certain equipment related to the manufacture of Nasulin that it does not expect to use in the future.  In the second quarter of 2010, the Company determined that the plan of sale criteria as set forth in FASB ASC 360-10-45 (Prior authoritative literature:  Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”), had been met.  The carrying value of the manufacturing equipment, which the Company believes approximates fair value, is based upon the original acquisition cost of approximately $626,000 less continuing depreciation expense through the date that plan of sale criteria were met of approximately $109,000.  The resulting carrying value of approximately $517,000 has been recorded separately within other current assets on the Company’s Consolidated Balance Sheets as of December 31, 2010.  The Company intends to sell this equipment, however, if it is unable to sell it under terms the Company deems acceptable, it may seek to enter a fee for use, or similar arrangement, with another party.  The Company has not recognized any gains or losses related to this equipment during the year ended December 31, 2010.

Depreciation expense of approximately $253,000 and $292,000 has been charged to operations as a component of Depreciation and amortization expense in the Consolidated Statements of Operations for the years ended December 31, 2010 and 2009, respectively.

NOTE 5 — INTANGIBLE ASSETS

	December 31,
	2010	2009
	(In thousands)
Patents and related patent costs	$5,105	$5,204
Less-accumulated amortization	(3,442)	(2,993)
	$1,663	$2,211

Amortization expense for drug licenses was approximately $449,000 and $407,000 for the years ended December 31, 2010 and 2009, respectively, and has been recorded in Depreciation and amortization expense in the accompanying Consolidated Statements of Operations.  The carrying value of approximately $1.7 million as of December 31, 2010 will be amortized over a weighted average period of 4.3 years.

Amortization expense for existing drug licenses and patents and related costs for each of the next five years and for all remaining years thereafter is estimated to be as follows:

Year Ending December 31,	Future Amortization Expense
(In thousands)
2011	$449
2012	449
2013	449
2014	81
2015	68
2016 and beyond	167
$1,663

NOTE 6 — ACCRUED EXPENSES

Accrued expenses consist of the following:

	December 31,
	2010	2009
	(In thousands)
Accrued payroll and related taxes	$772	$828
Accrued clinical costs	—	183
Accrued professional fees	307	400
Other accrued expenses	366	222
	$1,445	$1,633

NOTE 7 — EQUITY AND SHARE-BASED COMPENSATION

As previously stated, as of December 31, 2010, the Company’s one share-based compensation plan, which is stockholder approved, permits awards of unrestricted common stock, restricted stock, restricted stock units, options to purchase CPEX common stock, stock appreciation rights and stock equivalents for the Company’s employees, directors and consultants.  On June 18, 2009, the Company’s stockholders approved, among other things, the addition of 100,000 shares of common stock to the reserve of shares available for issuance under the Plan.  At December 31, 2010, approximately 519,000 shares of common stock were reserved for issuance under the Plan.  Approximately 330,000 of these shares were subject to outstanding stock options and approximately 37,000 shares were subject to outstanding restricted stock units including approximately 18,000 restricted stock units that have vested but have not been settled.  The balance of approximately 152,000 shares were available for future issuance of awards under the Plan.  The table below presents the Company’s option activity for the year ended December 31, 2010:

	Number of Options (in 000’s)	Weighted Average Exercise Price	Weighted Aggregate Remaining Contractual Term (Years)	Average Intrinsic Value (in 000’s)
Options outstanding, January 1, 2010	466	$14.78
Granted	17	15.60
Exercised	(84)	15.12
Forfeited and expired	(69)	16.60
Options outstanding, December 31, 2010	330	$14.36	7.40	$3,363
Vested and expected to vest, December 31, 2010	326	$14.36	7.39	$3,323
Options exercisable, December 31, 2010	212	$14.66	7.09	$2,097

Through December 31, 2010, options to purchase 83,748 shares of CPEX common stock were exercised.  Of this amount, 46,553 options were exercised on a net exercise basis resulting in the issuance of 22,436 shares of the Company’s common stock.  The remaining options to purchase 37,195 shares of common stock were exercised for cash resulting in proceeds to the Company of approximately $636,000.  The total intrinsic value of those option exercises in 2010 was approximately $946,000.  During the year ended December 31 2009, options to purchase approximately 2,000 shares of CPEX common stock were exercised for net cash proceeds to the Company of approximately $4,000, while the total intrinsic value of those option exercises was approximately $14,000.  The total fair value of stock options that vested during the year ended December 31, 2010 was approximately $1.1 million.

As of December 31, 2010, unrecognized compensation expense related to the unvested portion of the Company’s stock options granted to CPEX employees was approximately $635,000 and is expected to be recognized primarily in 2011.

The fair value of each option award granted to employees is estimated on the date of grant using the Black-Scholes option valuation model.  Assumptions and the resulting fair value for option awards granted by CPEX during the years ended December 31, 2010 and 2009 are provided below:

	For the Year December 31, 2010	For the Year December 31, 2009
Weighted average risk free interest rate	3.12%	2.45%
Dividend yield	0%	0%
Expected life (years)	7	7
Volatility	87.55%	85%-88%
Weighted average grant-date fair value of options granted	$12.16	$5.98

The risk-free interest rate is based on the yield curve of U.S. Treasury securities in effect at the date of the grant, having a duration commensurate with the estimated life of the award.  CPEX does not expect to declare dividends in the future.  Therefore, an annual dividend rate of 0% is used when calculating the grant date fair value of equity awards.  The expected life (estimated period of time outstanding) of options granted is estimated based on historical exercise behaviors of CPEX employees and Bentley’s U.S. employees prior to the Separation.  Shares of CPEX common stock began trading on the NASDAQ Capital Market on July 1, 2008.  Since this period of time is shorter than the expected term of the options granted, the volatility applied is the average volatility of CPEX and a peer group of comparable life science companies using daily price observations for each company over a period of time commensurate with the expected life of the respective award.  CPEX share-based awards generally vest over three years and the maximum contractual term of the awards is 10 years.

In addition to the stock options described above, the Company has granted restricted stock units to its employees.  The common shares subject to the restricted stock units are generally issued when they vest.  The table below presents the Company’s restricted stock unit activity for the twelve months ended December 31, 2010:

	Number of Restricted Stock Units (in 000’s)	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in 000’s)
Restricted stock units outstanding, January 1, 2010	32	$9.64
Granted	9	18.21
Vested(1)	(19)	11.02
Forfeited	(3)	10.31
Restricted stock units outstanding, December 31, 2010	19	$12.21	1.33	$457
Vested and expected to vest, December 31, 2009	18	$12.20	1.34	$442

(1)	Includes approximately 9,000 restricted stock units that have vested but for which the underlying common shares are not settled or issued.

As of December 31, 2010, unrecognized compensation expense related to the unvested portion of the Company’s restricted stock units granted to CPEX employees was approximately $142,000 and is expected to be recognized over a weighted average period of approximately 1.33 years.

Share-based compensation expense relative to grants of stock options and restricted stock units for the years ended December 31, 2010 and 2009 totaled approximately $1.1 million and $1.8 million, respectively.  The expenses were recorded in the Consolidated Statements of Operations as follows:

	For Year Ended December 31,
	2010	2009
	(In thousands)
General and administrative expenses	$1,018	$1,351
Research and development expenses	78	413
	$1,096	$1,764

No related compensation expense was capitalized as the cost of an asset and there was no impact on net cash provided by operating activities or net cash used in financing activities as a result of these share-based transactions.

The Company sponsors a 401(k) Plan for eligible employees (the “401k Plan”) and through the quarter ended September 30, 2010, matched eligible contributions with shares of the Company’s common stock.  Beginning in the fourth quarter of 2010, the Company began matching eligible contributions with cash rather than in stock.  In July 2008, the Company’s Board of Directors authorized and reserved 50,000 shares of common stock for the Company’s contribution to the 401(k) Plan.  As of December 31, 2010 approximately 20,000 of these shares were available for contribution to the 401(k) Plan.

Share-based compensation expense includes matching contributions to the 401(k) Plan by the Company.  For the years ended December 31, 2010 and 2009, the related expenses were recorded in the Consolidated Statements of Operations as follows:

	For Year Ended December 31,
	2010	2009
	(In thousands)
General and administrative expenses	$68	$76
Research and development expenses	74	96
	$142	$172

Stockholder Rights Plan

Pursuant to the Rights Agreement that was adopted by the Board of Directors of the Company on June 12, 2008, the Board of Directors declared a dividend of one Right for each outstanding share of common stock payable to stockholders of record at the close of business on June 23, 2008.  Each Right, when exercisable, entitles the registered holder to purchase one one-thousandth of a share of Series A preferred stock, par value $0.01 per share, at a purchase price of $100 per share, subject to adjustment.  The Rights Agreement is designed to prevent a potential acquirer from gaining control of the Company without fairly compensating all of the Company’s stockholders and to protect the Company from coercive takeover attempts.  The Rights will become exercisable only if a person or group of affiliated persons beneficially acquires 15% or more of the Company’s common stock (subject to certain exceptions).

In the event that an acquiring person became the beneficial owner of 15% or more of the then outstanding shares of common stock (except pursuant to a qualifying offer), each holder of a Right will thereafter have a right to receive, upon payment of the purchase price, shares of common stock or, in certain circumstances, cash, property, or other securities of the Company having a value (based on a formula set forth in the Rights Agreement) equal to two times the purchase price of the Right.  The Rights are not exercisable until the distribution date and will expire at the close of business on June 12, 2018, unless earlier redeemed or exchanged by the Company.

As explained in Note 1 — Description of Business, on January 4, 2011 the Company announced that it had entered into a definitive agreement with FCB under which FCB will acquire all of the Company’s outstanding common stock.  Accordingly, the Company’s Board of Directors amended the Rights Agreement, making it inapplicable to, among other things, the planned merger.

NOTE 8 — PROVISION FOR INCOME TAXES

The provisions for income taxes in 2010 and 2009 for CPEX are as follows:

	For The Year Ended December 31,
	2010	2009
Currently payable:
State	$466	$—
Federal	1,192	—
	$1,658	—

Deferred:
State	77	(158)
Federal	1,002	(1,505)
	$1,079	(1,663)
Change in valuation allowance	(2,967)	1,663
Total provision (benefit) for income taxes	$(230)	$—

A reconciliation of the income tax provision using the federal statutory rate to the CPEX effective income tax rate is as follows:

	For The Year Ended December 31,
	2010	2009
Income tax provision (benefits) at federal statutory rates	$2,179	$(1,034)
State income taxes (net of federal benefit)	384	(158)
Tax credits	(330)	(496)
Permanent differences	697	—
Other	(193)	25
Change in valuation allowance	(2,967)	1,663
Total tax benefit	$(230)	$—

Permanent differences arise from legal and consulting expenses of $1.7 million, included in general and administrative expense in the Consolidated Statement of Operations, capitalized for tax purposes, incurred in connection with the Company entering into a definitive agreement with FCB I Holdings Inc. (“FCB”), a newly formed company which is controlled by Footstar Corporation, under which FCB, through a wholly-owned subsidiary, will acquire all of the outstanding common stock of CPEX for $27.25 per share in cash. See Note 9 — Subsequent Events for additional information.  These legal and consulting expenses are not considered to be deductible for tax purposes.

The components of the CPEX deferred taxes are as follows:

	December 31,
	2010	2009
	(In thousands)
Deferred tax assets:
Share-based compensation	$1,074	$1,024
Book/tax basis difference in assets	341	309
General business credit carryforwards	167	652
Net operating loss carryforwards	—	656
Other timing differences, net	306	326
Total deferred tax assets	1,888	2,967
Valuation allowance	—	(2,967)
Deferred tax asset, net	$1,888	$—

In 2010, the Company’s reported operating profits that utilized all previously reported Federal and state net operating loss (“NOL”) carryforwards.  In addition, as CPEX management believes that it is more likely than not that it will realize its net deferred assets for which it has previously recorded a valuation allowance, the Company has eliminated its valuation allowance.  Previous to 2010, as future operating profits could not be reasonably assured, no tax benefit was recorded for net deferred taxes.  Accordingly, CPEX had established a valuation allowance equal to the full amount of the deferred tax assets.  The valuation allowance for CPEX decreased by $2,967,000 in 2010 and increased by $1,663,000 in 2009.

In 2010, net deferred tax assets of $1,888,000 consist principally of $1,074,000 attributable to stock options, $341,000 due to book/tax difference in assets and $167,000 in general business credits.  Net deferred tax assets in 2010 decreased by $1,079,000 principally to the utilization of $656,000 of net operating loss carryforwards and $427,000 of general business credits.  The 2009 increase in net deferred tax assets consists of $680,000 attributable to stock options, $496,000 in general business credits and $442,000 to NOL carryforwards.  The general business credits are attributed to the Company’s research and development activities.

As a result of the taxable income reported for the year ended December 31, 2010, the Company utilized all of its federal and state net operating loss carryforwards.  Accordingly, the Company has recorded a current tax provision of $1,658,000.  The Company did not record a tax provision for the year ended December 31, 2009 because of the taxable losses reported for the period.

For the year ended December 31, 2010, the Company realized an excess tax deduction relative to exercised stock options which reduced its current tax payable.  The impact of this excess tax deduction resulted in a net credit to additional paid in capital of $122,000.  In addition, in accordance with FASB ASC Topic 718-740-25-10, the Company has not recognized a tax benefit and a credit to paid-in capital of $58,000 related to research and development credits until these credits can reduce taxes payable.  As of December 31, 2010, the CPEX U.S. Federal general business credit carryforwards were approximately $167,000.  If not offset against future federal taxes, these general business credit carryforwards will expire in the tax years 2029 and 2030.  The Company did not experience any ownership changes during 2010 under Internal Revenue Code Section 382 that would further limit their NOLs or general business credit carryforwards.

The Company adopted the provisions of FASB ASC Topic 740 (Prior authoritative literature:  Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes).  There was no activity related to unrecognized tax benefits for the year ended December 31, 2010.

CPEX recognizes interest and penalties related to uncertain tax positions as a component of the provision for income taxes.  There were no unrecognized tax positions relating to CPEX at the date of adoption or December 31, 2010 or 2009.  As of December 31, 2010, the tax years 2009 and 2008 are the years that are open to examination.

NOTE 9 — SUBSEQUENT EVENTS

On January 4, 2011 the Company announced that it had entered into a definitive agreement with FCB I Holdings Inc. (“FCB”), a newly formed company which is controlled by Footstar Corporation, under which FCB, through a wholly-owned subsidiary, will acquire all of the outstanding common stock of CPEX for $27.25 per share in cash.  The transaction price represents a premium of 11% over the Company’s closing stock price on January 3, 2011 and a 142% premium over the price of CPEX shares on January 7, 2010, the day prior to the date a third party publicly stated its intention to make an unsolicited offer for the Company.  The transaction was initially unanimously approved by the Company’s Board of Directors, and subsequently was approved by CPEX stockholders on March 24, 2011.

The transaction is subject to the satisfaction of customary closing conditions, provided, the closing of the transaction may not occur prior to April 4, 2011.  We expect that the transaction will be completed shortly after April 4, 2011, but there can be no assurance that the closing will occur on this timeframe or at all.  Upon closing of the transaction, we will become a wholly-owned subsidiary of FCB and our common stock will cease to trade on the NASDAQ Capital Market.

Footstar Corporation, a wholly-owned subsidiary of Footstar, Inc., a public company, holds an 80.5% equity interest in FCB.

NOTE 10 — COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS

The Company is obligated to pay certain royalty payments upon commercialization of products using its CPE-215 technology acquired in 1999 and its intellectual property acquired in 2003.  The royalties are primarily calculated based upon net sales of certain products generated by the intellectual property.  As of December 31, 2010, no royalties are due under the agreements.

Legal Proceedings

In October 2008, CPEX and Auxilium Pharmaceuticals, Inc. (“Auxilium”) received notice that Upsher-Smith Laboratories, Inc. (“Upsher-Smith”) had filed an Abbreviated New Drug Application, or ANDA containing a paragraph IV certification in which Upsher-Smith certified that it believes its proposed generic version of Testim® does not infringe our patent, U.S. Patent No. 7,320,968 (“the ‘968 Patent”).  The ‘968 Patent claims a method for maintaining effective blood serum testosterone levels for treating a hypogonadal male, and will expire in January 2025.  The ‘968 Patent is listed for Testim® in Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the Orange Book), published by FDA.  Upsher-Smith’s paragraph IV certification sets forth allegations that the ‘968 Patent will not be infringed by the manufacture, use, or sale of its proposed generic product.

On December 4, 2008, CPEX and Auxilium filed a Hatch-Waxman patent infringement lawsuit in the United States District Court for the District of Delaware (“the Court”) against Upsher-Smith, seeking injunctive and declaratory relief. The Court docketed this case as Civil Action No. 08-908-SLR. In June 2009, Upsher-Smith amended its answer to the complaint to include a defense and counterclaim of invalidity of the ‘968 Patent, which CPEX and Auxilium have denied. A patent issued by the U.S. Patent and Trademark Office (USPTO), such as the ‘968 Patent, is presumed valid. As of March 2011, the lawsuit remains pending; however, the trial date has been removed from the Court’s calendar. Any final FDA approval of Upsher-Smith’s proposed generic product will be stayed until the earlier of thirty months from the date of our receipt of the paragraph IV certification (April 2011) or an adverse decision in our patent infringement lawsuit.

CPEX has filed continuation and divisional applications with the USPTO relating to the ‘968 patent.  Six patents issued from these applications on October 27, 2009, namely U.S. Patent Nos. 7,608,605; 7,608,606; 7,608,607; 7,608,608; 7,608,609; and 7,608,610, which may provide us with further market protection.  Each of these six patents has been listed in the Orange Book with respect to Testim®.

CPEX is committed to protecting its intellectual property rights and will vigorously pursue the Hatch-Waxman patent infringement lawsuit against Upsher-Smith.  However, if CPEX is unsuccessful in obtaining an injunction to keep Upsher-Smith’s proposed version of Testim® off the market until the patent protection expires, or in defending the ‘968 Patent covering Testim®, sales of Testim® and CPEX’s royalties relating to Testim® sales will be materially reduced.

Agreement for a Potential Joint Venture

As previously disclosed, on March 17, 2009, the Company signed an agreement with Heights Partners, LLC (“Heights”) to evaluate the desirability for the Company to enter into a joint venture arrangement with Heights for the development of specified product candidates.  Under the agreement, the parties evaluated several product candidates and on October 15, 2009, the Company advised Heights that it had selected two products for the collaboration.  Under the terms of the agreement, the parties had to execute a joint venture or other contractual arrangement within 90 days, or by January 13, 2010, to conduct such collaboration.  This deadline was later extended by the parties, most recently until November 30, 2010.  Under the agreement, the Company paid $300,000 to Heights as an advance against its initial contribution to the potential joint venture.  This payment was evidenced by a promissory note payable by Heights to CPEX and secured by a first priority security interest in Height’s intellectual property, including, without limitation, patents, patent applications and know-how relating to any of several specified product development projects, all licenses and other agreements with respect to the foregoing and all proceeds received by Heights from the sale or license of any of such intellectual property or products covered by any such intellectual property. Under the terms of the agreement as amended, the promissory note, which is included in non-current assets in the accompanying Consolidated Balance Sheets as of December 31, 2010, together with interest, was originally due in October 2009.  The due date of the promissory note was later extended, most recently until November 30, 2010, the same deadline as for the execution of a joint venture agreement, if any.  Under the terms of the agreement as amended, upon execution of a joint venture or other contractual arrangement, Heights would contribute the amounts payable under the note to the joint venture as the Company’s initial investment in the joint venture or other arrangement.  The agreement, as amended, provides that if the parties were unable to execute a joint venture agreement by November 30, 2010, all amounts advanced by the Company would become payable by Heights to the Company and either party would have the right to seek to terminate the obligation to form the joint venture.  This deadline passed without both parties agreeing to an extension.  As a result, the initial contribution of $300,000, which is included in Non-current assets in the accompanying Consolidated Balance Sheets as of December 31, 2010, together with interest, became due.  Notwithstanding the terms of the promissory note, Heights is disputing the amount due and has declined to make payment of the principal or interest relating to such note.  The Company intends to vigorously pursue collection of the promissory note and believes it is collectible under the original arrangement.